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TABLE OF CONTENTS
INDEX TO COMBINED FINANCIAL STATEMENTS THE MALLINCKRODT INC. BUSINESS OF PARENT

Exhibit 99.1

[                        ], 2019

Dear Mallinckrodt plc Shareholder:

        Previously, we announced plans to spin off a new company, which we have named Mallinckrodt Inc. that will hold our Specialty Generics/Active Pharmaceutical Ingredients ("API(s)") business and the AMITIZA® (lubiprostone) ("Amitiza") product. The separation will create two independent publicly traded companies—one focused on innovative specialty pharmaceutical brands, the other concentrated primarily in complex generic products and API manufacturing—each positioned to optimize future success as they pursue independent growth strategies.

        Both of these companies have businesses with industry-leading products and services. Following the separation, Mallinckrodt plc ("Parent"), which we currently intend to rename [                        ] as part of the separation, will continue to be a global developer, manufacturer and distributor of specialty branded pharmaceutical products. Mallinckrodt Inc. will be a leading supplier of complex generic pharmaceuticals, APIs and the branded product Amitiza. As independent, publicly owned companies, Parent and Mallinckrodt Inc. each will be able to pursue and focus on its own strategic and operational plans, including setting an optimal level of investment in research and development and in the operation and expansion of its businesses, and creating a business-appropriate capital structure. We anticipate that the separation will improve the ability of each of Parent and Mallinckrodt Inc. to invest in its business, pursue strategic transactions, attract and retain employees (by providing equity compensation more directly tied to business results), and enhance market recognition of each company's business with investors.

        The separation will provide current Parent shareholders with ownership interests in both Parent and Mallinckrodt Inc. The distribution of shares of Mallinckrodt Inc. to Parent shareholders is subject to certain conditions. It is intended that, for U.S. federal income tax purposes, the distribution generally will be tax-free to Parent shareholders.

        As a result of the separation, each Parent shareholder will receive one share of Mallinckrodt Inc. common stock for every [                        ] Parent ordinary shares held on [                        ], 2019, the record date for the distribution, with cash being paid in lieu of fractional shares. You do not need to take any action to receive shares of Mallinckrodt Inc. common stock to which you are entitled as a Parent shareholder. You do not need to pay any consideration or surrender or exchange your Parent ordinary shares.

        We encourage you to read the attached information statement, which is being made available to Parent shareholders who hold ordinary shares on [                        ], 2019. The information statement describes the separation in detail and contains important business and financial information about Mallinckrodt Inc.

        We believe the separation is a positive next step for our businesses and our shareholders. We remain committed to working on your behalf to continue to build long-term value.

Sincerely,

[                                    ]

Mark Trudeau
 President and Chief Executive Officer
Mallinckrodt plc

[                        ], 2019

Dear Future Mallinckrodt Inc. Shareholder:

        On behalf of the entire Mallinckrodt Inc. team, we welcome you as a future shareholder.

        We are a company that develops, manufactures, markets and distributes complex generic pharmaceuticals and APIs. Our complex generic products are predominantly sold via major wholesalers and retail drug store chains. We use our active pharmaceutical ingredient products in the manufacturing of our generic pharmaceuticals and also sell them to other pharmaceutical companies. We manufacture AMITIZA® (lubiprostone), a leading product in the branded gastrointestinal market, as well as market and distribute the product under third-party license agreements.

        As an independent company, we plan to pursue our own strategic and operational plans to drive more value by setting an optimal level of investment in research and development, strategic transactions, and in the operation and expansion of our business. We anticipate that this will improve our ability to develop innovative new products, attract and retain employees and enhance our market recognition with investors. Our focused management team is highly motivated to make a difference, as we enhance value for our customers and shareholders.

        I encourage you to learn more about us and our strategic initiatives by reading the attached information statement. We intend to apply for authorization to list our common stock on the New York Stock Exchange under the symbol "MNK."

        We look forward to meeting the needs of our customers and the patients they serve, as well as rewarding our shareholders, as we begin a new and exciting chapter for our company.

Sincerely,

[                                    ]

Matthew Harbaugh
 President and Chief Executive Officer
Mallinckrodt Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated March 25, 2019

INFORMATION STATEMENT

Mallinckrodt Inc.

        This information statement is being furnished in connection with the distribution of shares of common stock of Mallinckrodt Inc., which will hold the Specialty Generics/Active Pharmaceutical Ingredients business and the AMITIZA® (lubiprostone) ("Amitiza") product of Mallinckrodt plc ("Parent"), to Parent's shareholders.

        For every [            ] ordinary shares of Parent held of record by you as of the close of business on [                    ], 2019, the record date for the distribution (the "record date"), you will receive one share of Mallinckrodt Inc. common stock. You will receive cash in lieu of any fractional shares of Mallinckrodt Inc. common stock which you otherwise would have received after application of the above ratio. We expect shares of our common stock to be distributed to you on [                    ], 2019. We refer to the date of the distribution of shares of our common stock as the "distribution date." As discussed under "The Separation—Trading Between the Record Date and Distribution Date," if you sell your ordinary shares of Parent in the "regular-way" market after the record date and before the distribution date, you also will be selling your right to receive shares of Mallinckrodt Inc. common stock in connection with the separation.

        The distribution is intended to be generally tax-free to Parent shareholders for U.S. federal income tax purposes. The distribution is subject to certain conditions, as further discussed under "The Separation—Conditions to the Distribution."

        No vote of Parent's shareholders is required in connection with the separation. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the separation. Parent will submit a proposal to change Parent's name to [            ] for a vote at the annual general meeting of Parent shareholders to be held in 2019, but neither the occurrence nor the outcome of this vote is a condition to the completion of the separation or the distribution. You do not need to pay any consideration, exchange or surrender your existing ordinary shares of Parent or take any other action to receive your shares of Mallinckrodt Inc. common stock.

        There is no current trading market for shares of our common stock, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the record date for the distribution, and we expect "regular-way" trading of shares of our common stock to begin on the first trading day following the completion of the separation and distribution. We intend to apply for authorization to list our common stock on the New York Stock Exchange ("NYSE") under the symbol "MNK." It is currently intended that Parent will be renamed "[            ]" and will change its ticker symbol from "MNK" to "[            ]".

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and, as such, we are allowed to provide (and have provided) in this information statement more limited disclosures than those that would be required of a registrant that does not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws, such as the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See "Summary—Emerging Growth Company Status."

        In reviewing this information statement, you should carefully consider the matters described under "Risk Factors" beginning on page 21.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        This document is not a prospectus within the meaning of the Prospectus Directive (2003/71/EC) (as amended) and the Prospectus Regulation 2017/1129. No offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to the above directive or any transposing instrument thereof. This document has not been approved or reviewed by or registered with any competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the Markets in Financial Instruments Directive (2014/65/EU). Neither Parent nor Mallinckrodt Inc. is an authorized investment firm within the meaning of the Markets in Financial Instruments Directive (2014/65/EU) or any transposing instrument thereof and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

The date of this information statement is [                    ], 2019.

        This information statement will be made publicly available on or about [                    ], 2019, and notice of this information statement's availability will be first sent to Parent's shareholders on or about [                    ], 2019.

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires:

  •
  The information included in this information statement about Mallinckrodt Inc. assumes the completion of all of the transactions referred to in this information statement in connection with the separation.

  •
  References in this information statement to "Mallinckrodt Inc.," "we," "us," "our," "our company" and "the company" refer to Mallinckrodt Inc., a Delaware corporation, and its combined subsidiaries.

  •
  References in this information statement to "Parent" refer to Mallinckrodt plc, an Irish public limited company, and its consolidated subsidiaries, including Mallinckrodt Inc. and its combined subsidiaries prior to completion of the distribution. It is currently intended that Mallinckrodt plc will be renamed [          ]. Throughout this information statement, for purposes of simplicity, Mallinckrodt plc (whether before or after it is renamed [          ]) is referred to as "Parent."

  •
  References in this information statement to the "Mallinckrodt Inc. Business" refer to Parent's Specialty Generics/Active Pharmaceutical Ingredients business, the Amitiza product and certain other assets and liabilities of Parent, in each case as further described herein.

  •
  References in this information statement to the "separation" refer to the separation of the Mallinckrodt Inc. Business from Parent's other businesses and the creation, as a result of the

i

    distribution, of an independent, publicly traded company, Mallinckrodt Inc., to hold the assets and liabilities associated with the Mallinckrodt Inc. Business from and after the distribution.

  •
  References in this information statement to the "distribution" refer to the dividend on Parent ordinary shares outstanding as of the close of business on the record date that will be satisfied by Mallinckrodt Inc.'s issuance of shares of our common stock to the persons entitled to receive the dividend.

  •
  References in this information statement to Mallinckrodt Inc.'s historical business and operations refer to the business and operations of the Mallinckrodt Inc. Business as it was historically managed as part of Parent prior to completion of the separation.

  •
  References in this information statement to "dollar" or "$" refer to the U.S. dollar.

Trademarks and Trade Names

        We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Two of the more important trademarks that we own or have rights to use that appear in this information statement are "Mallinckrodt" and "AMITIZA®," which are registered trademarks or the subject of pending trademark applications in the U.S. and other jurisdictions. Solely for convenience, we only use the TM or ® symbols the first time any trademark or trade name is mentioned. Such references are not intended to indicate in any way that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks and trade names. Each trademark or trade name of any other company appearing in this information statement is, to our knowledge, owned by such other company.

 Use of Certain Terms

        The following is a list indicating the pages of this information statement on which certain terms that we use in this information statement are defined:

$	ii, 8	FCPA	33, 68
AAA	F-27	FDA	9, 58
ADHD	9, 56	FFDCA	30, 63
Amitiza	Cover, 8, 56, 73, F-7, Cover	FFS	F-43
Amneal	F-41	financial statements	F-2
ANDA	26, F-41	GAAP	18, F-7
AOC	F-43	GCP	63
API(s)	8, 56, F-7, Cover	General Dynamics	F-44
ASC 606	F-16	generally accepted auditing standards	F-2
ASU	F-9, F-15	generic exclusivity	65
AUS	F-44	GILTI	F-21
cGMP	63	GLP	63
CIC	59	Government Agencies	F-44
CIDs	F-39	Guerbet	F-45
CMDS	75, F-45	HCPs	66
CMOs	71	Healthcare Reform Act	67
CMS	69	IBAM	84, F-45
CO Site	F-44	IBS-C	59
Code	3	IFRS	F-15
company	i, 8	IMC	F-44
Company	72, F-2, F-7	interested shareholder	116
Computershare	2	IRS	42
Cooperating Parties Group	F-43	Jazz	F-42
Covidien	40, F-23	JOBS Act	Cover
Covidien Share Plans	F-33	Lutathera	F-27
CPG	F-43	Mallinckrodt Inc.	i, 8
CSA	22, 66	Mallinckrodt Inc. Business	i, 8
DEA	9, 58, F-40	MD Complaint	F-41
DGCL	46, 115	MD Order	F-41
DHHS	63	MDL	F-39
distribution	ii, 8	Medicare Part D	67
distribution date	Cover	Methylphenidate ER	F-25
DOJ	31, F-39	Millsboro Site	F-43
dollar	ii	MOA	F-40
dollars/$	ii, 8	NDAs	63
DRL	F-42	NYSE	Cover
DTC	2	OCC	F-43
EE/CA	F-44	OIC	60
EPA	34, 63, F-43	OIG	33, 68
ER	77	Orange Book	64, F-41
ERLA	65	OSA	22, F-40
ESPP	F-34	our	i, 8
Exchange Act	19	our company	i, 8
FASB	F-15	Par	F-42

Parent Share Plans	F-33	Paragraph IV certification	30
Piramal	84, F-46	Parent	i, 8, F-7, Cover
PRPs	F-44	SOM	67
R&D	62, F-8	Sucampo	9, F-18
record date	Cover	Sun	F-41
REMS	60, 65, 66	Takeda	F-41
RI/FS	F-43	tax opinion	5
RICO	21, F-39	TCE	F-43
River	F-43	TCJA	76, F-17, F-20
RLD	64	Teva	F-41
ROD	F-43	three months ended December 30,
SAB	F-17	2016	F-7
Sarbanes-Oxley Act	Cover	TIRF	65
SEC	3	TIRF REMS Access Program	65
Securities Act	16, 44	U.K.	84, F-21
separation	i, 8	U.S.	F-7
separation and distribution agreement	15	U.S. Tax Reform	F-20
separation-related agreements	15	us	i, 8
SG&A	F-8	USAO	F-39
Shire	F-42	UTB	53
		we	i, 8
		Xartemis XR	F-26

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION

What is Mallinckrodt Inc. and why is Parent separating the Mallinckrodt Inc. Business and distributing Mallinckrodt Inc.'s shares of common stock?	Mallinckrodt Inc. was incorporated as a Delaware corporation on January 18, 2019 for the purpose of holding the Mallinckrodt Inc. Business following the separation. The separation of the Mallinckrodt Inc. Business from Parent and the distribution of Mallinckrodt Inc. shares of common stock to Parent shareholders are intended to provide you with equity investments in two separate companies that will each be able to focus on its respective business. We expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in "The Separation—Background" and "The Separation—Reasons for the Separation."
Why am I receiving this document?

Parent is making this document available to you because you were a holder of ordinary shares of Parent on the record date of [                    ], 2019, and are entitled to receive one share of Mallinckrodt Inc. common stock for every [            ] ordinary shares of Parent that you held at the close of business on the record date. We will not issue fractional shares in the distribution; you will receive cash in lieu of any fractional shares of Mallinckrodt Inc. common stock which you otherwise would have received after application of the above ratio. This document will help you understand how the separation will affect your investment in Parent and your investment in Mallinckrodt Inc. after the separation.

How will the separation work?

Currently, all of Mallinckrodt Inc.'s issued shares of common stock are held legally and beneficially by Parent. Prior to the transfer by Parent to us of the Mallinckrodt Inc. Business, we will have no operations other than those incidental to our formation and in preparation for the separation. Parent will transfer the Mallinckrodt Inc. Business to us, in return for which, among other things, we will issue shares of our common stock to Parent ordinary shareholders, pro rata to their respective holdings. For the purposes of Irish law, this will be treated as Parent having made a dividend in specie, or a non-cash dividend, to its ordinary shareholders. In connection with these transactions, we will acquire the shares of our common stock held legally and beneficially by Parent for no consideration and cancel those shares. Immediately following the distribution, the persons entitled to receive shares of Mallinckrodt Inc. common stock in the distribution will own all of our outstanding shares of common stock.

Why is the separation of Mallinckrodt Inc. structured in this manner?

Parent believes that a distribution of shares of Mallinckrodt Inc. common stock that is generally tax-free to Parent shareholders for U.S. federal income tax purposes is an efficient way to separate the Mallinckrodt Inc. Business in a manner that will enhance the ability of each of Parent and Mallinckrodt Inc. to execute its long-term business strategies.

What is the record date for the distribution?	The record date for the distribution will be [ ], 2019.

When will the distribution occur?	We expect the distribution of shares of our common stock to occur on [ ], 2019, to holders of record of ordinary shares of Parent as of the close of business on the record date.
What do shareholders need to do to participate in the distribution?

Shareholders of Parent as of the close of business on the record date will not be required to take any action to receive shares of Mallinckrodt Inc. common stock in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing ordinary shares of Parent or take any other action to receive your shares of Mallinckrodt Inc. common stock. The distribution will not affect the number of outstanding ordinary shares of Parent, although by virtue of the separation it is expected to affect the market value of the outstanding ordinary shares of Parent.

Will I receive physical certificates representing shares of Mallinckrodt Inc. common stock following the separation?

No. Following the separation, we will not issue physical certificates representing shares of our common stock. If you own ordinary shares of Parent as of the close of business on the record date, Parent, with the assistance of Computershare Trust Company, N.A. ("Computershare"), the distribution agent, will electronically distribute shares of common stock to you in book-entry form by way of registration in the "direct registration system" (if you hold the shares in your own name as a registered shareholder) or to your bank or brokerage firm on your behalf or through the systems of the Depository Trust Company ("DTC") (if you hold the shares through a bank or brokerage firm that uses DTC). Computershare will mail you a book-entry account statement that reflects your shares of Mallinckrodt Inc. common stock, or your bank or brokerage firm will credit your account for the shares of Mallinckrodt Inc. common stock. See "The Separation—When and How You Will Receive Shares of Common Stock of Mallinckrodt Inc. in the Distribution."

How many shares of Mallinckrodt Inc. common stock will I receive in the distribution?

You will receive one share of Mallinckrodt Inc. common stock for every [            ] ordinary shares of Parent held as of the close of business on the record date. Based on approximately [            ]  million Parent ordinary shares outstanding as of [                    ], 2019, a total of approximately [            ] million shares of Mallinckrodt Inc. common stock will be distributed. For additional information on the distribution, see "The Separation."

Will Mallinckrodt Inc. issue fractional shares of common stock in the distribution?

No. We will not issue fractional shares in the distribution. Fractional shares that Parent shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares.

What are the conditions to the distribution?	The distribution is subject to the following conditions, among others:

•

the receipt of an opinion of tax counsel, in form and substance acceptable to Parent in its sole and absolute discretion, regarding the qualification of the distribution, together with certain related transactions, as a "reorganization" within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

•

the receipt of one or more opinions from an independent firm acceptable to Parent in its sole and absolute discretion at the time or times requested by the board of directors of Parent with respect to the solvency of Parent before the distribution and each of Parent and Mallinckrodt Inc. after the distribution, which opinions shall be in form and substance acceptable to Parent in its sole and absolute discretion and which opinions shall not have been withdrawn or rescinded;

• the debt financing contemplated to be obtained in connection with the separation, as described in the section entitled "Description of Material Indebtedness", having been obtained;

•

Parent and/or its subsidiaries shall have received the cash proceeds from Mallinckrodt Inc. and/or its subsidiaries described in the section entitled "Our Relationship with Parent Following the Distribution—Separation and Distribution Agreement" and Parent shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it shall have no further liability under any of the Mallinckrodt Inc. financing arrangements described in the section entitled "Description of Material Indebtedness";

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation or any of the related transactions shall be pending, threatened, issued or in effect;

• the approval for listing on the NYSE of shares of our common stock to be delivered in the distribution shall have been obtained;

•

the U.S. Securities and Exchange Commission (the "SEC") shall have declared effective the registration statement of which this information statement forms a part, with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threatened by the SEC;

• this information statement shall have been made available to the holders of Parent ordinary shares as of the close of business on the record date for the distribution; and

•

no other event or development shall exist or have occurred that, in the judgment of Parent's board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

We cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the distribution, see "The Separation—Conditions to the Distribution."
What is the expected date of completion of the separation?

The completion and timing of the separation is dependent upon the satisfaction of a number of conditions. We expect shares of our common stock to be distributed after the close of trading on [                    ], 2019 to the holders of record of ordinary shares of Parent at the close of business on the record date; however, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Parent decide to cancel the distribution even if all of the conditions have been met?

Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See "The Separation—Conditions to the Distribution." Until the distribution has occurred, Parent has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Parent determines that the distribution is not in the best interests of Parent and its shareholders or that market conditions or other circumstances are such that it is not advisable at that time to separate the Mallinckrodt Inc. Business from the remainder of Parent.

What if I want to sell my Parent ordinary shares or my shares of Mallinckrodt Inc. common stock?

You should consult with your financial and tax advisors.

If you decide to sell any ordinary shares of Parent before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell your ordinary shares of Parent with or without your entitlement to shares of Mallinckrodt Inc. common stock pursuant to the distribution.

What is "regular-way" and "ex-distribution" trading?

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in ordinary shares of Parent: a "regular-way" market and an "ex-distribution" market. Ordinary shares of Parent that trade in the "regular-way" market will trade with an entitlement to receive shares of Mallinckrodt Inc. common stock to be distributed pursuant to the distribution. Shares that trade in the "ex-distribution" market will trade without an entitlement to receive shares of Mallinckrodt Inc. common stock to be distributed pursuant to the distribution. Parent cannot predict the trading prices of its ordinary shares before, on or after the distribution date.

Where will I be able to trade shares of Mallinckrodt Inc. common stock?

We intend to apply for authorization to list shares of our common stock on the NYSE under the symbol "MNK." We anticipate that trading in shares of our common stock will begin on a "when-issued" basis on or shortly before the record date and will continue up to and through the distribution date and that "regular-way" trading in shares of our common stock will begin on the first trading day following the completion of the separation and distribution. If trading begins on a "when-issued" basis, you may purchase or sell shares of our common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices of shares of our common stock before, on or after the distribution date.

What will happen to the listing of Parent's ordinary shares?

Ordinary shares of Parent will continue to trade on the NYSE after the distribution but will be traded under the new ticker symbol "[            ]" rather than the existing "MNK" ticker symbol (which will be adopted as the ticker symbol for shares of common stock of Mallinckrodt Inc. in connection with the separation). The change in Parent's ticker symbol is expected to occur at the same time as or prior to the distribution.

Will the number of ordinary shares of Parent that I own change as a result of the distribution?	No. The number of ordinary shares of Parent that you own will not change as a result of the distribution.
Will the distribution affect the market price of my Parent ordinary shares?

Yes. As a result of the distribution, Parent expects the trading price of Parent ordinary shares immediately following the distribution to be lower than the "regular-way" trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Mallinckrodt Inc. Business held by Mallinckrodt Inc. There can be no assurance that the aggregate market value of Parent ordinary shares and shares of Mallinckrodt Inc. common stock will be equal to or higher than what the market value of Parent ordinary shares would be if the separation did not occur. This means, for example, that the combined trading prices of one Parent ordinary share and [            ] shares of Mallinckrodt Inc. common stock after the distribution may be equal to, greater than or less than the trading price of [            ] Parent ordinary shares before the distribution.

What are the material U.S. federal income tax consequences of the separation?

Parent expects to receive an opinion (the "tax opinion") from Wachtell, Lipton, Rosen & Katz to the effect that the distribution, together with certain related transactions, should qualify as a "reorganization" within the meaning of Sections 355 and 368(a)(1)(D) of the Code. See "The Separation—Conditions to the Distribution."

If the distribution, together with certain related transactions so qualifies, generally no gain or loss will be recognized by you, and no amount will be included in your income, for U.S. federal income tax purposes upon the receipt of shares of Mallinckrodt Inc. common stock in the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of a fractional share of Mallinckrodt Inc. common stock.

You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled "Material U.S. Federal Income Tax Consequences."

What will Mallinckrodt Inc.'s relationship be with Parent following the separation?

In connection with the separation, we and Parent will enter into a separation and distribution agreement and various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide a framework for our relationship with Parent after the separation and provide for the allocation between us and Parent of Parent's assets, employees, liabilities and obligations (including its property, employee benefits, environmental liabilities and tax liabilities) attributable to periods prior to, at and after our separation from Parent. For additional information regarding the separation and distribution agreement and other transaction agreements, see "Risk Factors—Risks Related to the Separation" and "Our Relationship with Parent Following the Distribution."

Who will manage Mallinckrodt Inc. after the separation?

Led by Matthew Harbaugh, who will be our President and Chief Executive Officer after the separation, our executive management team possesses deep knowledge of, and extensive experience in, our industry. Our executive management has been involved in strategic decisions with respect to the Mallinckrodt Inc. Business and in establishing a vision for the future of Mallinckrodt Inc. For more information regarding our management, see "Management."

Are there risks associated with owning Mallinckrodt Inc. common stock?

Yes. Our business is subject to both general and specific risks relating to our business, the industry in which we operate, our ongoing contractual relationships with Parent and our status as a separate, publicly traded company. There also are risks relating to the separation, certain tax matters and ownership of shares of our common stock. These risks are described in the "Risk Factors" section of this information statement beginning on page 21. You are encouraged to read that section carefully.

Does Mallinckrodt Inc. plan to pay dividends?

We currently intend to retain any earnings to finance research and development, acquisitions and the operation and expansion of our business, and do not anticipate paying any cash dividends for the foreseeable future. As a result, the return on your investment in our common stock will be determined by increases and decreases in the market price of our common stock. See "Dividend Policy."

Will Mallinckrodt Inc. incur any debt prior to or at the time of the distribution?

Yes. We anticipate entering into a senior secured credit facility consisting of a [            ]-year senior secured term loan in a principal amount of $[            ] million and a [            ]-year senior secured revolving credit facility allowing borrowings of up to $[            ] million in the aggregate. Our debt balance at the time of the separation will be determined based on internal capital planning and consideration of the following factors and assumptions: anticipated business plan, operating activities, general economic contingencies, optimal debt levels and desired financing capacity. See "Description of Material Indebtedness," "Risk Factors—Risks Related to Our Business and Our Industry" and "Risk Factors—Risks Related to the Separation."

Who will be the distribution agent, transfer agent, and registrar for the shares of Mallinckrodt Inc. common stock?

Computershare will be the distribution agent, transfer agent, and registrar for our common stock. For questions relating to the transfer or mechanics of the distribution, you should contact:

Computershare
250 Royall Street
Canton, MA 02021
(877) 487-1633

Where can I find more information about Parent and Mallinckrodt Inc.?

Before the distribution, if you have any questions relating to Parent's business performance, you should contact:

Mallinckrodt plc (to be renamed [                ])
Investor Relations
[            ]

After the distribution, our shareholders who have any questions relating to our business performance should contact us at:

Mallinckrodt Inc.
Investor Relations
[            ]

 INFORMATION STATEMENT SUMMARY

        The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires: the information included in this information statement about Mallinckrodt Inc. assumes the completion of all of the transactions referred to in this information statement in connection with the separation; references to "Mallinckrodt Inc.," "we," "us," "our," "our company" and "the company" refer to Mallinckrodt Inc., a Delaware corporation, and its combined subsidiaries; references to "Parent" refer to Mallinckrodt plc, an Irish public limited company (which it is currently intended will be renamed [                  ]), and its multiple wholly owned subsidiaries, including Mallinckrodt Inc. and its combined subsidiaries prior to completion of the distribution; references to the "Mallinckrodt Inc. Business" refer to Parent's Specialty Generics/Active Pharmaceutical Ingredients business, the AMITIZA® (lubiprostone) product and certain other assets and liabilities of Parent, in each case as further described herein; references to the "separation" refer to the separation of the Mallinckrodt Inc. Business from Parent's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Mallinckrodt Inc., to hold the assets and liabilities associated with the Mallinckrodt Inc. Business after the distribution; references to the "distribution" refer to the dividend on Parent ordinary shares outstanding as of the close of business on the record date that will be satisfied by Mallinckrodt Inc.'s issuance of shares of our common stock to the persons entitled to receive the dividend; references to Mallinckrodt Inc.'s historical business and operations refer to the business and operations of the Mallinckrodt Inc. Business as it was historically managed as part of Parent prior to completion of the separation; and references to "dollars" or "$" refer to U.S. dollars.

        Except as otherwise indicated, references in this information statement to fiscal 2019, fiscal 2018, fiscal 2017 and fiscal 2016 are to Mallinckrodt Inc.'s fiscal years ending or ended December 27, 2019, December 28, 2018, December 29, 2017 and September 30, 2016. We historically reported our results based on a "52-53 week" year ending on the last Friday of September. During fiscal 2016, we changed our fiscal year-end to the last Friday in December from the last Friday in September. The change in fiscal year became effective for our 2017 fiscal year, which began on December 31, 2016 and ended on December 29, 2017. As a result of the change in fiscal year-end, the period from October 1, 2016 through December 30, 2016 is referred to herein as "the three months ended December 30, 2016" with the comparable period from September 26, 2015 through December 25, 2015 referred to as "the three months ended December 25, 2015."

Our Company

        We are a company focused on providing our customers high-quality complex generic pharmaceutical products, active pharmaceutical ingredients ("API(s)") and AMITIZA® (lubiprostone) ("Amitiza"), a leading product in the branded gastrointestinal market. We use our specialized characterization, development, formulation, and synthetic and analytical chemistry expertise to develop and manufacture a range of complex generic pharmaceutical products and APIs. Our products include: immediate- and extended-release tablets and capsules; oral solutions; immediate- and extended-release oral suspensions; dispersible tablets; orally disintegrating tablets; transdermal patches; and intramuscular, subcutaneous and intravenous injectable products.

        Our key products include:

  •
  Hydrocodone API and hydrocodone-containing tablets in a variety of strengths;

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  Oxycodone API and oxycodone-containing tablets in a variety of strengths;

  •
  Acetaminophen API in bulk powder and directly compressible forms;

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  Other controlled substances (including API and generic products);

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  Other products (including contract manufacturing); and

  •
  Amitiza.

        We sell our complex generic pharmaceutical products primarily to distributors who subsequently sell our products to retail pharmacy chains, independent pharmacies, government entities, hospitals, hospice providers, and long-term care providers. Those entities then dispense our complex generic products to patients. We sell and distribute API products to our customer base, which includes pharmaceutical companies, contract manufacturers and other associated industrial customers. We also utilize our APIs for internal drug product development. In some regions of the world, especially in Asia, we use authorized distributors to sell our API products. We also manufacture products for third parties under contract.

        We produce a broad offering of over 20 generic product families, most of which are U.S. Drug Enforcement Administration ("DEA") controlled substances, across three manufacturing facilities in the U.S. and our contract manufacturing network. Our facilities are highly regulated by the U.S. Food and Drug Administration ("FDA"), DEA and other agencies. We are one of the largest generic controlled substance pharmaceutical businesses in the U.S. Our key products include hydrocodone-containing tablets, oxycodone-containing tablets and other controlled substances, all of which are significant products for the treatment of pain. Our other controlled substance products include products for the treatment of attention deficit hyperactivity disorder ("ADHD") and addiction disorders. Historically, our primary competition has been other U.S.-based participants, due to importation restrictions on controlled substance API and drug products. In recent years, our competitors have increasingly become companies based outside the U.S. that have acquired or built facilities in the U.S. in order to compete in the U.S. market.

        We produce over 40 API products across four manufacturing sites for use in our own complex generic pharmaceutical products and for sale to third parties—many of whom are competitors with our complex generic pharmaceuticals business—for use in branded and generic products in a variety of therapeutic areas. Our API business manufactures high-quality products that meet our customers' unique specifications and provides comprehensive technical services to our customers. We are among the world's largest manufacturers of acetaminophen and are the only producer in the North American and European regions. We also manufacture controlled substance APIs and are one of the leading U.S. producers of opioid and stimulant molecules for use in pharmaceuticals which treat pain, ADHD.

        Subsequent to our Parent's acquisition of Sucampo Pharmaceuticals, Inc. ("Sucampo") in February 2018, we now produce lubiprostone for use in Amitiza capsules, a branded gastrointestinal product approved in the U.S. and other geographies, for various forms of constipation. We own the registrations and manufacturing rights for Amitiza, and contract with third parties for commercialization of the product in Japan and the U.S.

Our Competitive Strengths

        We believe we have the following strengths:

  •
  Distinct vertically integrated manufacturing and distribution skills with a reputation for quality.  Our manufacturing and supply chain capabilities enable highly efficient controlled substance tableting, packaging and distribution. We have one of the world's largest DEA Schedule II vaults for the storage of raw materials, intermediates and finished goods. Whenever possible, we leverage our vertically integrated assets and capabilities to reduce costs and deliver high-quality products and services. We have received numerous awards from our customers for our reliability of supply and product quality.

  •
  Increasingly diverse pipeline of complex generic product candidates that leverage our specialized characterization, deformulation and formulation development capabilities.  We have technical capabilities that support the advancement of our complex generics pipeline. These capabilities enable us to develop technically challenging products in a broad range of dosage forms, including tablets, capsules, oral liquids, solutions and complex injectables. Our advanced characterization capability enables us to utilize characterization in lieu of clinical trials for bioequivalence for a select number of products.

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  Industry-leading controlled substance portfolio of complex generic pharmaceutical products and APIs for pain management.  We have a strong position in the controlled substance generics market. Our industry-leading controlled substance portfolio allows us to serve the most complex needs of our customers. We believe we offer the broadest product line of opioid and other controlled substances (primarily DEA Schedule II and III), giving us a leading position in the controlled substance generics market. In an industry characterized by strict regulatory and technical demands, we believe our comprehensive portfolio allows us to efficiently tailor our offerings to meet the needs of customer, legal and regulatory stakeholders.

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  Track record of expertise in the acquisition, importation and handling of government-regulated raw materials.  We have a proven track record of expertise in the acquisition, importation and handling of highly regulated narcotic raw materials. We operate our business under rigorous quality standards and emphasize delivering quality with efficiency across our manufacturing operations. The acquisition of certain raw materials and the processing of those materials into finished products require a close collaboration with a wide variety of state and federal regulatory authorities, including the FDA and DEA. We have a long history of working with these regulatory agencies and managing the related complexity to provide ongoing, reliable access to these highly controlled products. We have a unique combination of physical assets, long-term contractual agreements with suppliers, relationships with regulatory agencies and longevity in the market, which we believe delivers value to our customers and shareholders which our competitors find difficult to match.

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  Diversified revenue and product profile with demonstrated operational excellence.  In 2018, our diverse portfolio of products generated $909.4 million of total revenue. No customer represented more than 20% of our revenue. The addition of Amitiza complements our portfolio by offering diversification from our complex generic pharmaceutical and API products. As a leading gastrointestinal branded product in the U.S. and Japanese markets, Amitiza diversifies our revenue and cash flow generated from both product royalties and sales through our third-party license agreements.

  •
  Experienced management team with dedicated employees.  Our executive management team is a diverse set of industry veterans, with more than 100 years of experience with our company, and more than 160 years in the life sciences industry. We benefit from having a management team with extensive experience in small, medium and large life sciences firms. Matthew Harbaugh, who will serve as our President and Chief Executive Officer, has more than 20 years of experience in life sciences and has been in senior management with Parent for over 10 years. We are proud of our dedicated work force with an average employee tenure of 12 years. We embrace a culture of quality, integrity and service and seek to create an environment where our employees are empowered to drive outcomes.

Our Strategy

        Our strategy is to enhance growth by expanding into new markets, developing and launching complex generic pharmaceuticals and APIs, and through our continuous improvement mindset,

optimizing the efficiency and quality of our manufacturing processes for all products, including Amitiza, and acquiring products and businesses that leverage our core operational and commercial capabilities.

        We are committed to the following goals:

  •
  Investing in innovative growth opportunities.  We intend to pursue growth opportunities in both existing and adjacent new markets, which we believe will complement our core competencies and accelerate our organic growth. We provide pharmaceutical products and services to either our customer base of third parties (contract customers) or to distributors of pharmaceuticals. We plan on growing our business through innovative new product offerings and strategically managing our business portfolio by acquiring new products or businesses that meet the needs of our customers. In addition, we will drive growth through the acquisition of products and businesses in markets that are adjacent to ones we currently serve to leverage our current capabilities and industry knowledge in new markets.

  •
  Expanding and diversifying key products to meet increasingly complex demands for our customers.  We are investing in our pipeline to fuel our future growth. Historically, our complex generic pharmaceutical products were concentrated in the controlled substance oral solid dosage form space, which we intend to continue to expand. However, in recent years, we have expanded our technical capabilities beyond oral solids and diversified our pipeline beyond controlled substances. We believe these pipeline products, assuming we will obtain regulatory approvals, will enable us to expand and diversify our commercial product portfolio beyond controlled substance oral dosage form.

  •
  Driving operational excellence through a continuous improvement mindset to optimize efficiency and quality of manufacturing while leveraging our U.S. facilities for contract manufacturing.  We intend to continue to leverage vertical integration and optimize our manufacturing capabilities and processes to continue delivering our products in a cost-efficient, reliable and high-quality manner, with a goal of being recognized as an industry-leading supplier as we are today. We also plan to continue to leverage our available pharmaceutical and API capacity to manufacture products under long-term supply and license agreements with third parties.

Risks Associated with Mallinckrodt Inc.'s Business and the Separation

        An investment in our common stock is subject to a number of risks, including risks relating to the separation. The following list of risk factors is not exhaustive. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

Risks Related to Our Business and Our Industry

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  Governmental investigations, inquiries, and regulatory actions and lawsuits brought against us by government agencies and private parties with respect to our historical commercialization of opioids could adversely affect our business, financial condition, results of operations and cash flows.

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  The DEA regulates the availability of controlled substances, including APIs, drug products under development and marketed drug products. At times, the procurement and manufacturing quotas granted by the DEA may be insufficient to meet our needs.

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  After the separation, we expect to have substantial indebtedness.

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  Our ability to generate sufficient cash to service all of our indebtedness depends on various factors, including our financial condition and operating performance, and is not assured.

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  The terms of the agreements that will govern our indebtedness are expected to restrict our current and future operations.

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  Our expected variable-rate indebtedness exposes us to interest rate risk, which could cause our debt service obligations to increase significantly.

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  Our debt levels following the separation and challenges in the commercial and credit environment may materially adversely affect our ability to issue debt on acceptable terms and/or our future access to capital.

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  We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable or acceptable terms, and may be dilutive to existing shareholders.

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  A lowering or withdrawal of the ratings expected to be assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

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  The manufacture of our products is highly exacting and complex, and our business could suffer if we, or our suppliers, encounter manufacturing or supply problems.

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  We may be unable to protect our intellectual property rights, intellectual property rights may be limited or we may be subject to claims that we infringe on the intellectual property rights of others.

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  Extensive laws and regulations govern the industry in which we operate and any failure to comply with such laws and regulations, including any changes to those laws and regulations, may materially adversely affect us.

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  Consolidation of our customer base and commercial alliances among our customers may materially adversely affect us.

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  If our business development activities are unsuccessful, it may adversely affect us.

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  If we fail to successfully identify, develop and secure regulatory approval for additional generic pharmaceutical products or fail to introduce these generic products on a timely basis, our business, financial condition, results of operations and cash flows may decline.

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  If we encounter negative developments with respect to our existing products, or are unable to successfully introduce new products, it may materially adversely affect our business.

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  Sales of our products are affected by, and we may be negatively impacted by any changes to, the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers.

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  Our reporting and payment obligations under the Medicare and Medicaid rebate programs, and other governmental purchasing and rebate programs, are complex. Any determination of failure to comply with these obligations or those relating to healthcare fraud and abuse laws could have a material adverse effect on our business.

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  We may not achieve the anticipated benefits of price increases enacted on our pharmaceutical products, which may adversely affect our business.

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  We may not achieve some or all of the expected benefits of any restructuring activities we may undertake and such restructuring activities may adversely affect our business.

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  We face significant competition and may not be able to compete effectively.

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  We may incur product liability losses and other litigation liability.

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  The healthcare industry has been under increasing scrutiny from governments, legislative bodies and enforcement agencies related to its sales, marketing and pricing practices, and changes to, or non-compliance with, relevant policies, laws, regulations or government guidance may result in actions that could adversely affect our business.

  •
  Our operations expose us to the risk of violations of applicable health, safety and environmental laws and regulations, and related (and potentially material) liabilities and litigation.

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  If we are unable to recruit or retain key personnel, we may be unable to maintain or expand our business.

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  Our global operations expose us to risks and challenges associated with conducting business internationally.

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  Our business depends on the continued effectiveness and availability of our information technology infrastructure, and failures of this infrastructure could harm our operations.

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  We are increasingly dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

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  We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.

  •
  Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event at our facilities.

Risks Related to the Separation

  •
  We have no recent history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be an accurate indicator of our future results of operations.

  •
  Parent's plan to separate the Mallinckrodt Inc. Business from the remainder of its business is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

  •
  As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

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  Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation.

  •
  We may have received more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with Parent.

  •
  Parent may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

  •
  Potential indemnification liabilities to Parent pursuant to the separation and distribution agreement could materially adversely affect us.

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  After the separation, certain of our executive officers and other key employees may have actual or potential conflicts of interest because of their current or previous positions at Parent.

  •
  We may not achieve some or all of the expected benefits of the separation, and the separation may materially adversely affect our business.

  •
  No vote of Parent's shareholders is required to complete the separation and the distribution. As a result, if you do not want to receive shares of our common stock in the distribution upon its completion, your sole recourse will be to divest yourself of your Parent ordinary shares prior to the record date.

  •
  If the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Mallinckrodt Inc., Parent and Parent's shareholders could be subject to significant tax liability or tax indemnity obligations.

  •
  We may not be able to engage in desirable transactions following the distribution.

Risks Related to Our Common Stock

  •
  We cannot be certain that an active trading market for shares of our common stock will develop or be sustained after the distribution, and, following the distribution, our stock price may fluctuate significantly.

  •
  A number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

  •
  If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

  •
  There may be substantial changes in our shareholder base following the distribution.

  •
  We do not expect to pay any cash dividends for the foreseeable future.

  •
  Your percentage of ownership in Mallinckrodt Inc. may be diluted in the future.

  •
  Provisions in our amended and restated certificate of incorporation and bylaws and of applicable law may prevent or delay a potential acquisition of Mallinckrodt Inc., which could decrease the trading price of our common stock.

  •
  Our amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.

  •
  We are an "emerging growth company" and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors for so long as we remain an emerging growth company.

The Separation

        On December 6, 2018, our Parent announced that it intended to separate the Mallinckrodt Inc. Business from the remainder of its business. On [                  ], 2019, the Parent's board of directors approved the transfer of the Mallinckrodt Inc. Business to Mallinckrodt Inc. and a pro rata distribution of Mallinckrodt Inc. common stock to Parent's shareholders on the basis of one share of Mallinckrodt Inc. common stock for every [                  ] Parent ordinary shares held as of the close of business on the record date.

        Mallinckrodt Inc. was incorporated as a Delaware corporation on January 18, 2019 for the purpose of holding the Mallinckrodt Inc. Business following the separation. On or prior to the distribution date, Parent will transfer the Mallinckrodt Inc. Business to us, in return for which, among other things, we will issue shares of our common stock to Parent ordinary shareholders, pro rata to their respective holdings, on the distribution date. Prior to the transfer by Parent to Mallinckrodt Inc. of our business, we will have no operations other than those incidental to our formation and in preparation for the separation. Immediately following the distribution, the persons entitled to receive shares of Mallinckrodt Inc. common stock in the distribution will own all of the outstanding shares of our common stock.

Our Post-Separation Relationship with Parent

        In connection with the separation, we and Parent will enter into a separation and distribution agreement (the "separation and distribution agreement") and various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement (the "separation-related agreements"). These agreements will provide a framework for our relationship with Parent after the separation and provide for the allocation between us and Parent of Parent's assets, employees, liabilities and obligations (including its property, employee benefits, environmental liabilities and tax liabilities) attributable to periods prior to, at and after our separation from Parent. For additional information regarding the separation and distribution agreement and other transaction agreements, see "Risk Factors—Risks Related to the Separation" and "Our Relationship with Parent Following the Distribution."

Reasons for the Separation

        The Parent's board of directors believes that separating the Mallinckrodt Inc. Business from the remainder of Parent is in the best interests of Parent and its shareholders for a number of reasons, including that:

  •
  The separation will allow each of the Mallinckrodt Inc. Business and Parent's other businesses to focus on its own strategic and operational plans and capital structure without diverting human and financial resources to the other business or being constrained by a board and management that are also responsible for overseeing and furthering the objectives of the other business. The separation will also enhance the success of each business by reducing internal complexity and enabling each company to avoid management, systemic and other problems that arise by operating different businesses within the same corporate structure.

  •
  The separation will enable each company to pursue its distinct business strategy, including setting an optimal level of investment in research and development projects and in the operation and expansion of its businesses.

  •
  The separation will enable each company to pursue the capital structure that is most appropriate for its business and business strategy. Each business has different capital requirements that cannot be optimally addressed with a single capital structure. The separation will permit each company to pursue a different capital structure that is tailored to the needs of its business, and that results in a more efficient pricing of its equity in the financial markets.

  •
  The separation will create an independent equity structure that will provide Mallinckrodt Inc. with direct access to the capital markets, and facilitate each company's ability to capitalize on its unique growth opportunities and effect future acquisitions using equity as currency.

  •
  The separation will increase the effectiveness of the equity-based compensation programs of each company by tying the value of the equity compensation awarded to employees, officers or directors more directly to the performance of the business for which these individuals provide services.

  •
  The separation will allow each company to set new investor expectations for their respective businesses and separate financial prospects based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities, facilitating each company's access to the capital markets.

        The Parent's board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased costs resulting from the existence of two separate companies and one-time separation costs but concluded that the potential benefits of the separation outweighed these factors. For more information, see "The Separation—Reasons for the Separation" and "Risk Factors."

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, but not limited to, more limited disclosure requirements with respect to financial information and executive compensation, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions until we no longer qualify as an emerging growth company. We cannot predict if investors will find our common stock less attractive because we intend to rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be lower or more volatile as a result.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

        We could remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues, as defined by the Exchange Act, exceed $1.07 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

        Our principal executive offices are located in the Saint Louis area at 385 Marshall Avenue, Webster Groves, Missouri 63119. Our telephone number at this location is [                  ]. Our website is  [                  ].

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to the shareholders of Parent who will receive shares of Mallinckrodt Inc. common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Parent's or Mallinckrodt Inc.'s securities. The information contained in this information statement is believed by

Mallinckrodt Inc. to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Parent nor Mallinckrodt Inc. will update this information, except in the normal course of their respective disclosure obligations and practices.

        Shareholders of Parent as of the close of business on the record date will not be required to take any action to receive shares of Mallinckrodt Inc. common stock in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing ordinary shares of Parent or take any other action to receive your shares of Mallinckrodt Inc. common stock. The distribution will not affect the number of outstanding ordinary shares of Parent, although by virtue of the separation it is expected to affect the market value of the outstanding ordinary shares of Parent.

        This document is not a prospectus within the meaning of the Prospectus Directive (2003/71/EC) (as amended) and the Prospectus Regulation 2017/1129. No offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to the above directive or any transposing instrument thereof. This document has not been approved or reviewed by or registered with any competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the Markets in Financial Instruments Directive (2014/65/EU). Neither Parent nor Mallinckrodt Inc. is an authorized investment firm within the meaning of the Markets in Financial Instruments Directive (2014/65/EU) or any transposing instrument thereof and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following table sets forth summary historical financial data for the periods indicated below. The summary statement of income data for each of fiscal 2018, fiscal 2017, fiscal 2016 and the three months ended December 30, 2016 and the summary balance sheet data as of December 28, 2018 and December 29, 2017 are derived from our audited combined financial statements and accompanying notes included elsewhere in this information statement. The summary balance sheet data as of December 30, 2016 is derived from our audited combined financial statements that are not included in this information statement. The summary balance sheet data as of September 30, 2016 is derived from our unaudited combined financial statements that are not included in this information statement. The summary financial data should be read in conjunction with our combined financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement.

        The combined financial statements have been prepared by Parent to present the historical operating assets, liabilities and related results of operations of the Mallinckrodt Inc. Business. The combined financial statements include all assets and liabilities related to the operation of the business and which were subject to oversight and review by management of the Mallinckrodt Inc. Business. The combined financial statements do not include certain corporate non-operating assets and liabilities, principally related to changes in the internal capital structure resulting from the internal reorganization of our legal entities to facilitate the separation. These non-operating assets and liabilities do not represent standalone businesses and primarily relate to intercompany transactions.

        The following table also presents summary unaudited pro forma data. The pro forma data for the period ended December 28, 2018 assumes that the separation occurred on December 30, 2017, the first day of fiscal 2018. The pro forma balance sheet assumes that the separation occurred on December 28, 2018. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. Refer to the notes to the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this information statement for a discussion of adjustments reflected in the pro forma data.

        The summary historical and unaudited pro forma data does not necessarily reflect what our results of operations and financial condition would have been had we operated as a separate, publicly traded company during the periods presented. In addition, they are not necessarily indicative of our future results of operations or financial condition.

Non-GAAP Financial Measures

        Adjusted EBITDA represents earnings from net income/loss before interest, income taxes, depreciation and amortization, adjusted to exclude certain items. These items include impairment charges; pension settlement charges, net; restructuring and related charges, net; transaction costs; significant legal and environmental charges; and separation costs. We have provided this non-GAAP financial measure because it is used by management, along with financial measures in accordance with accounting principles generally accepted in the U.S. ("GAAP"), to evaluate our operating performance. In addition, we believe it will be used by certain investors to measure our operating results. Management believes that presenting Adjusted EBITDA to investors provides useful information about our performance across reporting periods on a consistent basis by adjusting for certain items that we believe are not reflective of the operational performance of the business. Adjusted EBITDA has the following limitations:

  •
  it does not reflect our cash expenditures, future requirements, for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, our working capital needs;

  •
  it does not reflect interest expense or the cash requirements necessary to service interest or principal payments;

  •
  it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

  •
  other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, Adjusted EBITDA should be considered supplemental to and not a substitute for net income or any other performance measures derived in accordance with GAAP. See our combined financial statements included elsewhere in this information statement for our GAAP results.

	Fiscal Year Ended
	Pro forma for the Separation				Three Months Ended
(dollars in millions)	December 28, 2018	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Combined Statement of Income Data:
Data:
Net sales	$	$909.4	$869.6	$1,092.0	$229.8
Gross profit		209.2	366.2	611.3	112.2
Operating (loss) income		(38.2)	174.1	334.8	(166.3)
(Loss) income before income taxes		(3.1)	99.1	323.7	(212.4)
Net (loss) income		(20.3)	82.5	218.2	(209.3)
Combined Balance Sheet Data
(End of Period):
Total assets	$	$2,093.0	$1,333.9	$1,608.3	$1,362.6
Parent company equity		1,499.4	915.9	1,102.7	881.1
Other Financial Data:
Adjusted EBITDA(1)	$	$279.7	$269.3	$442.0	$71.1

(1)
The following table provides a reconciliation of our net (loss) income to Adjusted EBITDA for the periods presented:

	Fiscal Year Ended
	Pro forma for the Separation				Three Months Ended
(dollars in millions)	December 28, 2018	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Net (loss) income	$	$(20.3)	$82.5	$218.2	$(209.3)
Interest expense, net		—	—	—	—
Provision for (benefit from) income taxes		17.2	16.6	105.5	(3.1)
Depreciation expense		63.4	61.0	68.3	16.2
Amortization expense		74.2	17.4	22.5	5.6
Impairment charges		2.0	—	—	214.3
Pension settlement charges, net		—	70.5	7.9	45.0
Inventory step-up expense		118.8	—	—	—
Restructuring and related charges, net		7.2	7.7	4.6	1.1
Transaction costs(1)		4.7	13.6	—	1.3
Significant legal and environmental charges		7.7	—	15.0	—
Separation costs		4.8	—	—	—

Adjusted EBITDA	$	$279.7	$269.3	$442.0	$71.1

(1)
Represents incremental costs that resulted directly from, and that were essential to, a sale transaction that was previously contemplated by Parent and therefore would not have been incurred by Mallinckrodt Inc. on a standalone basis.

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. Our competitive position, business, financial condition, results of operations and cash flows can be impacted by the factors set forth below, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. The risk factors generally have been separated into four groups: risks related to our business and our industry, risks related to the separation, risks related to tax matters and risks related to our common stock.

Risks Related to Our Business and Our Industry

        We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this information statement. These and other risks could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Governmental investigations, inquiries, and regulatory actions and lawsuits brought against us by government agencies and private parties with respect to our historical commercialization of opioids could adversely affect our business, financial condition, results of operations and cash flows.

        As a result of greater public awareness of the public health issue of opioid abuse, there has been increased scrutiny of, and investigation into, the commercial practices of opioid manufacturers by state and federal agencies. We, along with other opioid manufacturers, have been the subject of federal and state government investigations and enforcement actions, focused on the misuse and abuse of opioid medications in the U.S. Similar investigations may be initiated in the future.

        In addition, a significant number of lawsuits have been filed against us, other opioid manufacturers, distributors, and others in the supply chain by cities, counties, state attorneys general and private persons seeking to hold us and others accountable for opioid misuse and abuse. The lawsuits assert a variety of claims, including, but not limited to, public nuisance, negligence, civil conspiracy, fraud, violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") or similar state laws, violations of state Controlled Substances Act or state False Claims Act, products liability, consumer fraud, unfair or deceptive trade practices, false advertising, insurance fraud, unjust enrichment and other common law and statutory claims arising from defendants' manufacturing, distribution, marketing and promotion of opioids and seek restitution, damages, injunctive and other relief and attorneys' fees and costs. The claims generally are based on alleged misrepresentations and/or omissions in connection with the sale and marketing of prescription opioid medications and/or an alleged failure to take adequate steps to prevent abuse and diversion. Other parties may file similar lawsuits against us in the future.

        As a company that first began processing opioids in the 1890s, we understand the utility of these products and that they are safe and effective when taken as appropriately prescribed. We are deeply committed to diversion control efforts, have sophisticated systems in place to identify suspicious orders, and engage in significant due diligence and ongoing monitoring of customers. While we are vigorously defending ourselves in these matters, the nature and scope of these matters is unique, and current public perceptions of the public health issue of opioid abuse may present challenges to favorable resolution of these claims. Accordingly, it is not feasible to predict the ultimate outcome of these investigations, enforcement actions and lawsuits. The allegations against us may negatively affect our business in various ways, including through harm to our reputation. We will continue to incur significant legal costs in defending these matters and could in the future be required to pay significant amounts as a result of fines, penalties, settlements or judgments, potentially in excess of accruals. We may be unable to obtain or maintain insurance in the future on acceptable terms or with adequate coverage against potential liabilities or other losses. The resolution of, or increase in accruals for, one or more of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        In addition, legislative, regulatory or industry measures to address the misuse of prescription opioid medications may also affect our business in ways that we are not able to predict. For example, the State of New York enacted the Opioid Stewardship Act ("OSA"), which went into effect on July 1, 2018 and established an aggregate $100 million annual assessment on sales of certain opioid medications in New York. The OSA was successfully challenged, and on December 19, 2018, the U.S. District Court for the Southern District of New York ruled that the OSA was unconstitutional and enjoined its enforcement. On January 17, 2019, the State of New York appealed this ruling. The litigation is still pending and the New York state legislature could take action to amend the law in such a way that its constitutionality is not an issue. Furthermore, other states are considering similar legislation that could require entities to pay an assessment or tax on the sale or distribution of opioid medications in those states and may vary in the assessment or tax amounts and the means of calculation from the OSA. If other state or local jurisdictions successfully enact such legislation and we are not able to mitigate the impact on our business through operational changes or commercial arrangements, such legislation in the aggregate may have a material adverse effect on our business, financial condition, results of operations and cash flows. See the risk factor "Extensive laws and regulations govern the industry in which we operate, and any failure to comply with such laws and regulations, including any changes to those laws and regulations may materially adversely affect us" for more information.

        Furthermore, in the current climate, stories regarding prescription drug abuse and the diversion of opioids and other controlled substances are frequently in the media. Unfavorable publicity regarding the use or misuse of opioid drugs, the limitations of abuse-deterrent formulations, the ability of drug abusers to discover previously unknown ways to abuse our products, public inquiries and investigations into prescription drug abuse, litigation, or regulatory activity regarding sales, marketing, distribution or storage of opioids could have a material adverse effect on our reputation and impact the results of litigation.

        Finally, various government entities, including the U.S. Congress, state legislatures or other policy-making bodies have in the past and may in the future hold hearings, conduct investigations and/or issue reports calling attention to the opioid crisis, and may mention or criticize the perceived role of manufacturers, including us, in the opioid crisis. Similarly, press organizations have and likely will continue to report on these issues, and such reporting may result in adverse publicity for us, resulting in reputational harm.

The DEA regulates the availability of controlled substances, including APIs, drug products under development and marketed drug products. At times, the procurement and manufacturing quotas granted by the DEA may be insufficient to meet our needs.

        The DEA is the U.S. federal agency responsible for domestic enforcement of the Controlled Substances Act of 1970 ("CSA"). The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I controlled substances, such as heroin and LSD, have a high abuse potential and have no currently accepted medical use; thus, they cannot be lawfully marketed or sold. Schedule II controlled substances include molecules such as oxycodone, oxymorphone, morphine, fentanyl, and hydrocodone. The manufacture, storage, distribution and sale of these controlled substances are permitted, but highly regulated.

        The DEA regulates the availability of APIs, products under development and marketed drug products that are in the Schedule II category by setting annual quotas. Every year, we must apply to the DEA for manufacturing quota to manufacture APIs and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny our manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet our expected needs. In 2018, manufacturing and procurement quotas granted by the DEA were sufficient to meet our sales and inventory requirements on most products. In November 2017, the DEA reduced the amount of almost every Schedule II opiate and opioid medication that may be manufactured in the United States in 2018 by 20%. In December 2018, the DEA reduced the amount of the six most frequently misused opioids that may be manufactured in the U.S. in calendar year 2019 by an average of 10% as compared to the 2018 amount and could take similar actions in the future. Future delay or refusal by the DEA to grant, in whole or in part, our quota requests could delay or result in stopping the manufacture of our marketed drug products, new product launches or the conduct of bioequivalence studies. Such delay or refusal also could require us to allocate marketed drug products among our customers. These factors, along with any delay or refusal by the DEA to provide customers who purchase API from us with sufficient quota, could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

After the separation, we expect to have substantial indebtedness.

        Immediately following the separation, we expect to bear a total combined indebtedness for borrowed money of approximately $[              ]. Our indebtedness may have important consequences, including:

  •
  Limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other corporate requirements;

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  Limiting our flexibility in planning for, or reacting to, changes in the industry in which we compete;

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  Limiting our ability to refinance our indebtedness on terms acceptable to us or at all;

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  Requiring a significant portion of our cash flows to be dedicated to debt service payments, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  Making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures;

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  Placing us at a competitive disadvantage relative to other less leveraged competitors; and

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  Increasing our costs of borrowing.

        See "Description of Material Indebtedness."

Our ability to generate sufficient cash to service all of our indebtedness depends on various factors, including our financial condition and operating performance, and is not assured.

        Our ability to make scheduled payments on or to refinance our expected debt obligations depends on various factors including our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors. Based on our operating performance and other developments in the future, we may be unable to maintain a level of cash flows sufficient to permit us to meet all of our obligations.

        If our cash flows and capital resources are insufficient to fund our debt service obligations and other cash requirements, we could face liquidity problems and could have to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The agreements governing our indebtedness may restrict our ability to take such alternative actions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

        Any inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could materially and adversely affect our financial position and results of operations. In the event of defaults, lenders under our then-outstanding indebtedness could declare their principal and interest to be due and payable, lenders under then-existing credit facilities could terminate their commitments to loan money, any secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation.

        We may also be able to incur substantial additional indebtedness in the future. Although agreements governing our expected indebtedness may restrict the incurrence of additional indebtedness, these restrictions are expected to be subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our expected debt levels, the related risks that we now face could intensify.

The terms of the agreements that will govern our indebtedness are expected to restrict our current and future operations.

        The agreements that will govern the terms of our indebtedness are expected to contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest.

        A breach of the covenants under the agreements that will govern the terms of any of our expected indebtedness could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under an agreement that governs any then-existing revolving credit facility may permit the lenders under any such facility to terminate all commitments to extend further credit thereunder. Furthermore, if we are unable to repay the amounts due and payable secured indebtedness, those lenders will be able to proceed against the collateral granted to them to secure that indebtedness. If our debtholders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness.

        As a result of these restrictions, we may be:

  •
  limited in how we conduct our business;

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  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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  unable to compete effectively, execute our growth strategy or take advantage of new business opportunities.

        These restrictions may affect our ability to grow in accordance with our plans.

Our expected variable-rate indebtedness exposes us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Certain of our indebtedness is expected to be subject to variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable-rate indebtedness would increase and our net income would decrease, even though the amount borrowed under the facilities remained the same. An unfavorable movement in interest rates, primarily London Interbank Offered Rate, could result in higher interest expense and cash payments. Although we may enter into interest rate swaps, involving the exchange of floating for fixed-rate interest payments, to reduce interest rate volatility, we cannot provide assurance that we will enter into such arrangements or that they will successfully mitigate such interest rate volatility.

Our debt levels following the separation and challenges in the commercial and credit environment may materially adversely affect our ability to issue debt on acceptable terms and/or our future access to capital.

        Our ability to issue debt or enter into other financing arrangements on acceptable terms could be materially adversely affected by our debt levels following the separation or if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if other significantly unfavorable changes in economic conditions occur. In addition, volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets, which could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable or acceptable terms, and may be dilutive to existing shareholders.

        We may need to seek additional financing for general corporate purposes. For example, we may need to increase our investment in R&D activities or need funds to make acquisitions. We may be unable to obtain any desired additional financing on terms that are favorable or acceptable to us. Depending on market conditions, adequate funds may not be available to us on acceptable terms and we may be unable to fund our expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. If we raise additional funds through the issuance of equity securities, our shareholders will experience dilution of their ownership interest.

A lowering or withdrawal of the ratings expected to be assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our debt is expected to be assigned a non-investment grade rating from Standard & Poor's Corporation and Moody's Investor Services, Inc. Any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

The manufacture of our products is highly exacting and complex, and our business could suffer if we, or our suppliers, encounter manufacturing or supply problems.

        The manufacture of our products is highly exacting and complex, due in part to strict regulatory and manufacturing requirements, as well as due to the nature of some of our products which are inherently difficult to manufacture. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors. If a batch of finished product fails to meet quality standards during a production run, then that entire batch of product may have to be discarded. These problems could lead to launch delays, product shortages, backorders, increased costs (including contractual damages for failure to meet supply requirements), lost revenue, damage to our reputation and customer relationships, time and expense spent investigating, correcting and preventing the root causes and, depending on the root causes, similar losses with respect to other products. If manufacturing problems are not discovered before the product is released to the market, we also could incur product recall and product liability costs. If we incur a product recall or product liability costs involving one of our products, such product could receive reduced market acceptance and thus reduced product demand and could harm our reputation and our ability to market our products in the future. Significant manufacturing problems could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        We rely on third-party manufacturers to manufacture certain components of our products and certain of our finished products. In the event that these third-party manufacturers cease to manufacture sufficient quantities of our products or components in a timely manner and on terms acceptable to us, we could be forced to locate alternate third-party manufacturers. Additionally, if our third-party manufacturers experience a failure in their production process, are unable to obtain sufficient quantities of the components necessary to manufacture our products or otherwise fail to meet regulatory or quality requirements, we may be forced to delay the manufacture and sale of our products or locate an alternative third-party manufacturer. Several of our products are manufactured at a single manufacturing facility or stored at a single storage site. Loss or damage to a manufacturing facility or storage site due to a natural disaster or otherwise could adversely affect our ability to manufacture sufficient quantities of key products or otherwise deliver products to meet customer demand or contractual requirements, which may result in a loss of revenue and other adverse business consequences. Furthermore, while we work closely with our suppliers to ensure the continuity of supply and to diversify our sources of components and materials, in certain instances, we do acquire components and materials from a sole supplier. Although we do maintain insurance to mitigate the potential risk related to any related supply disruption, there can be no assurance that such measures will be effective. Because of the time required to obtain regulatory approval and licensing of a manufacturing facility, an alternate third-party manufacturer may not be available on a timely basis to replace production capacity in the event we lose manufacturing capacity, experience supply challenges, or products are otherwise not available due to natural disaster, regulatory action or otherwise.

        Significant manufacturing problems could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We may be unable to protect our intellectual property rights, intellectual property rights may be limited or we may be subject to claims that we infringe on the intellectual property rights of others.

        Our development of high-quality complex generic pharmaceutical products is dependent, in part, on our ability to either invalidate the Orange Book listed patents protecting the branded product for which we are seeking to launch a generic or develop a generic version of the branded product that does not infringe those patents. The development of these generic pharmaceutical products is characterized by extensive patent litigation, and we may from time to time be a party to such litigation. Companies that produce branded pharmaceutical products routinely bring litigation against manufacturers of generic products upon the filing of an Abbreviated New Drug Application ("ANDA") or similar submission that seek regulatory approval to manufacture and market generic forms of their branded products, alleging patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling approved generic products. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic products. If the Orange Book patents listed for a branded product are held valid, enforceable and infringed by our products, we would, unless we could obtain a license from the patent holder, need to delay selling our corresponding generic product until the latest expiration of the Orange Book patents listed for the branded product. A successful claim of patent or other intellectual property infringement against us could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        With respect to Amitiza and certain of our API products, we rely on a combination of patents, trademarks, trade secrets, proprietary know-how, market exclusivity gained from the regulatory approval process and other intellectual property to support our business strategy. However, our efforts to protect our intellectual property rights may not be sufficient. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, or if there is a change in the way courts and regulators interpret the laws, rules and regulations applicable to our intellectual property, our competitiveness could be impacted, which could adversely affect our competitive position, business, financial condition, results of operations and cash flows.

        Our pending patent applications may not result in the issuance of patents, or the patents issued to or licensed by us in the past or in the future may be challenged or circumvented by competitors. Existing patents may be found to be invalid or insufficiently broad to preclude our competitors from using methods or making or selling products similar or identical to those covered by our patents and patent applications. Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our patents.

        Regulatory agencies may refuse to grant us the market exclusivity that we were anticipating, or may unexpectedly grant market exclusivity rights to other parties. In addition, our ability to obtain and enforce intellectual property rights is limited by the unique laws of each country. Competitors may diminish the value of our trade secrets by reverse engineering or by independent invention. Additionally, current or former employees may improperly disclose such trade secrets to competitors or other third parties. We may not become aware of any such improper disclosure, and, in the event we do become aware, we may not have an adequate remedy available to us.

        There may be situations in which we may make business and legal judgments to market and sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts based upon our belief that such patents are invalid, unenforceable or are not infringed by our marketing and sale of such products. This is referred to in the pharmaceutical industry as an "at-risk" launch. The risk involved in an at-risk launch can be substantial because, if a patent holder ultimately prevails against us, the remedies available to such holder may include, among other things, damages calculated based on the profits lost by the patent holder, which can be significantly higher than the profits we make from selling the generic version of the product. Moreover, if a court determines that such infringement is willful, the damages could be subject to trebling. We could face substantial damages from adverse court decisions in such matters. We could also be at risk for the value of such inventory that we are unable to market or sell.

Extensive laws and regulations govern the industry in which we operate and any failure to comply with such laws and regulations, including any changes to those laws and regulations, may materially adversely affect us.

        The development, manufacture, marketing, sale, promotion, and distribution of our products are subject to comprehensive government regulations that govern and influence the development, testing, manufacturing, processing, packaging, holding, record keeping, safety, efficacy, approval, advertising, promotion, sale, distribution and import/export of our products.

        Under these laws and regulations, we are subject to periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and similar authorities within and outside the U.S., which conduct periodic inspections to confirm that we are in compliance with all applicable requirements. We are also required to track and report adverse events and product quality problems associated with our products to the FDA and other regulatory authorities. Failure to comply with the requirements of the FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, or any other unexpected or serious health or safety concerns associated with our products could result in adverse inspection reports, warning letters, product recalls or seizures, product liability claims, labeling changes, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in our products, which could adversely affect our sales, or otherwise have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. In addition, the requirements of regulatory authorities, including interpretative guidance, are subject to change and compliance with additional or changing requirements or interpretative guidance may subject us to further review, result in product delays or otherwise increase our costs, and thus have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Consolidation of our customer base and commercial alliances among our customers may materially adversely affect us.

        A significant percentage of our generic drug sales are made to relatively few distributors who subsequently sell our products to retail pharmacy chains, independent pharmacies, government entities, hospitals and long-term care providers. These customers have undergone significant consolidation and formed various commercial alliances in recent years. There are three key drug purchasing groups or alliances that account for more than 90% of generic drug purchases from manufacturers in the U.S. The consolidation of our customer base, combined with a growing number of competitors driven by accelerated regulatory approval times, has led to increased pricing pressure on our generic products. Due to these market dynamics, we expect the trend of increased pricing pressures from our customers and price erosion in the U.S. generics market to continue.

        Other external factors that could lead to disruption in the generics supply chain include:

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  The recent acquisition of PillPack by Amazon.com, Inc. and its announced intention to join forces with Berkshire Hathaway and J.P. Morgan Chase to form an independent health care company;

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  The formation of Civica Rx, a nonprofit organization comprised of seven hospital systems and three charitable foundations, announcing it will manufacture generic drugs or sub-contract manufacturing to trusted supply partners to make generics more affordable and accessible; and

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  Further vertical integration between prescription benefit managers and insurers.

        These changes to the traditional supply chain could lead to our customers having increased negotiating leverage and result in additional price erosion.

        Our net sales may also be affected by fluctuations in customer buying patterns, DEA quota, seasonality and other factors. In addition, since a significant portion of our revenue is derived from relatively few key customers, any financial difficulties experienced by a single key customer, or any delay in receiving payments from such a customer, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our business development activities are unsuccessful, it may adversely affect us.

        Part of our business strategy includes evaluating potential business development opportunities to grow the business through merger, acquisition, licensing agreements or other strategic transactions. The process to evaluate potential opportunities may be complex, time-consuming and expensive. Once a potential opportunity is identified, we may not be able to conclude negotiations of a potential transaction on terms that are satisfactory to us, which could result in a significant diversion of management and other employee time, as well as substantial out-of-pocket costs. In addition, there are a number of risks and uncertainties relating to our ability to close a potential transaction.

        Once an acquisition or licensing transaction is consummated, there are further potential risks related to integration activities, including with regard to operations, personnel, technologies and products. If we are not able to successfully integrate our acquisitions in the expected time frame, we may not obtain the advantages and synergies that such acquisitions were intended to create, which may have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        In addition, we intend to continue to explore opportunities to enter into strategic collaborations with other parties, which may include other pharmaceutical companies, academic and research institutions, government agencies and other public and private research organizations. These third-party collaborators are often directly responsible for certain obligations under these types of arrangements, and we may not have the same level of decision-making capabilities for the prioritization and management of development-related activities as we would for our internal research and development activities. Failures by these partners to meet their contractual, regulatory, or other obligations to us, or any disruption in the relationships with these partners, could have a material adverse effect on our pipeline and business. In addition, these collaborative relationships for research and development could extend for many years and may give rise to disputes regarding the relative rights, obligations and revenues of us versus our partners, including the ownership of intellectual property and associated rights and obligations. These could result in the loss of intellectual property rights or other intellectual property protections, delay the development and sale of potential products, and lead to lengthy and expensive litigation or arbitration.

        Furthermore, the due diligence that we conduct in conjunction with an acquisition or other strategic collaboration may not sufficiently discover risks and contingent liabilities associated with the other party and, consequently, we may consummate an acquisition or otherwise enter into a strategic collaboration for which the risks and contingent liabilities are greater than were projected. In addition, in connection with acquisitions or other strategic collaborations, we could experience disruption in our business, technology and information systems, and with our customers, licensors, suppliers and employees, and may face difficulties in managing the expanded operations of a larger and more complex company. There is also a risk that key employees of companies that we acquire or key employees necessary to successfully commercialize technologies and products that we acquire or otherwise collaborate on may seek employment elsewhere, including with our competitors. Furthermore, there may be overlap between our products or customers and the companies which we acquire or enter into strategic collaborations with that may create conflicts in relationships or other commitments detrimental to the integrated businesses or impacted products. Additionally, the time between our expenditures to acquire new products, technologies or businesses and the subsequent generation of revenues from those acquired products, technologies or businesses, or the timing of revenue recognition related to licensing agreements and/or strategic collaborations, could cause fluctuations in our financial performance from period to period. Finally, if we are unable to successfully integrate products, technologies, businesses or personnel that we acquire, we could incur significant impairment charges or other adverse financial consequences. Many of these factors are outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact our business, financial condition, results of operations and cash flows.

If we fail to successfully identify, develop and secure regulatory approval for additional generic pharmaceutical products or fail to introduce these generic products on a timely basis, our business, financial condition, results of operations and cash flows may decline.

        We may not be successful in our efforts to continue to create a pipeline of product candidates or develop commercially successful products. Identifying, developing and obtaining regulatory approval and commercializing additional product candidates is prone to risks of failure inherent in drug development. For example, our research programs may initially show promise in identifying potential additional product candidates, yet fail to yield results for a number of reasons, including, among others, that the research methodology used may not be successful in identifying potential additional product candidates. No assurance can be given that we will be able to successfully identify additional product candidates, advance any of these additional product candidates through the development process or successfully commercialize any such additional product candidates. If we are unable to successfully identify, develop and commercialize additional product candidates, it could materially impact our business, financial condition, results of operations and cash flows.

        Even if we are able to identify and develop additional product candidates, we may fail to obtain exclusive marketing rights for such product candidates or fail to introduce such product candidates on a timely basis. Subject to certain exceptions and limitations, the Hatch-Waxman amendments to the Federal Food, Drug, and Cosmetic Act ("FFDCA") provide for a period of 180 days of marketing exclusivity for a generic version of a previously approved drug for any applicant that is the first to file an ANDA containing a certification of invalidity, non-infringement or unenforceability related to a patent listed with respect to the corresponding brand-name drug (known as a "Paragraph IV certification"). ANDAs that contain Paragraph IV certifications challenging patents, however, generally become the subject of patent litigation that can be both lengthy and costly. There is no certainty that we will prevail in any such litigation, that we will be the first-to-file and be granted the 180-day marketing exclusivity period, or, if we are granted the 180-day marketing exclusivity period, that we will not forfeit such period. Even where we are awarded marketing exclusivity, we may be required to share our exclusivity period with other ANDA applicants who submit Paragraph IV certifications. In addition, brand-name pharmaceutical companies often authorize a generic version of the corresponding brand-name drug to be sold during any period of marketing exclusivity that is awarded. Authorized generics are not prohibited from sale during the 180-day marketing exclusivity period. Furthermore, timely commencement of the litigation by the patent owner imposes an automatic stay of ANDA approval by the FDA for 30 months, unless the case is decided in the ANDA applicant's favor during that period. Finally, if the court decision is adverse to the ANDA applicant, the ANDA approval will be delayed until the challenged patent expires, and the applicant will not be granted 180 days of marketing exclusivity.

        Our ability to timely bring our products to market is dependent upon, among other things, the timing of regulatory approval of our products, which to a large extent is outside of our control, as well as the timing of competing products. If any of our products are not approved timely, or if we are unable to obtain and realize the full benefits of the respective market exclusivity period for our products, or if our products cannot be successfully manufactured or commercialized timely, our results of operations could be materially adversely affected. In addition, we cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products. Finally, once developed and approved, new products may fail to achieve commercial acceptance due to the price of the product, third-party reimbursement of the product and the effectiveness of sales and marketing efforts to support the product.

If we encounter negative developments with respect to our existing products, or are unable to successfully introduce new products, it may materially adversely affect our business.

        We sell a wide variety of products including Amitiza, a branded gastrointestinal product, specialty generic pharmaceuticals and APIs. Our ability to maintain and increase net sales depends on several factors, including:

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  our ability to increase market demand for our products and our ability to implement and maintain pricing;

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  our ability to develop additional products for commercialization;

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  our ability to achieve hospital and other third-party payer formulary acceptance, and maintain reimbursement levels by third-party payers;

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  our ability to maintain fees and discounts payable to the wholesalers and distributors and group purchasing organizations, at commercially reasonable levels;

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  whether the U.S. Department of Justice ("DOJ") or third parties seek to challenge and are successful in challenging patents or patent-related settlement agreements or our sales and marketing practices;

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  warnings or limitations that may be required to be added to FDA-approved labeling; and

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  the occurrence of adverse side effects related to or emergence of new information related to the therapeutic efficacy of these products, and any resulting product liability claims or product recalls.

Sales of our products are affected by, and we may be negatively impacted by any changes to, the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers.

        Sales of our products depend, in part, on the extent to which the costs of our products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payers. The ability of patients to obtain appropriate reimbursement for products and services from these third-party payers affects the selection of products they purchase and the prices they are willing to pay. Our ability to commercialize our products depends, in part, on the extent to which reimbursement for the costs of these products is available from government healthcare programs, such as Medicaid and Medicare, private health insurers and others. We cannot be certain that, over time, third-party reimbursements for our products will be adequate for us to maintain price levels sufficient for realization of an adequate return on our investment.

        Furthermore, we are unable to predict what additional legislation or regulation or changes in third-party coverage and reimbursement policies may be enacted or issued in the future or what effect such legislation, regulation and policy changes would have on our business.

Our reporting and payment obligations under the Medicare and Medicaid rebate programs, and other governmental purchasing and rebate programs, are complex. Any determination of failure to comply with these obligations or those relating to healthcare fraud and abuse laws could have a material adverse effect on our business.

        The regulations regarding reporting and payment obligations with respect to Medicare and Medicaid reimbursement programs, and rebates and other governmental programs, are complex. Because our processes for these calculations and the judgments used in making these calculations involve subjective decisions and complex methodologies, these accruals may have a higher inherent risk for material changes in estimates. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material adjustments to amounts previously paid.

        Any governmental agencies that have commenced, or may commence, an investigation of Mallinckrodt Inc. relating to the sales, marketing, pricing, quality or manufacturing of pharmaceutical products could seek to impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal healthcare programs, including Medicare and Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments, and even in the absence of any such ambiguity, a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions that we might become subject to could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We may not achieve the anticipated benefits of price increases enacted on our pharmaceutical products, which may adversely affect our business.

        From time to time, we may initiate price increases on certain of our pharmaceutical products. There is no guarantee that our customers will be receptive to these price increases and continue to purchase the products at historical quantities. In addition, it is unclear how market participants will react to price increases. For example, following pricing actions in specialty generics in fiscal 2015, additional competitors entered the marketplace for several of these products and prices subsequently decreased substantially. If customers do not maintain or increase existing sales volumes, we may be unable to replace lost sales with orders from other customers, and it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We may not achieve some or all of the expected benefits of any restructuring activities we may undertake and such restructuring activities may adversely affect our business.

        From time to time, we may initiate restructuring activities as we continue to realign our cost structure due to the changing nature of our business and look for opportunities to achieve operating efficiencies that will reduce costs. We may not be able to obtain the cost savings and benefits initially anticipated when such restructuring activities were initiated. Additionally, as a result of such restructuring activities we may experience a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganizations and restructurings can require a significant amount of management and other employees' time and focus, which may divert attention from operating and growing our business. If we fail to achieve some or all of the expected benefits of such restructuring activities, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face significant competition and may not be able to compete effectively.

        The industries in which we operate are highly competitive. Competition takes many forms, such as price reductions on products that are comparable to our own, development of new products with different mechanisms that obviate the need for our treatments or that may be more cost-effective than or have performance superior to our products. This competition may limit the effectiveness of any price increases we initiate. Following any price increase by us, competitors may elect to maintain a lower price point that may result in a decline in our sales volume. For further discussion on the competitive nature of our business, refer to the section of this information statement entitled "Business—Competition." Our failure to compete effectively could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We may incur product liability losses and other litigation liability.

        We are or may be involved in various legal proceedings and certain government inquiries and investigations, including with respect to, but not limited to, patent infringement, product liability, personal injury, antitrust matters, securities class action lawsuits, breach of contract, Medicare and Medicaid reimbursement claims, opioid-related matters, promotional practices and compliance with laws relating to the manufacture and sale of controlled substances. Such proceedings, inquiries and investigations may involve claims for, or the possibility of, fines and penalties involving substantial amounts of money or other relief, including but not limited to civil or criminal fines and penalties, changes in business practices and exclusion from participation in various government healthcare-related programs. Such litigation and related matters are described in the section of this information statement entitled "Business—Legal Proceedings." If any of these legal proceedings, inquiries or investigations were to result in an adverse outcome, the impact could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        With respect to product liability risks, in the ordinary course of business we are subject to liability claims and lawsuits, including potential class actions, alleging that our products have caused, or could cause, serious adverse events or other injury. Any such claim brought against us, with or without merit, could be costly to defend and could result in an increase in our insurance premiums. We retain liability for $10.0 million per claim of the first $40.0 million of a loss in our primary liability policies and purchase an additional $135.0 million using a combination of umbrella/excess liability policies with respect to any such claims. We believe this coverage level is adequate to address our current risk exposure related to product liability claims and lawsuits. However, some claims, such as those brought against us related to our sale of opioids, might not be covered by our insurance policies. Moreover, where the claim is covered by our insurance, if our insurance coverage is inadequate, we would have to pay the amount of any settlement or judgment that is in excess of our policy limits. We may not be able to obtain insurance on terms acceptable to us or at all since insurance varies in cost and can be difficult to obtain. Our failure to maintain adequate insurance coverage or successfully defend against product liability claims could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The healthcare industry has been under increasing scrutiny from governments, legislative bodies and enforcement agencies related to its sales, marketing and pricing practices, and changes to, or non-compliance with, relevant policies, laws, regulations or government guidance may result in actions that could adversely affect our business.

        In the U.S. over the past several years, a significant number of pharmaceutical companies have been subject to inquiries and investigations by various federal and state regulatory, investigative, prosecutorial and administrative entities in connection with sales, marketing and pricing practices, including the DOJ and various other agencies, including the Office of the Inspector General within the Department of Health and Human Services ("OIG"), the FDA, the Federal Trade Commission and various state Attorneys General offices. These investigations have alleged violations of various federal and state laws and regulations, including claims asserting antitrust violations, violations of the Food, Drug and Cosmetic Act, the False Claims Act, the Prescription Drug Marketing Act, anti-kickback laws, data and patient privacy laws, export and import laws, consumer protection laws and other alleged violations in connection with the promotion of products for unapproved uses, pricing and Medicare and/or Medicaid reimbursement. The DOJ and the SEC have also increased their focus on the enforcement of the Foreign Corrupt Practices Act of 1977 ("FCPA"), particularly as it relates to the conduct of pharmaceutical companies.

        Many of these investigations originate as "qui tam" actions under the False Claims Act. Under the False Claims Act, any individual can bring a claim on behalf of the government alleging that a person or entity has presented a false claim, or caused a false claim to be submitted, to the government for payment. The person bringing a "qui tam" suit is entitled to a share of any recovery or settlement. Qui tam suits, also commonly referred to as "whistleblower suits," are often brought by current or former employees. In a qui tam suit, the government must decide whether to intervene and prosecute the case. If the government declines to intervene and prosecute the case, the individual may pursue the case alone. If the FDA or any other governmental agency initiates an enforcement action against us or if we are the subject of a qui tam suit and it is determined that we violated prohibitions relating to the promotion of products for unapproved uses in connection with past or future activities, we could be subject to substantial civil or criminal fines or damage awards and other sanctions such as the possible exclusion from federal healthcare programs, including Medicare and Medicaid, consent decrees and corporate integrity agreements pursuant to which our activities would be subject to ongoing scrutiny and monitoring to ensure compliance with applicable laws and regulations. Any such fines, awards or other sanctions could have an adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Our operations expose us to the risk of violations of applicable health, safety and environmental laws and regulations, and related (and potentially material) liabilities and litigation.

        We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws and regulations governing, among other things:

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  the generation, storage, use and transportation of hazardous materials;

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  emissions or discharges of substances into the environment;

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  investigation and remediation of hazardous substances or materials at various sites;

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  chemical constituents in products and end-of-life disposal, mandatory recycling and take-back programs; and

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  the health and safety of our employees.

        We may not have been, or we may not at all times be, in full compliance with environmental and health and safety laws and regulations. In the event a regulatory authority concludes that we are not in full compliance with these laws, we could be fined, criminally charged or otherwise sanctioned. Environmental laws are becoming more stringent, including outside the U.S., resulting in increased costs and compliance burdens.

        Certain environmental laws assess liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. Liability for investigative, removal and remediation costs under certain federal and state laws is retroactive, strict (i.e., can be imposed regardless of fault), and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. We have received notification from the U.S. Environmental Protection Agency ("EPA") and similar state environmental agencies that conditions at a number of sites where the disposal of hazardous substances has taken place requires investigation, cleanup and other possible remedial action. These agencies may require that we reimburse the government for its costs incurred at these sites or otherwise pay for the costs of investigation and cleanup of these sites, including by providing compensation for natural resource damage claims arising from such sites.

        In the ordinary course of our business planning process, we take into account our known environmental matters as we plan for our future capital requirements and operating expenditures. The ultimate cost of site cleanup and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods.

        While we have planned for future capital and operating expenditures to comply with environmental laws, our costs of complying with current or future environmental protection and health and safety laws and regulations, or our liabilities arising from past or future releases of, or exposures to, hazardous substances may exceed our estimates or could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. We may also be subject to additional environmental claims for personal injury or cost recovery actions for remediation of facilities in the future based on our past, present or future business activities.

If we are unable to recruit or retain key personnel, we may be unable to maintain or expand our business.

        Because of the specialized scientific nature of our business, our ability to develop products and to compete with our current and future competitors will remain highly dependent, in large part, upon our ability to recruit and retain qualified scientific, technical, regulatory and commercial personnel. The loss of key scientific, technical, regulatory and commercial personnel, or the failure to recruit additional key scientific, technical, regulatory and commercial personnel, could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. There is intense competition for qualified personnel in the areas of our activities, and we may not be able to recruit and retain the qualified personnel necessary for the development or operation of our business.

Our global operations expose us to risks and challenges associated with conducting business internationally.

        We operate globally with offices or activities in Europe, Africa, Asia, South America, Australia and North America. We face several risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, U.S. laws, such as the FCPA and local laws, which also prohibit corrupt payments to governmental officials or certain payments or remunerations to customers. Given the high level of complexity of these laws, there is a risk that some provisions may be violated, inadvertently or through fraudulent or negligent behavior of individual employees, or through our failure to comply with certain formal documentation requirements or otherwise. Violations of these laws and regulations could result in fines or criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, any international expansion efforts and our ability to attract and retain employees.

        In addition to the foregoing, engaging in international business inherently involves a number of other difficulties and risks, including:

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  potentially longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain non-U.S. legal systems;

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  potential inability to sell products into certain countries given the delay of foreign governments in responding to changes in our U.S. business licensing;

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  political and economic instability, including the impact of the 2016 referendum by British voters to exit the European Union (commonly known as Brexit) and the related uncertainties;

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  the unpredictability of U.S. trade policy, including Section 301 tariffs and U.S. trade relations with other countries, that may increase raw material cost or impact our ability to obtain the raw materials we need to manufacture our products and impact our ability to sell our products outside of the U.S.;

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  potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and trade barriers;

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  difficulties and costs of staffing and managing our non-U.S. operations;

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  exposure to global economic conditions; and

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  exposure to potentially unfavorable movements in foreign currency exchange rates associated with international net sales and operating expense and intercompany debt financings.

        These or other factors or any combination of them may have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Our business depends on the continued effectiveness and availability of our information technology infrastructure, and failures of this infrastructure could harm our operations.

        To remain competitive in our industry, we must employ information technologies to support manufacturing processes, quality processes, distribution, and financial reporting, as well as R&D and regulatory applications that capture, manage and analyze information in compliance with applicable regulatory requirements. We rely extensively on technology to allow concurrent work sharing. As with all information technology, our systems are vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as physical and electronic break-ins, sabotage, piracy or intentional acts of vandalism. Given the extensive reliance of our business on technology, any substantial disruption or resulting loss of data that is not avoided or corrected by our backup measures could harm our business, financial condition, results of operations and cash flows. In addition, any unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business. Lastly, as a highly regulated business, it is important for us to maintain the integrity of our systems and data through structured processes and controls. Failure of the controls could result in business disruption and lack of compliance.

We are increasingly dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

        Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. We are increasingly dependent on sophisticated information technology systems and infrastructure to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced significant elements of our operations to third parties, some of which are outside the U.S., including some of our information technology infrastructure, and as a result we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions. The size and complexity of our and our vendors' systems and the large amounts of confidential information that is present on them also makes them potentially vulnerable to security breaches from inadvertent or intentional actions by our employees, partners or vendors, or from attacks by malicious third parties. We and our vendors could be susceptible to third-party attacks on our information security systems, which attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including criminal groups, "hackers" and others. Maintaining the secrecy of this confidential, proprietary, and/or trade secret information is important to our competitive business position. However, such information can be difficult to protect. While we have taken steps to protect such information and invested heavily in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information, including those caused by our own employees or others to whom we have granted access to our systems, that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, human error, sabotage, industrial espionage, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.

        We employ approximately 1,600 employees worldwide. Some of our employees are represented by labor organizations and national works councils. Our management believes that our employee relations are satisfactory. However, further organizing activities or collective bargaining may increase our employment-related costs and we may be subject to work stoppages and other labor disruptions. Moreover, if we are subject to employment-related claims, such as individual and class actions relating to alleged employment discrimination, wage-hour and labor standards issues, and such actions are successful in whole or in part, this may affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event at our facilities.

        We depend on our manufacturing facilities, laboratories and equipment for the continued operation of our business. Our research and development, manufacturing and administrative facilities are primarily conducted in Saint Louis, Missouri; Hobart, New York; Raleigh, North Carolina; Greenville, Illinois; Kobe, Japan and Sanda, Japan. Although we have contingency plans in effect for natural disasters or other catastrophic events, these events could still disrupt our operations. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event at any of our facilities could have a significant negative impact on our business, financial condition and results of operations.

Risks Related to the Separation

We have no recent history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be an accurate indicator of our future results of operations.

        The historical information about Mallinckrodt Inc. in this information statement refers to our business as operated by and integrated with Parent. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Parent. Accordingly, the historical and pro forma financial information included in this information statement does not reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

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  Our business has historically been operated by Parent as part of its broader corporate organization, rather than as an independent company. Parent or one of its affiliates performed various corporate functions for Mallinckrodt Inc., such as accounting, information technology and finance. Following the separation, Parent will provide some of these functions to us for a period of time, as described in "Our Relationship with Parent Following the Distribution." Our historical and pro forma financial results reflect allocations of corporate expenses from Parent for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate, publicly traded company. In addition, we expect to incur additional annual expenses related to the separation, including with respect to, among other things, directors and officers liability insurance, director fees, reporting fees with the SEC, NYSE listing fees, transfer agent fees, and increased auditing and legal fees, which expenses may be significant. We will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from Parent. These initiatives to develop our independent ability to operate without access to Parent's existing operational and administrative infrastructure will be costly to implement. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline;

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  Generally, our working capital and capital for our general corporate purposes have historically been provided as part of the corporate-wide cash management policies of Parent. Following the completion of the separation, we may need to obtain additional financing from lenders, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;

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  After the completion of the separation, the cost of capital for our business may be higher than Parent's cost of capital prior to completion of the separation;

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  Our historical financial information does not reflect the debt that we will incur as part of the separation; and

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  Currently, we are able to use Parent's purchasing power in procuring various goods and services and have shared economies of scope and scale in vendor relationships. As a standalone company, we may be unable to obtain goods and services at the prices and terms obtained prior to completion of the separation, which could decrease our overall profitability.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Parent. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

Parent's plan to separate the Mallinckrodt Inc. Business from the remainder of its business is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

        On December 6, 2018, Parent announced plans to separate the Mallinckrodt Inc. Business from the remainder of its business. The separation is subject to approval by Parent's board of directors of the final terms of the separation and certain other conditions. Unanticipated developments, including changes in the competitive conditions of the Mallinckrodt Inc. Business and Parent's remaining business, regulatory approvals or clearances, the availability of any consents of third parties on terms acceptable to us or at all, the uncertainty of the financial markets (including in relation to our ability to incur expected indebtedness in connection with the separation) and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. We expect that the process of completing the proposed separation will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed. Executing the proposed separation will require significant time and attention from our senior management and employees, which could adversely affect our business and results of operations. We may also experience increased difficulties in attracting, retaining and motivating employees during the pendency of the separation and following its completion, which could harm our businesses.

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

        After the separation, we will continue to install and implement information technology infrastructure to support our critical business functions, including systems relating to accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur temporary interruptions in business operations if we cannot transition effectively from Parent's existing transactional and operational systems and data centers and the transition services that support these functions as we replace these systems. We may not be successful in effectively and efficiently implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replace Parent's information technology services, or our failure to implement the new systems and replace Parent's services effectively and efficiently, could disrupt our business and could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation.

        Our financial results previously were included within the consolidated results of Parent, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the effectiveness of our registration statement on Form 10 of which this information statement forms a part, we were not directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act. After the distribution, we will be subject to such reporting and other requirements as they apply to "emerging growth companies" (as defined in the JOBS Act), which will require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and information technology resources.

        To comply with these requirements, we anticipate that we will need to upgrade our systems, including computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and information technology staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Moreover, until we complete the creation of the corporate infrastructure necessary to operate as an independent public company, including hiring of additional staff and establishment of financial reporting information systems, we will be reliant on Parent for services relating to some of our internal controls over financial reporting. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        For as long as we are an emerging growth company under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that management's assessment might not. Undetected material weaknesses in our internal controls could lead to restatements of our financial statements and require us to incur the expense of remediation.

We may have received more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with Parent.

        We will enter into agreements with Parent in connection with the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. Since such agreements were negotiated in the context of a separation, the terms of such agreements may be less favorable to us than the terms that would have resulted from arm's-length negotiations between unaffiliated third parties. See "Our Relationship with Parent Following the Distribution."

Parent may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        In connection with the separation, Mallinckrodt Inc. and Parent (which it is currently intended will be renamed [                        ]) will enter into a separation and distribution agreement and will enter into various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements are discussed in greater detail in "Our Relationship with Parent Following the Distribution." Certain of these agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. We will rely on Parent to satisfy its performance and payment obligations under these agreements. If Parent is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses.

        If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services when the transaction or long-term agreements terminate, we may not be able to operate our business effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services Parent currently provides to us. These systems and services may also be more expensive or less efficient than the systems and services Parent is expected to provide during the transition period.

Potential indemnification liabilities to Parent pursuant to the separation and distribution agreement could materially adversely affect us.

        The separation and distribution agreement with Parent will provide for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the distribution and provisions governing the relationship between Mallinckrodt Inc. and Parent following the separation. For a description of the separation and distribution agreement, see "Our Relationship with Parent Following the Distribution—Separation and Distribution Agreement." Among other things, the separation and distribution agreement will provide for indemnification obligations principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Parent's remaining business with Parent, among other indemnities. If we are required to indemnify Parent under the circumstances set forth in the separation and distribution agreement, we may be subject to substantial liabilities.

        In addition, the separation and distribution agreement that Parent entered into with Covidien Plc ("Covidien"), which was subsequently acquired by Medtronic plc, in connection with the separation of Parent from Covidien in June 2013 provided for indemnification obligations. This separation and distribution agreement was filed with the SEC by Parent as Exhibit 2.1 to its Current Report on Form 8-K on July 1, 2013. Under our separation and distribution agreement with Parent, we will indemnify Parent and Covidien, to the extent Parent is liable to Covidien under its separation and distribution agreement with Covidien, in respect of obligations and liabilities associated with the

Mallinckrodt Inc. Business. These potential indemnification obligations could have a material adverse effect on our business, financial condition, results of operations and cash flows. For additional discussion, see "Our Relationship with Parent Following the Distribution."

After the separation, certain of our executive officers and other key employees may have actual or potential conflicts of interest because of their current or previous positions at Parent.

        The ownership by our expected executive officers and other key employees of Parent ordinary shares or equity awards in respect of Parent ordinary shares may create, or may create the appearance of, conflicts of interest. Because of their current positions with Parent, certain of these expected executive officers and other key employees own Parent ordinary shares and/or Parent equity awards, which may comprise a significant portion of some of these individuals' total personal financial assets. Following the separation, even though our expected executive officers and other key employees who are currently employees of Parent will cease to be employees of Parent, some of our executive officers and other key employees may continue to have a financial interest in Parent ordinary shares, which may create, or may create the appearance of, conflicts of interest when these individuals are faced with decisions that could have different implications for Parent than the decisions have for Mallinckrodt Inc.

We may not achieve some or all of the expected benefits of the separation, and the separation may materially adversely affect our business.

        We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others: (i) the ability of each of Parent and Mallinckrodt Inc. to focus on its own strategic and operational plans and capital structure; (ii) focused research and development and operations with an optimal level of investment in research and development projects for each business and operating strategy; (iii) an appropriate capital structure for each of Parent and Mallinckrodt Inc.; (iv) an independent equity structure that will provide Mallinckrodt Inc. direct access to the capital markets; (v) more effective equity-based compensation and currency for acquisitions; and (vi) a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Mallinckrodt Inc. separately from Parent. We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business; (b) following the separation, Mallinckrodt Inc. may be more susceptible to market fluctuations and other adverse events than if it were still a part of Parent; (c) following the separation, our business will be less diversified than Parent's business prior to completion of the separation; and (d) the actions required to separate Parent's and Mallinckrodt Inc.'s respective businesses could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

No vote of Parent's shareholders is required to complete the separation and the distribution. As a result, if you do not want to receive shares of our common stock in the distribution upon its completion, your sole recourse will be to divest yourself of your Parent ordinary shares prior to the record date.

        No vote of the Parent shareholders is required in connection with the separation or the distribution. Accordingly, if you do not want to receive shares of our common stock in the distribution upon its completion, your only recourse will be to divest yourself of your Parent ordinary shares prior to the record date for the distribution.

        Parent will submit a proposal to change Parent's name to [                        ] for a vote at the annual general meeting of Parent shareholders to be held in 2019, but neither the occurrence nor the outcome of this vote is a condition to the completion of the separation or the distribution.

If the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Mallinckrodt Inc., Parent and Parent's shareholders could be subject to significant tax liability or tax indemnity obligations.

        Parent expects to receive an opinion from Wachtell, Lipton, Rosen & Katz to the effect that the distribution, together with certain related transactions, should qualify as a "reorganization" within the meaning of Sections 355 and 368(a)(1)(D) of the Code. This opinion will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Parent and us, including those relating to the past and future conduct of Parent and us. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the opinion of counsel are breached, such opinion may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding the receipt of the opinion of counsel, the Internal Revenue Service (the "IRS") could determine that the distribution and/or certain related transactions should be treated as a taxable transaction if it determines that any of the facts, assumptions, representations, statements or undertakings upon which the opinion of counsel was based is incorrect or has been violated, or that the distribution should be taxable for other reasons, including as a result of certain transactions occurring after the distribution. In addition, the opinion of counsel will represent the judgment of such counsel and will not be binding on the IRS or any court and the IRS or a court may disagree with the conclusions in such opinion. Parent has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. Accordingly, notwithstanding the receipt of an opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge.

        If the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, the distribution to you would be treated as a taxable distribution in an amount equal to the fair market value of the Mallinckrodt Inc. stock received by you, which would be treated as a taxable dividend to you for U.S. federal income tax purposes to the extent of your pro rata share of Parent's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of your basis in the Parent stock, and finally as capital gain from the sale or exchange of Parent stock, and you could incur significant U.S. federal income tax liability. In addition, Parent and/or we could incur additional U.S. federal income tax liabilities or tax indemnification obligations. For more information, see "Material U.S. Federal Income Tax Consequences."

        Under the tax matters agreement that Parent will execute with us, we may be required to indemnify Parent against any additional taxes and related costs, damages or other amounts resulting from (i) repurchases of shares of our stock other than in certain open-market transactions, (ii) our cessation of the active conduct of certain of our businesses, (iii) certain post-distribution restructuring or other transactions entered into by us, (iv) other actions or failures to act by us or (v) any of our representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material. For further discussion, see "Our Relationship with Parent Following the Distribution—Tax Matters Agreement."

We may not be able to engage in desirable transactions following the distribution.

        Under current U.S. federal income tax law, the distribution and certain related transactions could be rendered taxable for U.S. federal income tax purposes as a result of certain post-distribution acquisitions of our shares or assets (or of shares or assets of Parent). As a result, to preserve the tax-free nature of the distribution we (and/or Parent) may determine to forgo certain transactions that would otherwise be advantageous, including share repurchases, certain asset dispositions and other strategic transactions, for some period of time following the distribution. Moreover, in addition to our indemnity obligations described above, the tax matters agreement will restrict us, for the 25-month period following the distribution, except in specific circumstances, from, among other things: (i) repurchasing shares of our stock other than in certain open-market transactions, (ii) ceasing to actively conduct certain of our businesses, (iii) entering into certain restructuring or other transactions, or (iv) taking or failing to take certain other actions that could cause the distribution and certain related transactions to not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit our ability to pursue certain transactions that we otherwise believe to be in the best interest of our shareholders or that may maximize the value of our business. However, the tax matters agreement will not prevent us from taking all actions that could cause the distribution and certain related transaction to be taxable to Parent or Parent shareholders. For more information, see "Our Relationship with Parent Following the Distribution—Tax Matters Agreement."

Risks Related to Our Common Stock

We cannot be certain that an active trading market for shares of our common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

        A public market for shares of our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a "when-issued" basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for shares of our common stock after the distribution. We also cannot predict the effect of the distribution on the trading prices of shares of our common stock or whether the combined market value of shares of our common stock and Parent's ordinary shares will be less than, equal to or greater than the market value of Parent's ordinary shares prior to the distribution.

        The market price of shares of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  changes in earnings estimated by securities analysts or our ability to meet those estimates;

  •
  the operating and stock price performance of comparable companies;

  •
  changes to the regulatory and legal environment in which we operate; and

  •
  U.S. and worldwide economic conditions.

        In addition, when the market price of a company's shares of common stock drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

A number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

        Any sales of substantial amounts of shares of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of shares of our common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately [            ] shares of our common stock issued and outstanding. These shares will be tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.

        We are unable to predict whether large amounts of shares of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for Mallinckrodt Inc. common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for Mallinckrodt Inc. common stock. If there is no research coverage of our common stock, the trading price for shares of our common stock may be negatively impacted. If we obtain research coverage for our common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price may decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

There may be substantial changes in our shareholder base following the distribution.

        Many investors receiving shares of Mallinckrodt Inc. common stock pursuant to the distribution may hold those shares because of a decision to invest in a company with Parent's profile. Following the distribution, the shares of Mallinckrodt Inc. common stock held by those investors will represent an investment in a smaller company with a different focus and investment profile. This may not be aligned with a holder's investment strategy and may cause the holder to sell the shares of our common stock they receive in the distribution. As a result, our stock price may decline or experience volatility as our shareholder base changes.

We do not expect to pay any cash dividends for the foreseeable future.

        We currently intend to retain future earnings to finance the operation and expansion of our business. As a result, we do not expect to pay any cash dividend for the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors from time to time in accordance with applicable law. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures or increases in reserves. If we do not pay dividends, the price of the shares of Mallinckrodt Inc. common stock that you receive in the distribution must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of Mallinckrodt Inc. common stock to generate cash flow from your investment.

Your percentage of ownership in Mallinckrodt Inc. may be diluted in the future.

        In the future, your percentage ownership in us may be diluted because of equity awards that we will be granting to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Further, we anticipate that the compensation committee of our board of directors will grant additional stock-based awards to our employees after the distribution. Such awards will have a dilutive effect on earnings per share, which could adversely affect the market price of shares of Mallinckrodt Inc. common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans.

        In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Mallinckrodt Inc. common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Mallinckrodt Inc. common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Our Capital Stock."

Provisions in our amended and restated certificate of incorporation and bylaws and of applicable law may prevent or delay a potential acquisition of Mallinckrodt Inc., which could decrease the trading price of our common stock.

        Our amended and restated certificate of incorporation and bylaws that will be in effect from and after the completion of the separation, as well as Delaware law, contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the acquiror and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

  •
  the inability of Mallinckrodt Inc.'s shareholders to call a special meeting or act by written consent with less than the unanimous written consent of all of our shareholders;

  •
  rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

  •
  the right of Mallinckrodt Inc.'s board of directors to issue preferred stock without shareholder approval;

  •
  the ability of our directors, but not our shareholders, to fill vacancies on our board of directors (including those resulting from removal of directors or an enlargement of the board of directors); and

  •
  the ability of our board of directors to adopt, amend, alter or repeal provisions of our amended and restated bylaws.

        Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of the shares of our outstanding common stock and us. For more information, see "Description of Our Capital Stock—Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws."

        We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders. Accordingly, in the event that our board of directors determines that a potential business combination transaction is not in the best interests of our company and our shareholders but certain shareholders believe that such a transaction would be beneficial to us and our shareholders, such shareholders may elect to sell their shares in our company and the trading price of Mallinckrodt Inc. common stock could decrease.

        These and other provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law, as amended (the "DGCL"), could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on our business, financial condition and results of operations.

Our amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.

        Our amended and restated certificate of incorporation will provide that, unless our board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the state of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer to our company or our shareholders, creditors or other constituents, any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with our company or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We are an "emerging growth company" and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors for so long as we remain an emerging growth company.

        We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are afforded to emerging growth companies, including, but not limited to, exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we intend to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be lower or more volatile as a result. We may take advantage of these exemptions until we no longer qualify as an emerging growth company.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials Parent and Mallinckrodt Inc. have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "The Separation" contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Mallinckrodt Inc. management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 DIVIDEND POLICY

        We currently intend to retain any earnings to finance R&D, acquisitions and the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. The recommendation, declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividends in the future, there can be no assurance that we will continue to pay such dividends.

 CAPITALIZATION

        The following table sets forth our capitalization as of December 28, 2018 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma financial information. The historical information below does not necessarily reflect what our capitalization would have been had we operated as a separate, publicly traded company for the period presented and is not necessarily indicative of our future capitalization. This table should be read in conjunction with our unaudited pro forma condensed combined financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our combined financial statements and accompanying notes included elsewhere in this information statement.

	December 28, 2018
(Dollars in Millions)	Actual	Pro Forma
Cash and cash equivalents
Liabilities:
Current maturities of long-term debt	$—	$
Long-term debt	—

Total debt	—

Equity:
Common stock (par value $0.01 per share)	—
Additional paid-in capital	—
Parent company investment	1,491.4
Accumulated other comprehensive income/loss	8.0

Equity attributable to the Company	1,499.4

Non-controlling interests	—

Total Equity	1,499.4

Total Capitalization	$1,499.4	$

        We have not yet finalized our post-distribution capitalization; however, we currently expect to enter into a senior secured credit facility consisting of a [          ]-year senior secured term loan in a principal amount of $[            ] and a [          ]-year senior secured revolving credit facility allowing borrowings of up to $[            ] million in the aggregate in connection with the separation. We also expect to have approximately $[            ] million of cash on hand at the time of the distribution. Pro forma financial information reflecting our post-distribution capitalization will be included in an amendment to this information statement.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements have been derived from the historical combined financial statements of the Mallinckrodt Inc. Business of Parent included elsewhere in this information statement. The unaudited pro forma condensed combined statement of income assumes that the separation from Parent occurred on December 30, 2017, the first day of fiscal 2018. The unaudited pro forma condensed combined balance sheet assumes that the separation from Parent occurred on December 28, 2018. These financial statements have been adjusted to reflect the following:

  •
  the transfer by Parent to us of various corporate assets and liabilities historically managed by Parent and its subsidiaries that are not included in our historical combined balance sheet and the transfer of certain of our assets and liabilities which will be retained by Parent;

  •
  the distribution of shares of our common stock to Parent's shareholders and the elimination of historical parent company investment; and

  •
  our anticipated capital structure, including debt anticipated to be incurred.

        The assumptions used and pro forma adjustments derived from such assumptions are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information. Management believes such assumptions are reasonable.

        The following unaudited pro forma condensed combined financial statements should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and accompanying notes included elsewhere in this information statement. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of our results of operations or financial condition had the distribution and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have been obtained if we had operated as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

        During fiscal 2018, Parent allocated general corporate expenses in the amount of $44.5 million. General corporate expenses include, but are not limited to, costs related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation, which are included in our historical results. As a standalone public company, these operating costs are estimated to be approximately $10.0 million to $20.0 million higher annually than the general corporate expenses historically allocated from Parent. No pro forma adjustments have been made to our unaudited pro forma condensed combined financial statements to reflect the additional costs and expenses described in this paragraph because they are projected amounts based on judgmental estimates.

        We currently estimate expenses that we will incur during our transition to being a standalone public company to range from approximately $[            ] million to $[            ] million. We expect to incur substantially all of these expenses within 18 months of the separation. These expenses are anticipated to primarily relate to (i) costs to separate information systems and (ii) accounting, tax, legal and other professional costs associated with our separation and establishment as a standalone public company. We have not adjusted the unaudited pro forma condensed combined financial statements for these estimated expenses as they are projected amounts based on judgmental estimates and are not expected to have an ongoing impact on our operating results.

 THE MALLINCKRODT INC. BUSINESS OF PARENT
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Fiscal Year Ended December 28, 2018
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$909.4	$		$
Cost of sales	700.2

Gross profit	209.2
Selling, general and administrative expenses	185.2
Research and development expenses	55.4
Separation costs	4.8		(a)
Impairment charge	2.0

Operating loss	(38.2)
Other income, net	35.1		(b)
Interest expense	—		(c)

Loss before income taxes	(3.1)
Provision for income taxes	17.2		(b)(d)

Net Loss	$(20.3)	$		$

Pro forma earnings per share:
Basic					(e)
Diluted					(f)
Pro forma weighted-average shares outstanding:
Basic					(e)
Diluted					(f)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 THE MALLINCKRODT INC. BUSINESS OF PARENT
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
At December 28, 2018
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$12.2	$	(g)	$
Accounts receivable trade, less allowance for doubtful accounts	273.7
Inventories	259.5
Prepaid expenses and other current assets	61.7		(h)

Total current assets	607.1
Property, plant and equipment, net	611.6		(i)
Intangible assets, net	717.8
Other assets	156.5		(h)

Total Assets	$2,093.0	$		$

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$57.8	$		$
Accrued payroll and payroll-related costs	23.1		(i)
Product related accruals	39.0
Other current liabilities	115.4		(j)

Total current liabilities	235.3
Long-term debt	—		(g)
Pension and postretirement benefits	59.2		(k)
Environmental liabilities	59.7
Deferred income taxes	112.4		(l)
Other liabilities	127.0

Total Liabilities	593.6
Shareholders' Equity:
Common stock, $0.01 par value, [ ] authorized; [ ] issued and outstanding on a pro forma basis			(m)
Additional paid-in capital			(m)
Parent company investment	1,491.4		(n)
Accumulated other comprehensive income	8.0

Total Shareholders' Equity	1,499.4

Total Liabilities and Shareholders' Equity	$2,093.0	$		$

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 THE MALLINCKRODT INC. BUSINESS OF PARENT
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

a)
Reflects the removal of separation costs directly related to the separation that were incurred during the historical period. These costs were primarily for accounting, tax, legal and other professional fees.

b)
Represents the reclassification of income tax expense associated with unrecognized tax benefit ("UTB") liabilities to other expense as a result of certain UTB liabilities becoming an obligation to Parent (as an indemnity upon separation) as opposed to being payable to the respective taxing authority. As the associated liabilities are reported within other long-term liabilities before and after separation, a pro forma adjustment to the condensed combined balance sheet is not required as a result of this reclassification.

c)
Reflects estimated interest expense and amortization of debt issuance costs in connection with debt we expect to issue prior to or at the time of separation. The pro forma impact was based on the incurrence of $[            ] million of debt with an assumed weighted-average interest rate of [      ]%, and an assumed weighted average life of approximately [            ] years.

d)
Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also represents a $[            ] million decrease in income tax expense due to changes in the internal capital structure resulting from the internal reorganization of our legal entities to facilitate the separation.

e)
Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding reflect the estimated number of shares of common stock we expect to have outstanding upon completion of the distribution based on the number of Parent ordinary shares outstanding on December 28, 2018, adjusted for an assumed distribution ratio of one share of Mallinckrodt Inc. common stock for every [            ] Parent ordinary shares.

f)
Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the estimated number of shares of common stock we expect to have outstanding upon completion of the distribution and reflect the potential issuance of ordinary shares under Parent equity plans in which our employees participate based on the distribution ratio. While the actual dilutive impact in the future may differ from these estimates, we believe this estimate yields a reasonable approximation of the dilutive impact of Parent equity plans.

g)
Reflects the issuance of $[            ] million of debt, net of issuance costs and the retention by Parent of $[            ] million of cash proceeds thereof.

h)
Reflects the capitalization of $[            ] million of debt issuance costs.

i)
Represents the transfer of certain of our property, plant and equipment which will be retained by Parent, net of certain property, plant and equipment which Parent will transfer to us. Depreciation and other expenses associated with these assets are expected to be comparable to the amounts recorded in our historical combined financial statements for this period.

j)
Represents the transfer of certain corporate liabilities historically managed by Parent which will transfer to us.

k)
Represents the transfer of certain pension liabilities from Parent to us.

l)
Represents an adjustment to net deferred tax liabilities as a result of the internal reorganization of our legal entities to facilitate the separation.

m)
Represents an adjustment to reflect the pro forma recapitalization of our equity. As of the distribution date, Parent's net investment in Mallinckrodt Inc. will be eliminated to reflect the distribution of our common stock to Parent's shareholders. Parent's shareholders will receive one share of Mallinckrodt Inc. common stock for every [            ] ordinary share of Parent owned as of the record date of the distribution.

n)
Represents (i) the net offset $[            ] to all of the pro forma adjustments to the assets and liabilities in our unaudited pro forma condensed combined balance sheet and (ii) the reclassification of the remaining balance within Parent company investment $[            ] in order to reflect the pro forma recapitalization of our equity (see Note (m) above for additional details).

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth selected financial data for the Mallinckrodt Inc. Business of Parent. The combined statement of income data for fiscal 2018, fiscal 2017, fiscal 2016 and three months ended December 30, 2016, and the combined balance sheet data as of December 28, 2018 and December 29, 2017 are derived from our audited combined financial statements and accompanying notes included elsewhere in this information statement. The summary balance sheet data as of December 30, 2016 is derived from our audited combined financial statements that are not included in this information statement. The summary balance sheet data as of September 30, 2016 is derived from our unaudited combined financial statements that are not included in this information statement. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        The selected historical combined financial data presented below should be read in conjunction with our combined financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this information statement. Our historical financial data may not be indicative of the results of operations or financial condition that would have been obtained if we had operated as a separate, publicly traded company during the periods presented or of our future performance as an independent company.

	Fiscal Year Ended			Three Months Ended
(dollars in millions)	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Combined Statement of Income Data:
Data:
Net sales	$909.4	$869.6	$1,092.0	$229.8
Gross profit	209.2	366.2	611.3	112.2
Operating (loss) income	(38.2)	174.1	334.8	(166.3)
(Loss) income before income taxes	(3.1)	99.1	323.7	(212.4)
Net (loss) income	(20.3)	82.5	218.2	(209.3)
Combined Balance Sheet Data (End of Period):
Total assets	$2,093.0	$1,333.9	$1,608.3	$1,362.6
Parent company equity	1,499.4	915.9	1,102.7	881.8

 BUSINESS

Overview

        We are a company focused on providing our customers high-quality complex generic pharmaceutical products, active pharmaceutical ingredients ("API(s)") and AMITIZA® (lubiprostone) ("Amitiza"), a leading product in the branded gastrointestinal market. Our commercial, research and development, corporate operations and back office functions are located in Saint Louis, Missouri, United States. We use our specialized characterization, development, formulation, and synthetic and analytical chemistry expertise to develop and manufacture a range of complex generic pharmaceutical products and APIs. Our products include: immediate and extended-release tablets and capsules; oral solutions; immediate and extended-release oral suspensions; dispersible tablets; orally disintegrating tablets; transdermal patches; and intramuscular, subcutaneous and intravenous injectable products. We utilize our APIs in the production of our finished dose drugs, and also for internal drug product development.

        We sell our complex generic pharmaceutical products primarily to distributors, who subsequently sell our products to retail pharmacy chains, independent pharmacies, government entities, hospitals, hospice providers and long-term care providers. Those entities then dispense our complex generic products to patients. We sell and distribute APIs to pharmaceutical companies, contract manufacturers and other associated industrial customers; however, our API products are primarily sold directly to global pharmaceutical manufacturers. We also manufacture products for third parties under contract and, subsequent to our Parent's acquisition of Sucampo in February 2018, we also produce lubiprostone for use in Amitiza capsules, a branded gastrointestinal product approved in the U.S. and other geographies, for various forms of constipation.

History and Development

        We can trace our history to the founding of G. Mallinckrodt & Co. in 1867, the predecessor of today's API business. We believe our core values of quality, integrity and service have set us apart from our competitors over our greater than 150-year history in this business. In the mid-1990s, we expanded our controlled substance API business into complex generics and became one of the largest U.S. generic dosage pharmaceuticals businesses in 2018 as compared to our competitors with similar product portfolios. With the addition of Amitiza in February 2018, our financial diversification is enhanced by way of the cash flow generated from both product royalties and sales through our third-party license agreements.

        Mallinckrodt Inc. was incorporated as a Delaware corporation on January 18, 2019 for the purpose of holding the Mallinckrodt Inc. Business following the separation. Prior to the transfer by Parent to us of the Mallinckrodt Inc. Business, we will have no operations other than those incidental to our formation and in preparation for the separation.

Our Competitive Strengths

        We believe we have the following strengths:

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  Distinct vertically integrated manufacturing and distribution skills with a reputation for quality.  Our manufacturing and supply chain capabilities enable highly efficient controlled substance tableting, packaging and distribution. We have one of the world's largest DEA Schedule II vaults for the storage of raw materials, intermediates and finished goods. Whenever possible, we leverage our vertically integrated assets and capabilities to reduce costs and deliver high-quality products and services. We have received numerous awards from our customers for our reliability of supply and product quality.

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  Increasingly diverse pipeline of complex generic product candidates that leverage our specialized characterization, deformulation and formulation development capabilities. We have technical capabilities that support the advancement of our complex generics pipeline. These capabilities enable us to develop technically challenging products in a broad range of dosage forms, including tablets, capsules, oral liquids, solutions and complex injectables. Our advanced characterization capability enables us to utilize characterization in lieu of clinical trials for bioequivalence for a select number of products.

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  Industry-leading controlled substance portfolio of complex generic pharmaceutical products and APIs for pain management. We have a strong position in the controlled substance generics market. Our industry-leading controlled substance portfolio allows us to serve the most complex needs of our customers. We believe we offer the broadest product line of opioid and other controlled substances (primarily DEA Schedule II and III), giving us a leading position in the controlled substance generics market. In an industry characterized by strict regulatory and technical demands, we believe our comprehensive portfolio allows us to efficiently tailor our offerings to meet the needs of customer, legal and regulatory stakeholders.

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  Track record of expertise in the acquisition, importation and handling of government-regulated raw materials. We have a proven track record of expertise in the acquisition, importation and handling of highly regulated narcotic raw materials. We operate our business under rigorous quality standards and emphasize delivering quality with efficiency across our manufacturing operations. The acquisition of certain raw materials and the processing of those materials into finished products require a close collaboration with a wide variety of state and federal regulatory authorities, including the FDA and DEA. We have a long history of working with these regulatory agencies and managing the related complexity to provide ongoing, reliable access to these highly controlled products. We have a unique combination of physical assets, long-term contractual agreements with suppliers, relationships with regulatory agencies and longevity in the market, which we believe delivers value to our customers and shareholders which our competitors find difficult to match.

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  Diversified revenue and product profile with demonstrated operational excellence.  In 2018, our diverse portfolio of products generated $909.4 million of total revenue. No customer represented more than 20% of our revenue. The addition of Amitiza complements our portfolio by offering diversification from our complex generic pharmaceutical and API products. As a leading gastrointestinal branded product in the U.S. and Japanese markets, Amitiza diversifies our revenue and cash flow generated from both product royalties and sales through our third-party license agreements.

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  Experienced management team with dedicated employees.  Our executive management team is a diverse set of industry veterans, with more than 100 years of experience with our company, and more than 160 years in the life sciences industry. We benefit from having a management team with extensive experience in small, medium and large life sciences firms. Matthew Harbaugh, who will serve as our President and Chief Executive Officer, has more than 20 years of experience in life sciences and has been in senior management with Parent for over 10 years. We are proud of our dedicated work force with an average employee tenure of 12 years. We embrace a culture of quality, integrity and service and seek to create an environment where our employees are empowered to drive outcomes.

        While we have set forth our competitive strengths above, our business involves numerous risks and uncertainties which may prevent us from executing our strategies. For a complete description of the risks associated with our business, see "Risk Factors."

Our Businesses and Products

        Information with respect to our single operating segment is included below and in Note 21 to our annual combined financial statements included elsewhere in this information statement.

        Our business is managed as a single segment consisting of complex generic pharmaceuticals, APIs and Amitiza. The single segment determination aligns with how the financial information is viewed by the Chief Executive Officer (our chief operating decision maker) for the purposes of making resource allocation decisions and assessing the performance of the business.

Complex Generics and APIs

        We produce a broad offering of over 20 generic product families, most of which are U.S. Drug Enforcement Administration ("DEA") controlled substances, across three manufacturing facilities in the U.S. and our contract manufacturing network. Our facilities are highly regulated by the U.S. Food and Drug Administration ("FDA"), DEA and other agencies. We are one of the largest generic controlled substance pharmaceutical businesses in the U.S. Our key products include hydrocodone-containing tablets, oxycodone-containing tablets and other controlled substances, all of which are significant products for the treatment of pain. Our other controlled substance products include products for the treatment of ADHD and addiction disorders. Historically, our primary competition has been other U.S.-based participants due to importation restrictions on controlled substance API and drug products. In recent years, our competitors have increasingly become companies based outside the U.S. that have acquired or built facilities in the U.S. in order to compete in the U.S. market.

        We produce approximately 40 API products across four manufacturing sites for use in our own complex generic pharmaceutical products and for sale to third parties—many of whom are competitors with our complex generic pharmaceuticals business—for use in branded and generic products in a variety of therapeutic areas. Our API business manufactures high-quality products that meet our customers' unique specifications and provides comprehensive technical services to our customers. We are among the world's largest manufacturers of acetaminophen and are the only producer in the North American and European regions. We also manufacture controlled substance APIs and are one of the leading U.S. producers of opioid and stimulant molecules for use in pharmaceuticals which treat pain, addiction and ADHD. We manufacture these controlled substances under DEA quota restrictions, and we estimate that we received approximately 38% of the 2018 total annual production DEA quota for the controlled substances we manufacture.

        Our key products include:

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  Hydrocodone API and hydrocodone-containing tablets in a variety of strengths;

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  Oxycodone API and oxycodone-containing tablets in a variety of strengths;

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  Acetaminophen API in bulk powder and directly compressible forms;

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  Other controlled substances (including API and generic products); and

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  Other products (including contract manufacturing).

Amitiza

        We produce lubiprostone for use in Amitiza capsules, a branded gastrointestinal product approved in the U.S. and other geographies, for various forms of constipation. We own the registrations and manufacturing rights for Amitiza, and contract with third parties for commercialization of the product in Japan and the U.S.

Industry Overview and Trends

        We participate in the global pharmaceutical market through the development, manufacturing, sale and distribution of small molecule APIs and finished generic drugs. Recent trends in new drug development have focused on large molecule biologic drugs, but the vast majority of API volume globally is still in small molecules. The U.S. generic market in general is growing overall in volume, but has been declining in value over the past several years. Over the long term, prices for generics in the U.S. have typically declined on a year-over-year basis. While generic markets experienced significant price inflation from 2013 to 2015, and despite some evidence of a moderation in the rate of erosion in 2018, price decreases of approximately 10% per year have been common in recent years. Internationally, prices of generic drug products have tended to be more stable. The activities and infrastructure needed to commercialize generic products internationally vary by country, and that fragmentation makes entering those markets more challenging for U.S.-focused companies.

        Our products primarily address pain management, ADHD and addiction disorders. Despite a contraction in the market for opioid products, especially in the U.S., acetaminophen and opioids are still viewed as the standard of care for many types of pain. Pain management represents the second largest therapeutic area in the U.S. based upon prescriptions dispensed, with pain medications accounting for approximately one out of every 11 dispensed prescriptions in 2018. We expect the decline in usage rates for opioids in the U.S. to continue, stabilizing at levels consistent with new treatment guidelines being developed by the medical community. Globally, we expect the use of acetaminophen and opioids to trend with population rates for the foreseeable future. ADHD is an established therapeutic category in the U.S. and is increasingly recognized and treated in other parts of the world. Substance abuse and dependence continues to impact communities worldwide, and as the problem becomes more widespread, medically assisted treatment is expected to grow as well. We expect modest growth globally for these treatments over the near term, with much stronger double-digit growth in the U.S. as attitudes regarding treatment change and as government and private funding increases.

        Broadly, the manufacturing base for APIs and complex generic pharmaceuticals has seen a substantial shift to India and China over the last two decades. There is some evidence of this shift being reversed in response to recent quality and reliability issues and the need for greater supply flexibility. However, we believe manufacturers in India and China will continue to be important suppliers in the API and generics supply chain. The U.S. market for controlled APIs and generic pharmaceuticals has not been impacted by this trend due to DEA regulations requiring the manufacturing of most APIs and finished drugs within U.S. borders. We do not expect these regulations to change for the foreseeable future, and as a result, ex-U.S. manufacturers are penetrating the market through development of U.S. operations, increasing historical levels of competition and pricing pressure similar to non-controlled generics. Our ability to compete internationally; however, also depends upon similar border controls in other countries. Such border controls are not in place for acetaminophen, and the majority of the global market is supplied by China. We believe our status as the only supplier of acetaminophen in the North American and European regions, coupled with our product quality, service, and history in the market working with a developed and growing customer base gives us a competitive advantage which allows us to compete despite significant ongoing downward price pressures globally.

        Amitiza is indicated for chronic constipation in Japan. Patients suffering from some underlying form of chronic constipation in this market are estimated at approximately 40 million, with less than 20% of patients currently visiting physicians. As a result, there is an opportunity in this region for Amitiza as a branded product with demonstrated efficacy and safety in this disease state.

        Amitiza is approved for three indications that cover distinct patient types: chronic idiopathic constipation ("CIC"), irritable bowel syndrome with constipation ("IBS-C"), and opioid-induced constipation ("OIC") in the U.S. An estimated 40-50 million patients in the U.S. suffer from constipation that is idiopathic in nature or a consequence of other conditions such as irritable bowel syndrome or chronic opioid use. Of the branded products currently marketed in the U.S., only Amitiza is currently approved for the aforementioned three constipation indications.

Competition

        Our complex generic pharmaceutical products compete with many other companies in highly fragmented markets, primarily in the U.S. Our competitors vary depending upon therapeutic and product categories. Major competitors of our complex generic pharmaceutical products include: Endo International plc, Teva Pharmaceutical Industries Ltd., Amneal Pharmaceutical Ltd., Mylan N.V., Rhodes Pharmaceuticals, Hikma Pharmaceuticals, KVK Tech, Inc., Alvogen and Aurobindo Pharma Ltd., among others. Major competitors of our API products include Noramco, Johnson Matthey, Seigfried and others in controlled substances, and various Chinese manufacturers of acetaminophen. We believe our secure sources of opioid raw materials, vertically integrated manufacturing capabilities, broad offerings of API controlled substances and acetaminophen, comprehensive generic controlled substances product line and established relationships with national and regional distributors of generic drugs in the U.S. enable us to compete with larger generic manufacturers. In addition, we believe that our experience with the FDA, DEA and Risk Evaluation and Mitigation Strategies ("REMS") provides us the knowledge to operate efficiently and effectively in this highly regulated, competitive environment. Our business faces intense competition from other generic drug manufacturers, brand-name pharmaceutical companies marketing authorized generics, existing branded equivalents, and manufacturers of therapeutically similar drugs. The competition varies depending upon the specific product category and dosage strength. Among the large generic controlled substance providers, we are one of the only generic manufacturers that has its own controlled substance API manufacturing capability, and we believe that we offer more vertically integrated generic controlled substance products than any other U.S. manufacturer. New drugs and future developments in improved or advanced drug delivery technologies or other therapeutic techniques may provide therapeutic or cost advantages when compared to the products we sell.

        With respect to Amitiza, in the U.S., there are an estimated 40-50 million patients who suffer from constipation that is idiopathic in nature or a consequence of other conditions such as irritable bowel syndrome or chronic opioid use. Many patients are currently treated for CIC, IBS-C or OIC with a variety of medications. Over-the-counter (OTC) medications are available and are generally intended to provide relief for occasional constipation. Prescription products are also available and are generally intended to provide relief for chronic constipation. As such, the U.S. constipation market is expansive and diverse with a multitude of products intended to treat a large heterogeneous patient population. The prescription chronic constipation market can generally be bifurcated into two categories: 1) generic laxatives and 2) branded products. Generic laxatives make up roughly 80% to 90% of the total prescription volume while branded prescriptions have grown to represent 10% to 20% of the prescription market. Linzess is the leading branded competitor in this market, marketed by Allergan plc and Ironwood Pharmaceuticals. At this time, Amitiza is the only branded product with chloride two channel activator mechanism of action. Amitiza is also the only branded product on the market today to be indicated in three separate indications for CIC, IBS-C and OIC.

        Our current or future products could be rendered obsolete or uneconomical as a result of the competition described above and the factors described in "Intellectual Property" below. Our failure to compete effectively could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Intellectual Property

        Our development of high-quality complex generic pharmaceutical products is dependent, in part, on our ability to either invalidate the Orange Book listed patents protecting the branded product for which we are seeking to launch a generic or develop a generic version of the branded product that does not infringe those patents. The development of these generic pharmaceutical products is characterized by extensive patent litigation, and we may from time to time be a party to such litigation. Companies that produce branded pharmaceutical products routinely bring litigation against manufacturers of generic products upon the filing of an ANDA or similar submission that seek regulatory approval to manufacture and market generic forms of their branded products, alleging patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling approved generic products. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic products. If the Orange Book patents listed for a branded product are held valid, enforceable and infringed by our products, we would, unless we could obtain a license from the patent holder, need to delay selling our corresponding generic product until the latest expiration of the Orange Book patents listed for the branded product. A successful claim of patent or other intellectual property infringement against us could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        We own or license a number of patents in the U.S. and other countries covering certain products and have also developed brand names and trademarks for those and other products. We consider the overall protection of our patents, trademarks and license rights to be of material value and act to protect these rights from infringement. However, our business is not materially dependent upon any single patent, trademark or license or any group of patents, trademarks or licenses.

        For branded products, such as Amitiza, the majority of the product's commercial value is usually realized during the period in which the product has market exclusivity. In the pharmaceutical industry, a branded product's market exclusivity is generally determined by two forms of intellectual property: patent rights held by the innovator company and any regulatory forms of exclusivity to which the innovator is entitled. Similarly, in the case of APIs, patent protection of active ingredients, intermediates or processes for manufacture thereof can either provide market exclusivity or a manufacturing cost or product quality advantage. In the U.S. and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there often are very substantial and rapid declines in the branded product's sales. The rate of this decline varies by country and by therapeutic category; however, following patent expiration or the settlement of patent infringement litigation allowing an earlier date of entry for the generic product, branded products often continue to have some market viability based upon the reputation of the product name, which typically benefits from trademark protection or is based on the difficulties associated with replicating the product formulation or bioavailability. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms, and processes for (or intermediates used in) the manufacture of products. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

        We estimate the likely market exclusivity period for each of our products on a case-by-case basis. It is not possible to predict with certainty the length of market exclusivity for any of our products because of the complex interaction between patent and regulatory forms of exclusivity, the relative success or lack thereof by potential competitors' experience in product development and inherent uncertainties concerning patent litigation.

        In addition to patents and regulatory forms of exclusivity, we also market products with trademarks. Trademarks have no effect on market exclusivity for a product, but are considered to have marketing value. Trademark protection continues in some countries as long as used; in other countries, as long as registered. Registrations of such trademarks are for fixed terms and subject to renewal as provided by the laws of the particular country. With respect to Amitiza and certain of our API products, we rely on a combination of patents, trademarks, trade secrets, proprietary know-how, market exclusivity gained from the regulatory approval process and other intellectual property to support our business strategy.

Research and Development

        We devote significant resources to research and development ("R&D"). Our R&D group is comprised of a number of highly experienced, trained and skilled individuals, with nearly 20% holding Ph.D. degrees.

        We are developing a number of complex generic pharmaceutical products that take advantage of our API and drug product manufacturing capabilities as well as our experience in working with APIs and contract manufacturing organizations. We currently have five ANDAs at various stages of review with the FDA and a diverse portfolio of oral solid and parenteral formulations under development. Our pipeline is focused on applying our capabilities to develop difficult formulations, utilizing our expertise in working with controlled substances to develop potent products, and expanding both our therapeutic and technology platforms into areas with less competitive pressure. We utilize our proven abilities to design around competitor patents to advantage both our API and drug product development opportunities and to create our own intellectual property.

Select Products in Development

        Our pipeline contains a diverse and balanced set of generic and Section 505(b)(2) drug product development projects across a range of therapeutic areas and complexities that we expect will begin to provide meaningful incremental revenue from 2022 and thereafter. The following capabilities are at the core of our pipeline efforts:

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  Specialized characterization allowing for the deformulation of existing reference listed drugs providing a roadmap for formulation development and also allowing for clinical bio-waivers when FDA product guidance suggests characterization can suffice;

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  Formulation of tablets, capsules, drug-device combinations and oral liquid products in novel ways to mimic, but not infringe upon patented delivery systems; and

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  Extensive experience, know how, and infrastructure to work with both controlled and potent active ingredients.

        While all of these capabilities are deployed across developmental programs in our pipeline, there is no guarantee that all of the products within our pipeline will be successfully commercialized.

Pilot Plant

        To facilitate our development efforts, we have a multipurpose commercial production facility and pilot plant in Saint Louis, Missouri, where we can test and scale our manufacturing processes for new products without impacting our Hobart, New York facility. This also allows us to more rapidly and economically develop certain drug product submissions, all under one roof at our pilot plant, with a limited amount of API or drug product. This facility was converted to dual purpose for both pilot and commercial manufacturing in 2018, and the first product to launch from this facility is expected in 2019.

Regulatory Matters

Quality Assurance Requirements

        The FDA enforces regulations to ensure that the methods used in, and the facilities and controls used for, the manufacture, processing, packaging and holding of drugs conform to current good manufacturing practice ("cGMP"). The cGMP regulations that the FDA enforces are comprehensive and cover all aspects of manufacturing operations, from receipt of raw materials to finished product distribution, and are designed to ensure that the finished products meet all the required identity, strength, quality and purity characteristics. Other regulatory authorities have their own cGMP rules. Ensuring compliance requires a continuous commitment of time, money and effort in all operational areas.

        The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packaging, testing and holding of the drugs subject to ANDAs. If the FDA concludes that the facilities to be used do not or did not meet cGMP, good laboratory practice ("GLP") or good clinical practice ("GCP") requirements, it will not approve the application. Corrective actions to remedy the deficiencies must be performed and are usually verified in a subsequent inspection. In addition, manufacturers of both pharmaceutical products and API used to formulate the drug also ordinarily undergo a pre-approval inspection, although the inspection can be waived when the manufacturer has had a passing cGMP inspection in the recent past. Failure of any facility to pass a pre-approval inspection will result in delayed approval and could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        The FDA also conducts periodic inspections of drug and device facilities to assess their cGMP status. If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions that could materially adversely affect our business, results of operations, financial condition and cash flows. Additionally, imported API and other components needed to manufacture products could be rejected by U.S. Customs and Border Protection, usually after conferring with the FDA. In the case of domestic facilities, the FDA could initiate product seizures or, in some instances, require product recalls and seek to enjoin a product's manufacture and distribution. In certain circumstances, violations could support civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing that company from receiving the necessary licenses to export its products and classifying that company as an "unacceptable supplier," thereby disqualifying that company from selling products to federal agencies.

United States

        In general, drug manufacturers operate in a highly regulated environment. In the U.S., we must comply with laws, regulations, guidance documents and standards promulgated by the FDA, the Department of Health and Human Services ("DHHS"), the DEA, the Environmental Protection Agency ("EPA"), the Customs Service and state boards of pharmacy.

        The FDA's authority to regulate the safety and efficacy of pharmaceuticals comes from the U.S. Federal Food, Drug and Cosmetic Act ("FFDCA"). In addition to reviewing New Drug Applications ("NDAs") for branded drugs and ANDAs for generic drugs, the FDA has the authority to ensure that pharmaceutical products introduced into interstate commerce are neither "adulterated" nor "misbranded." Adulterated means that the product may cause or has caused injury to patients when used as intended because it fails to comply with cGMP. Misbranded means that the labels of, or promotional materials for, the product contain false or misleading information. Failure to comply with applicable FDA and other federal and state regulations could result in product recalls or seizures, partial or complete suspension of manufacturing or distribution, refusal to approve pending applications, and the imposition of monetary fines, civil penalties or criminal prosecution.

        In order to market and sell a generic version of an already approved drug product, a drug manufacturer must file an ANDA that shows that the generic version is "therapeutically equivalent," or expected to have the same clinical effect and safety profile as the branded drug product when administered to patients under the conditions specified in the labeling.

        For controlled substances, the manufacture, marketing and selling of certain drug products may be limited by quota grants for controlled substances by the DEA.

        ANDA Process.    The path leading to FDA approval of an ANDA is much different from that of a NDA. By statute, the FDA waives the requirement for a drug manufacturer to complete certain pre-clinical studies and clinical safety and efficacy trials and instead focuses on data establishing bioequivalence between the branded or Referenced Listed Drug ("RLD") and the ANDA product. Bioequivalence studies generally involve comparing the absorption rate and concentration levels of the active ingredient in a generic drug in the human body to that of the RLD. In the event that the active ingredient in the generic drug behaves in the same manner in the human body as the RLD, the two drug products are considered bioequivalent. The FDA considers a generic drug therapeutically equivalent, and therefore substitutable, if it is also the same dosage form, route of administration and strength as the RLD.

        In 2010, the U.S. Congress passed into law the Generic Drug User Fee Act to address the FDA's backlog, which at the time was over 2,000 ANDAs. This legislation granted the FDA authority to collect, for the first time, user fees from generic drug manufacturers who submit ANDAs for review and approval. Under the Generic Drug User Fee Amendments of 2017, the fiscal 2019 user fee rate is set at $178,000 for an ANDA and the prior approval supplement to an ANDA fee was removed. These fees are expensed as incurred. The FDA has set goal dates by fiscal year for ANDA submissions to improve the average review time. The FDA has set a target of approving 90% of ANDA submissions within 10 months of submission for submissions made in 2019.

        Aside from the backlog described above, the timing of FDA approval of ANDAs depends on other factors, including whether an ANDA holder has challenged any listed patents to the RLD and whether the RLD is entitled to one or more periods of marketing exclusivity under the FFDCA (such as pediatric exclusivity under the Best Pharmaceuticals for Children Act). In general, the FDA will not grant final approval of (but will continue to review) an ANDA in which the RLD holder has sued, within 45 days of receiving a Paragraph IV notice of the ANDA filing, the ANDA holder for patent infringement until either the litigation has been resolved or 30 months have elapsed, whichever is earlier.

        Patent and Non-Patent Exclusivity Periods.    A sponsor of a NDA is required to identify in its application any patent that claims the drug or a use of the drug subject to the application. Upon NDA approval, the FDA lists these patents in the Orange Book: Approved Drug Products with Therapeutic Equivalence ("Orange Book"). Any person that files a Section 505(b)(2) NDA, the type of NDA that relies upon the data in the application for which the patents are listed, or an ANDA to secure approval of a generic version of a previous drug, must make a certification in respect to listed patents. The FDA may not approve such an application for the drug until expiration of the listed patents unless the generic applicant certifies that the listed patents are invalid, unenforceable or not infringed by the proposed generic drug and gives notice to the holder of the NDA for the RLD of the bases upon which the patents are challenged, and the holder of the RLD does not sue the later applicant for patent infringement within 45 days of receipt of notice. If an infringement suit is filed, the FDA may not approve the later application until the earliest of: (a) 30 months after receipt of the notice by the holder of the NDA for the RLD; (b) entry of an appellate court judgment holding the patent invalid, unenforceable or not infringed; (c) such time as the court may order; or (d) the expiration of the patent.

        One of the key motivators for challenging patents is the 180-day market exclusivity period ("generic exclusivity") granted to the developer of a generic version of a product that is the first to file an ANDA containing a Paragraph IV certification and that prevails in litigation with the manufacturer of the branded product over the applicable patent(s), is not sued, or enters into a settlement agreement with the manufacturer of the branded product. For a variety of reasons, there are situations in which a company may not be able to take advantage of an award of generic exclusivity. The determination of when generic exclusivity begins and ends is very complicated as it depends on several different factors.

        The holder of the NDA for the RLD may also be entitled to certain non-patent exclusivity during which the FDA cannot approve an application for a competing generic product or 505(b)(2) NDA product. Generally, if the RLD is a new chemical entity, the FDA may not accept for filing any application that references the innovator's NDA for five years from the approval of the innovator's NDA. However, this five-year period is shortened to four years where a filer's ANDA includes a Paragraph IV certification. In other cases, where the innovator has provided certain clinical study information, the FDA may accept for filing, but may not approve, an application that references the innovator's NDA for a period of three years from the approval of the innovator's NDA.

        Certain additional periods of exclusivity may be available if the RLD is indicated for use in a rare disease or condition, or is studied for pediatric indications.

        Risk Evaluation and Mitigation Strategies ("REMS").    For certain drug products or classes, such as transmucosal immediate-release fentanyl ("TIRF") products and solid oral dosage form opioid products, the FDA has the authority to require the manufacturer to provide a REMS that is intended to ensure that the benefits of a drug product (or class of drug products) outweigh the risks of harm. The FDA may require that a REMS program include elements to ensure safe use to mitigate a specific serious risk of harm, such as providing prescriber education or restricting the dispensing of the drug product to certain healthcare settings. The FDA has the authority to impose civil penalties on or take other enforcement action against any drug manufacturer who fails to properly implement an approved REMS program.

        In December 2011, the FDA approved a single, class-wide REMS program for TIRF products (called the "TIRF REMS Access Program"). TIRF products are opioids used to manage pain in adults with cancer who routinely take other opioid pain medicines around-the-clock. We were part of the original industry working group that collaborated to develop and implement the TIRF REMS Access Program. The goals of this program are to ensure patient access to important medications and mitigate the risk of misuse, abuse, addiction, overdose and serious complications due to medication errors by: (a) prescribing and dispensing only to appropriate patients, including use only in opioid-tolerant patients; (b) preventing inappropriate conversion between fentanyl products; (c) preventing accidental exposure to children and others for whom such products were not prescribed; and (d) educating prescribers, pharmacists and patients on the potential for misuse, abuse, addiction and overdose. This program started in March 2012 and requires manufacturers, distributors, prescribers, dispensers and patients to enroll in a real-time database that maintains a closed-distribution system, where the products can only be prescribed, dispensed and utilized by registered prescribers, pharmacies and patients in the system.

        In February 2009, the FDA requested that drug manufacturers help develop a single, shared REMS for extended-release and long-acting ("ERLA") opioid products that contain fentanyl, hydromorphone, methadone, morphine, oxycodone and oxymorphone. In April 2009, the FDA announced that the "REMS would be intended to ensure that the benefits of these drugs continue to outweigh the risks associated with: (1) use of high doses of long-acting opioids and extended-release opioid products in non-opioid-tolerant and inappropriately selected individuals; (2) abuse; (3) misuse; and (4) overdose, both accidental and intentional." We were part of the original industry working group that collaborated to develop and implement this REMS program. In July 2012, the FDA approved a class-wide REMS program, the "Extended-Release and Long-Acting Opioid Analgesics REMS," that affected more than 30 extended-release and long-acting opioid analgesics (both branded and generic products). This REMS program requires drug manufacturers to make training on appropriate prescribing practices available for healthcare providers ("HCPs") who prescribe these opioid analgesics and to distribute educational materials on their safe use to prescribers and patients. On September 18, 2018, the FDA approved the final "Opioid Analgesic Risk Evaluation and Mitigation Strategy ("REMS")." This REMS now includes immediate release opioid products used in outpatient settings as well as the extended-release and long-acting opioid products that have already been subject to a REMS since 2012.

        The goal of the Opioid Analgesic REMS is to reduce unnecessary and/or inappropriate exposure to opioids by providing HCPs with information on appropriate prescribing recommendations and helping HCPs learn how to identify abuse by individual patients and know how to get patients with opioid use disorder into treatment. The Opioid Analgesic REMS program requires HCP training be made available to all HCPs involved in the management of patients with pain, including nurses and pharmacists. We participate with other opioid product companies to provide unrestricted grants to accredited continuing education providers for the development of education courses for HCPs based on the FDA's "Opioid Analgesic REMS Education Blueprint for Health Care Providers Involved in the Treatment and Monitoring of Patients with Pain."

        Drug Enforcement Administration.    The DEA is the U.S. federal agency responsible for domestic enforcement of the Controlled Substances Act of 1970 ("CSA"). The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I controlled substances, such as heroin and LSD, have a high abuse potential and have no currently accepted medical use; thus, they cannot be lawfully marketed or sold. Opioids, such as oxycodone, oxymorphone, morphine, fentanyl and hydrocodone, are Schedule II controlled substances. Consequently, the manufacture, storage, distribution and sale of these substances are highly regulated.

        The DEA regulates the availability of API, products under development and marketed drug products that are classified as Schedule II or III by setting annual quotas. Every year, we must apply to the DEA for manufacturing API quota and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny our manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet our commercial needs. In calendar 2018, manufacturing and procurement quotas granted by the DEA were sufficient to meet our sales and inventory requirements on most products.

        In December 2018, the DEA reduced the quota of the six most frequently misused opioids that may be manufactured in the U.S. in calendar year 2019 by an average of 10% as compared to the 2018 amount. The DEA has complete discretion to adjust or leave unchanged these quotas from time to time during the calendar year and to allocate manufacturing and procurement quota to manufacturers. A delay or refusal by the DEA to grant, in whole or in part, our quota requests for controlled substances could delay or result in the stoppage of the manufacture of our pharmaceutical products or our product launches, and could require us to allocate product among our customers.

        DEA regulations make it extremely difficult for a manufacturer in the U.S. to import finished dosage forms of controlled substances manufactured outside the U.S. These rules reflect a broader enforcement approach by the DEA to regulate the manufacture, distribution and dispensing of legally produced controlled substances. Accordingly, drug manufacturers who market and sell finished dosage forms of controlled substances in the U.S. typically manufacture or have them manufactured in the U.S.

        The DEA also requires drug manufacturers to design and implement a system that identifies suspicious orders of controlled substances, such as those of unusual size, those that deviate substantially from a normal pattern and those of unusual frequency, prior to completion of the sale. A compliant suspicious order monitoring ("SOM") system includes well-defined due diligence, "know your customer" efforts and order monitoring. In addition, as more fully described in "—Legal Proceedings" herein, as part of a 2017 resolution of a DEA investigation, one of our subsidiaries agreed, among other things, to utilize all available transaction information to identify suspicious orders of any Mallinckrodt product and to report to the DEA when it concludes that chargeback data or other information indicates that a downstream registrant poses a risk of diversion.

        To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Annual registration is required for any facility that manufactures, tests, distributes, dispenses, imports or exports any controlled substance. The facilities must have the security, control and accounting mechanisms required by the DEA to prevent loss and diversion. Failure to maintain compliance, particularly as manifested in loss or diversion, can result in regulatory action that could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

        Individual states also regulate controlled substances, and we, as well as our third-party API suppliers and manufacturers, are subject to such regulation by several states with respect to the manufacture and distribution of these products.

        We and, to our knowledge, our third-party API suppliers, dosage form manufacturers, distributors and researchers have all necessary registrations, and we believe all registrants operate in conformity with applicable registration requirements, under controlled substance laws.

        Government Benefit Programs.    Statutory and regulatory requirements for Medicaid, Medicare, Tricare and other government healthcare programs govern provider reimbursement levels, including requiring that all pharmaceutical companies pay rebates to individual states based on a percentage of their net sales arising from Medicaid program-reimbursed products. The federal and state governments may continue to enact measures in the future aimed at containing or reducing payment levels for prescription pharmaceuticals paid for in whole or in part with government funds. We cannot predict the nature of such measures, which could have material adverse consequences for the pharmaceutical industry as a whole and, consequently, also for us. However, we believe we have provided for our best estimate of potential refunds based on currently available information.

        From time to time, legislative changes are made to government healthcare programs that impact our business. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003 created a new prescription drug coverage program for people with Medicare through a new system of private market drug benefit plans. This law provides a prescription drug benefit to seniors and individuals with disabilities in the Medicare program ("Medicare Part D"). Congress continues to examine various Medicare policy proposals that may result in pressure on the prices of prescription drugs in the Medicare program.

        In addition, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the "Healthcare Reform Act") provided for major changes to the U.S. healthcare system, which impacted the delivery and payment for healthcare services in the U.S. Our business has been most notably impacted by rebates from the Medicaid Fee-For-Service Program and Medicaid Managed Care plans and the imposition of an annual fee on branded prescription pharmaceutical manufacturers. Medicaid provisions reduced net sales by $15.3 million, $22.3 million, $28.1 million and $5.1 million in fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, respectively. The fiscal 2018 decrease in provisions for Medicaid payments was primarily driven by decreases in provisions of $4.2 million and $3.8 million associated with Other controlled substances and Hydrocodone (API) and hydrocodone containing tablets, respectively, partially offset by a $1.6 million provision increase for Oxycodone (API) and oxycodone containing tablets. The decrease in provisions was due to lower net sales of generics and API products in fiscal 2018. The fiscal 2017 decrease was primarily driven by decreases in provisions of $3.9 million and $1.5 million associated with Other controlled substances and Oxycodone (API) and oxycodone containing tablets, respectively, partially offset by a $1.0 million provision increase for Hydrocodone (API) and hydrocodone containing tablets. The decrease in provisions were due to lower net sales in fiscal 2017. We were also impacted by the annual fee on branded prescription pharmaceutical manufacturers, which is not tax deductible, and recorded expense of $0.4 million, $0.2 million, $2.2 million and $0.9 million in fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, respectively, within SG&A.

Healthcare Fraud and Abuse Laws

        We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry. For example, in the U.S., there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services or reward past purchases or recommendations, including the U.S. Anti-Kickback Statute and similar state statutes, the False Claims Act and the Health Insurance Portability and Accountability Act of 1996. Violations of these laws can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs. These laws apply to hospitals, physicians and other potential purchasers of our products and are potentially applicable to us as both a manufacturer and a supplier of products reimbursed by federal healthcare programs. In addition, some states in the U.S. have enacted compliance and reporting requirements aimed at drug manufacturers.

        We are also subject to the Foreign Corrupt Practices Act of 1977 ("FCPA") and similar worldwide anti-bribery laws in non-U.S. jurisdictions, such as the U.K. Bribery Act of 2010, which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws; however, we operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees or agents.

Compliance Programs

        In order to systematically and comprehensively mitigate the risks of non-compliance with regulatory requirements described in this section of the information statement, we have developed what we believe to be robust compliance programs based on the April 2003 Office of the Inspector General ("OIG") Compliance Program Guidance for Pharmaceutical Manufacturers, the U.S. Federal Sentencing Guidelines, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, the Code of Ethics of the Advanced Medical Technology Association, the U.K. Anti-Bribery guidance, and other relevant guidance from government and national or regional industry codes of behavior. We conduct ongoing compliance training programs for all employees and maintain a 24-hour ethics and compliance reporting hotline with a strict policy of non-retaliation. Our compliance programs are facilitated by our Chief Compliance Officer, who reports directly to the General Counsel and to the Audit Committee of our board of directors. The Compliance function is independent of the manufacturing and commercial operations functions and is responsible for implementing our compliance programs.

        We have implemented a comprehensive controlled substances compliance program, including anti-diversion efforts and we regularly assist federal, state and local law enforcement and prosecutors in the U.S. by providing information and testimony on our products and placebos for use by the DEA and other law enforcement agencies in investigations and at trial. As part of this program, we also work with some of our customers to help develop and implement what we believe are best practices for Suspicious Order Monitoring and other anti-diversion activities.

        We believe the design of our compliance programs also addresses our FDA, healthcare anti-kickback, anti-fraud, and anti-bribery-related risks. We believe we have complied with the reporting obligations of the U.S. Federal Physician Payment Sunshine Act and relevant state disclosure laws and have implemented a program across our company to track and report data per Centers for Medicare and Medicaid Services ("CMS") guidance and state disclosure requirements.

Outside the United States

        Outside the U.S., we must comply with laws, guidelines and standards promulgated by other regulatory authorities that regulate the development, testing, manufacturing, distribution, marketing and selling of pharmaceuticals, including, but not limited to, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the U.K., the Irish Medicines Board, the European Medicines Agency and member states of the European Union, the State Food and Drug Administration in China, the Therapeutic Goods Administration in Australia, the New Zealand Medicines and Medical Devices Safety Authority, the Ministry of Health and Welfare in Japan, the European Pharmacopoeia of the Council of Europe and the International Conference on Harmonization. Although international harmonization efforts continue, many laws, guidelines and standards differ by region or country.

Environmental

        Our operations, like those of other pharmaceutical companies, involve the use of substances regulated under environmental laws, primarily in manufacturing processes and, as such, we are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws and regulations. We cannot provide assurance that we have been or will be in full compliance with environmental, health and safety laws and regulations at all times. Certain environmental laws assess strict (i.e., can be imposed regardless of fault), joint and several liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. We have, from time to time, received notification from the EPA and from state environmental agencies in the U.S. that conditions at a number of sites where the disposal of hazardous substances has taken place requires investigation, cleanup and other possible remedial actions. These agencies may require that we reimburse the government for costs incurred at these sites or otherwise pay for the cost of investigation and cleanup of these sites, including compensation for damage to natural resources. Primarily due to past operations, operations of predecessor companies or past disposal practices, we have projects underway at a number of current and former manufacturing facilities as well as former disposal sites to investigate and remediate environmental contamination as further described under "—Legal Proceedings" and in Note 20 to our combined financial statements included elsewhere in this information statement.

        We continue to be dedicated to environmental sustainability programs to minimize the use of natural resources and reduce the utilization and generation of hazardous materials from our manufacturing processes and to remediate identified environmental concerns. Environmental laws are complex and generally have become more stringent over time. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations, and we have planned for future capital and operating expenditures to comply with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances. However, we cannot provide assurance that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        Further, we cannot provide assurance that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably possible that there will be a need for future provisions for environmental costs that, in our opinion, are not likely to have a material adverse effect on our financial condition, but could be material to the results of operations in any one accounting period.

Raw Materials

        We contract with various third-party manufacturers and suppliers to provide us with raw materials used in our products, finished goods and certain services. If, for any reason, we are unable to obtain sufficient quantities of any of the raw materials, finished goods, services or components required for our products, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

        The active ingredients in the majority of our current generic products and certain products in development, including oxycodone, oxymorphone, morphine, fentanyl and hydrocodone, are listed by the DEA as Schedule II substances under the CSA. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation and the DEA limits the availability of narcotic raw materials and the production of APIs and generic Schedule II products. As discussed under "Regulatory Matters," we must annually apply to the DEA for manufacturing and procurement quotas in order to obtain and produce these substances.

Sales, Marketing and Customers

Sales and Marketing

        We distribute our generic products primarily through wholesalers and distributors. For Amitiza, we utilize license agreements with third parties to market and distribute the product. We sell and distribute API directly to other pharmaceutical manufacturers and through distributors and agents in certain parts of the world.

Customers

        Net sales to distributors that accounted for more than 10% of our total net sales in fiscal 2018, 2017, 2016 and the three months ended December 30, 2016 were as follows:

	Fiscal Year Ended			Three Months Ended
(Dollars in Millions)	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
AmerisourceBergen Corporation	20%	10%	12%	14%
Takeda Pharmaceutical Company Limited	14%	—	—	—
McKesson Corporation	11%	20%	23%	22%

        No other customer accounted for 10% or more of our net sales in the above periods presented.

Manufacturing and Distribution

        As of December 28, 2018, we had seven manufacturing sites, including five located in the U.S., as well as two sites in Japan, which handle production, assembly, quality assurance testing, packaging and sterilization of products. Approximately 97% and 3% of our manufacturing production (as measured by cost of production) was performed within the U.S. and Japan, respectively, in fiscal 2018.

        In certain countries outside the U.S., we utilize third-party distribution centers. Products generally are delivered to these distribution centers from our manufacturing facilities and then subsequently delivered to the customer. In some instances, product is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.

        We utilize contract manufacturing organizations ("CMOs") to manufacture certain of our finished goods that are available for resale. We also manufacture drug products and APIs for our customers.

Backlog

        As of December 28, 2018, the backlog of firm orders was less than 1% of net sales. We anticipate that substantially all of the backlog as of December 28, 2018 will be shipped during fiscal 2019.

Seasonality

        We have historically experienced fluctuations in our business resulting from seasonality, including lower operating cash flows during the period in which we pay annual employee compensation. DEA quota for raw materials and final dosage products are allocated in each calendar year to companies and may impact our sales until the DEA grants additional quota, if any. Impacts from quota limitations are most commonly experienced during the third and fourth calendar quarters, and we have experienced lower net sales in DEA-controlled products during the fourth calendar quarter. While we have experienced these fluctuations in the past, they may not be indicative of what we will experience in the future.

Employees

        As of December 28, 2018, we had approximately 1,600 employees, of which less than 100 are based outside the U.S.

Properties

        Our principal executive offices are located in Saint Louis, Missouri. As of December 28, 2018, we owned a total of five facilities in the U.S. and one facility in Japan. Our owned facilities consist of approximately 1.9 million square feet, and our leased facilities consist of approximately 0.1 million square feet. We believe all of these facilities are well-maintained and suitable for the operations conducted within them.

Legal Proceedings

        See Note 20 to our combined financial statements included elsewhere in this information statement, which is incorporated by reference into this section, for a description of the litigation, legal and administrative proceedings.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with our audited combined financial statements and accompanying notes included elsewhere in this information statement. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        Parent historically reported its results based on a "52-53 week" year ending on the last Friday of September. During fiscal 2016, Parent changed its fiscal year-end to the last Friday in December from the last Friday in September. The change in fiscal year became effective for the 2017 fiscal year, which began on December 31, 2016 and ended on December 29, 2017. As a result of this change in fiscal year-end, our combined financial statements presented elsewhere herein include fiscal 2017, the period from October 1, 2016 through December 30, 2016, and fiscal 2016 (covering the period from September 26, 2015 through September 30, 2016). Fiscal 2016 consisted of 53 weeks while fiscal 2017 consisted of 52 weeks. The period from October 1, 2016 through December 30, 2016 is referred to herein as "the three months ended December 30, 2016" with the comparable period from September 26, 2015 through December 25, 2015 referred to as "the three months ended December 25, 2015."

Separation from Parent

        In December 2018, Parent announced a plan to spin off the Mallinckrodt Inc. Business into a separate, publicly traded company (which is sometimes referred to as the "Company" for purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations). Upon separation, Mallinckrodt Inc. will be the parent company that will own the Mallinckrodt Inc. Business. Mallinckrodt Inc., as presented herein for fiscal 2018, 2017, fiscal 2016 and the three months ended December 30, 2016, represents a combined reporting entity comprising the assets and liabilities used in managing and operating the Mallinckrodt Inc. Business, including subsidiaries, branches and operations of Parent that relate to the Mallinckrodt Inc. Business and that have been or (prior to the distribution) will be transferred to Mallinckrodt Inc. or its subsidiaries.

        Our combined financial statements have been presented on a standalone basis and are derived from the consolidated financial statements of Parent. Our combined financial statements have been prepared in U.S. dollars and in accordance with GAAP and reflect our business as it was historically managed as part of Parent and its subsidiaries prior to completion of the separation. These combined financial statements may not be indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we operated as an independent, publicly traded company during the periods presented, particularly since many changes will occur in our operations and capitalization as a result of our separation from Parent, as further described elsewhere in this information statement.

        Our combined financial statements include expense allocations for certain functions provided by Parent, including, but not limited to, general corporate and other shared expenses related to manufacturing, research and development, selling and marketing, regulatory, finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses we would have incurred had we been operating as a separate, publicly traded company for the periods presented. Note 1 to our audited combined financial statements included elsewhere in this information statement provides further information regarding allocated expenses. Currently, we are able to use Parent's purchasing power in procuring various goods and services and have shared economies of scope and scale in vendor relationships. Following the separation, we will perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by Parent under the transition services agreement described elsewhere in this information statement. As a standalone company, the terms and prices on which such services are rendered may differ from the terms and prices in effect prior to completion of the separation. We will also incur additional costs associated with being a separate, publicly traded company. These additional anticipated costs are not reflected in our historical combined financial statements. In the first full fiscal year following the completion of the separation, we estimate these operating costs will be approximately $10.0 million to $20.0 million higher than the general corporate expenses historically allocated from Parent.

Overview

        We are a company focused on providing our customers high-quality complex generic pharmaceutical products, APIs and AMITIZA® ("Amitiza"), a leading product in the branded gastrointestinal market. We use our specialized characterization, development, formulation, and synthetic and analytical chemistry expertise to develop and manufacture a range of pharmaceutical products and APIs. Our products include: immediate and extended-release tablets and capsules; oral solutions; immediate and extended-release oral suspensions; dispersible tablets; orally disintegrating tablets; transdermal patches; and intramuscular, subcutaneous and intravenous injectable products.

        Our business is managed as a single segment consisting of complex generics pharmaceuticals, APIs and Amitiza. The single-segment determination aligns with how the financial information will be viewed by the Chief Executive Officer (our chief operating decision maker) for the purposes of making resource allocation decisions and assessing the performance of the business.

        We sell our complex generic pharmaceutical products primarily to distributors who subsequently sell our products to retail pharmacy chains, independent pharmacies, government entities, hospitals, hospice providers and long-term care providers. Those entities then dispense our complex generic dosage products to patients. We sell and distribute API products to our customer base that includes pharmaceutical companies, contract manufacturers and other associated industrial customers. We also utilize our APIs for internal drug product development. In some regions of the world, especially in Asia, we use authorized distributors to sell our API products. We also manufacture products for third parties under contract.

        Subsequent to Parent's acquisition of Sucampo in February 2018, we also produce lubiprostone for use in Amitiza capsules, a branded gastrointestinal product approved in the U.S. and other geographies for various forms of constipation. We own the registrations and manufacturing rights for Amitiza, and contract with third parties for commercialization of the product in Japan and the U.S. in exchange for royalties on net sales of the product. Amitiza contributed net sales of $183.8 million for fiscal 2018, which includes both royalty revenue and product sales. Our cost of sales for fiscal 2018 included $118.8 million of expense recognition associated with the fair value adjustments of acquired inventory and $62.9 million of amortization associated with intangible assets relating to Amitiza.

        For further discussion of our business and products, refer to the section of this information statement entitled "Business."

Business Factors Influencing the Results of Operations

Products

        We have experienced customer consolidation and increased generic product approvals leading to increased competition, which has been partially offset by the net sales from Amitiza. Our net sales were

$909.4 million, $869.6 million, $1,092.0 million and $229.8 million in fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, respectively.

        We participate in the global pharmaceutical market through the development, manufacturing, sale and distribution of small molecule APIs and finished generic drugs. Global production of APIs has increasingly moved from the U.S. and Western Europe to India, China and other lower-cost regions. Our status as the only supplier of acetaminophen in the North American and European regions, coupled with our product quality, service, history in controlled substance APIs and a developed and growing customer base, gives us a competitive advantage that allows us to compete despite significant ongoing downward price pressures globally.

        The U.S. generic market in general is growing overall in volume, but has been declining in value over the past several years due to pricing pressure. Hydrocodone, oxycodone and other controlled substances products have experienced significant volume declines due to continued downward pressure on the use of opioids in the U.S. Despite this market contraction, acetaminophen and opioids are still viewed as the standard of care for many types of pain. Pain management represents the second largest therapeutic area in the U.S., based upon prescriptions dispensed, with pain medications accounting for approximately one out of every 11 dispensed prescriptions in 2018. We expect the decline in usage rates for opioids in the U.S. to continue, stabilizing at levels consistent with historical prescribing patterns and aligning with treatment guidelines being developed by the medical community. Globally, we expect the use of acetaminophen and opioids to trend with population rates for the foreseeable future.

Opioid-Related Matters

        As a result of the greater awareness of the public health issue of opioid abuse, there has been increased scrutiny of, and investigation into, the commercial and order monitoring practices of opioid manufacturers, distributors and others in the supply chain by state and federal agencies. We, along with other opioid manufacturers and others in the supply chain, have been the subject of federal and state government investigations and enforcement actions, as well as lawsuits by private parties, focused on the misuse and abuse of opioid medications in the U.S. Similar investigations, lawsuits and other actions may be initiated in the future. We will continue to incur significant legal costs in defending these matters and could in the future be required to pay significant amounts as a result of fines, penalties, settlements or judgments. Such litigation and related matters are described under "Risk Factors" and in Note 20 to our audited combined financial statements included elsewhere in this information statement.

Separation Costs

        During fiscal 2018, we incurred $4.8 million in costs related to the separation from Parent. These costs primarily relate to professional fees and incremental costs incurred to build out the corporate infrastructure of our standalone company. We expect to continue to incur costs related to the separation in fiscal 2019.

Results of Operations

Fiscal Year Ended December 28, 2018, Compared with Fiscal Year Ended December 29, 2017

Net Sales

        Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year Ended
	December 28, 2018	December 29, 2017	Percentage Change
U.S.	$669.1	$682.1	(1.9)%
Europe	177.0	169.3	4.5
Other	63.3	18.2	247.8

Net sales	$909.4	$869.6	4.6

        Net sales by key products are as follows (dollars in millions):

	Fiscal Year Ended
	December 28, 2018	December 29, 2017	Percentage Change
Acetaminophen (API)	$192.7	$185.5	3.9%
Amitiza	183.8	—	—
Hydrocodone (API) and hydrocodone-containing tablets	65.9	85.3	(22.7)
Oxycodone (API) and oxycodone-containing tablets	66.1	88.0	(24.9)
Other controlled substances	343.8	412.0	(16.6)
Other	57.1	98.8	(42.2)

Net sales	$909.4	$869.6	4.6

        Net sales in fiscal 2018 increased $39.8 million, or 4.6%, to $909.4 million, compared with $869.6 million in fiscal 2017. The increase in net sales was driven by net sales of $183.8 million from our Amitiza product and an increase of $7.2 million in net sales of acetaminophen products compared to fiscal 2017. These increases were partially offset by a decrease in other controlled substances products of $68.2 million or 16.6%, primarily attributable to a $31.2 million decrease in Methylphenidate ER due to the FDA's 2014 reclassification of these products to therapeutically inequivalent status. Net sales of oxycodone-related products and hydrocodone-related products decreased by $21.9 million and $19.4 million, respectively, due to increased competition and customer consolidation, which has resulted in downward pricing pressure. Other products also decreased $41.7 million or 42.2%, primarily due to a $33.8 million decrease from our ongoing supply agreement with the acquirer of the Parent's contrast media and delivery systems ("CMDS") business.

Operating Income

        Gross profit.    Gross profit for fiscal 2018 decreased $157.0 million, or 42.9%, to $209.2 million, compared with $366.2 million in fiscal 2017. Gross profit margin was 23.0% for fiscal 2018, compared with 42.1% for fiscal 2017. The decrease in gross profit and gross profit margin was impacted by the previously mentioned decrease in net sales of oxycodone-related products, hydrocodone-related products and other controlled substances due to channel consolidation and increased pricing pressure. Also contributing to this decrease was the expense recognition of inventory fair value adjustments associated with Amitiza.

        Selling, general and administrative expenses.    SG&A expenses for fiscal 2018 were $185.2 million, compared with $128.1 million for fiscal 2017, an increase of $57.1 million, or 44.6%. Fiscal 2018 included a net charge of $7.7 million to adjust reserves related to settlement agreements and one-time professional fees of $4.7 million. Fiscal 2017 included one-time professional fees of $13.6 million. The remaining $58.3 million increase was primarily attributable to higher legal expense related to opioid litigation defense costs and higher professional fees, partially offset by lower employee compensation costs and stock compensation expense. SG&A expenses were 20.4% of net sales for fiscal 2018 and 14.7% of net sales for fiscal 2017.

        Research and development expenses.    R&D expenses decreased $8.6 million, or 13.4%, to $55.4 million in fiscal 2018, compared with $64.0 million in fiscal 2017. Current R&D activities include applying our capabilities to develop difficult formulations, utilizing our expertise in working with controlled substances to develop potent products, and expanding both our therapeutic and technology platforms into areas with less competitive pressure. As a percentage of our net sales, R&D expenses were 6.1% and 7.4% in fiscal 2018 and 2017, respectively.

        Separation costs.    During fiscal 2018, we incurred separation costs of $4.8 million primarily related to tax, accounting and other professional fees. We expect to continue to incur additional separation costs in fiscal 2019.

        Impairment charges.    During fiscal 2018, we incurred a $2.0 million impairment of a license associated with a product the Company elected to discontinue.

Non-Operating Items

        Other income (expense).    During fiscal 2018 and fiscal 2017, we recorded other income, net of $35.1 million and other expense, net, of $75.0 million, respectively. Fiscal 2018 included royalty income of $15.5 million, the receipt of $15.0 million of contingent consideration related to the Parent's sale of the Nuclear Imaging business and a refund of $3.4 million of the initial cash contribution related to the settlement of remaining obligations of six defined benefit pension plans that were terminated during fiscal 2016. Fiscal 2017 included a $70.5 million charge from the recognition of previously deferred losses on the settlement of obligations associated with the termination of six defined benefit pension plans. The remaining amounts in both fiscal years were primarily attributable to pension expense.

        Provision for income taxes.    In fiscal 2018, we recognized an income tax expense of $17.2 million on loss before income taxes of $3.1 million. The fiscal 2018 income tax expense is comprised of $43.7 million of current tax expense and $26.5 million of deferred tax benefit which is predominantly related to Amitiza. In fiscal 2017, we recognized an income tax expense of $16.6 million on income before income taxes of $99.1 million. The fiscal 2017 income tax expense is comprised of $12.0 million of current tax expense and $4.6 million of deferred tax benefit which is predominantly related to the impact of the Tax Cuts and Jobs Act ("TCJA"). Our effective tax rate was (554.8%) and 16.8% for fiscal 2018 and 2017, respectively. Our effective tax rate for fiscal 2018 was most significantly impacted by receiving $36.6 million of tax benefit on $118.8 million of expense associated with fair value adjustments to inventory and $62.9 million of intangible amortization expense resulting from Amitiza. Our effective tax rate for fiscal 2017 was most significantly impacted by the recognition of $13.5 million of tax benefit associated with the TCJA and $28.7 million of tax benefit associated with the $70.5 million charge associated with the termination and settlement of our funded U.S. pension plans.

Fiscal Year Ended December 29, 2017, Compared with Fiscal Year Ended September 30, 2016

Net Sales

        Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year Ended
	December 29, 2017	September 30, 2016	Percentage Change
U.S.	$682.1	$931.8	(26.8)%
Europe	169.3	142.0	19.2
Other	18.2	18.2	—

Net sales	$869.6	$1,092.0	(20.4)

        Net sales by key products are as follows (dollars in millions):

	Fiscal Year Ended
	December 29, 2017	September 30, 2016	Percentage Change
Acetaminophen (API)	$185.5	$169.1	9.7%
Hydrocodone (API) and hydrocodone-containing tablets	85.3	146.5	(41.8)
Oxycodone (API) and oxycodone-containing tablets	88.0	139.9	(37.1)
Other controlled substances	412.0	543.9	(24.3)
Other	98.8	92.6	6.7

Net sales	$869.6	$1,092.0	(20.4)

        Net sales in fiscal 2017 decreased $222.4 million, or 20.4%, to $869.6 million, compared with $1,092.0 million in fiscal 2016. This decrease was driven by decreases of $131.9 million, $61.2 million and $51.9 million in net sales of Other controlled substances, hydrocodone-related products and oxycodone-related products, respectively, primarily due to increased competition and customer consolidation, which has resulted in downward pricing pressure. The Other controlled substances' decrease was driven by a $31.8 million decrease in Methylphenidate extended-release ("ER"), primarily attributable to the 2014 FDA reclassification of these products to therapeutically inequivalent status; a Hydromorphone ER decrease of $30.2 million, due to increased competition and customer consolidation; and a $23.5 million, or 91.9%, decrease in EXALGO® (hydromorphone HCl) ER tablets driven by lower volumes. These decreases were partially offset by an increase of $16.4 million in net sales of Acetaminophen (API), primarily attributable to strong demand and stable pricing. In addition, overall net sales growth during fiscal 2017 was negatively impacted by the extra selling week during fiscal 2016.

Operating Income

        Gross profit.    Gross profit for fiscal 2017 decreased $245.1 million, or 40.1%, to $366.2 million, compared with $611.3 million in fiscal 2016. Gross profit margin was 42.1% for fiscal 2017, compared with 56.0% for fiscal 2016. The decrease in gross profit and gross profit margin was impacted by the $222.4 million decrease in net sales, due to channel consolidation and increased pricing pressure.

        Selling, general and administrative expenses.    SG&A expenses for fiscal 2017 were $128.1 million, compared with $184.4 million for fiscal 2016, a decrease of $56.3 million, or 30.5%. Fiscal 2017 included one-time professional fees of $13.6 million, and fiscal 2016 included a charge of $15.0 million to adjust our reserve related to a settlement agreement entered into with the DEA. The remaining $54.9 million decrease consisted of various factors, including lower employee compensation costs and professional and legal fees. SG&A expenses were 14.7% of net sales for fiscal 2017 and 16.9% of net sales for fiscal 2016.

        Research and development expenses.    R&D expenses decreased $28.1 million, or 30.5%, to $64.0 million in fiscal 2017, compared with $92.1 million in fiscal 2016. The decrease was driven by the commencement of a portfolio-streamlining initiative in fiscal 2017 focused on operational improvements to enhance the value of the current pipeline, which resulted in cost savings. Current R&D activities include applying our capabilities to develop difficult formulations, utilizing our expertise in working with controlled substances to develop potent products, and expanding both our therapeutic and technology platforms into areas with less competitive pressure. As a percentage of our net sales, R&D expenses were 7.4% and 8.4% in fiscal 2017 and 2016, respectively.

Non-Operating Items

        Other expense, net.    During fiscal 2017 and fiscal 2016, we recorded other expense, net, of $75.0 million and $11.1 million, respectively. Fiscal 2017 included a $70.5 million charge from the recognition of previously deferred losses on the settlement of obligations associated with the termination of six defined benefit pension plans. The remaining amounts in both fiscal years were primarily attributable to pension expense.

        Provision for income taxes.    In fiscal 2017, we recognized an income tax expense of $16.6 million on income before income taxes of $99.1 million. The fiscal 2017 income tax expense is comprised of $12.0 million of current tax expense and $4.6 million of deferred tax benefit which is predominantly related to the impact of TCJA. In fiscal 2016, income tax expense was $105.5 million on income before income taxes of $323.7 million. The fiscal 2016 income tax expense is comprised of $94.4 million of current tax expense and $11.1 million of deferred tax expense. Our effective tax rate was 16.8% and 32.6% for fiscal 2017 and 2016, respectively. Our effective tax rate for fiscal 2017 was most significantly impacted by the recognition of $13.5 million of tax benefit associated with the TCJA and $28.7 million of tax benefit associated with the $70.5 million charge resulting from the termination and settlement of our funded U.S. pension plans. Our effective tax rate for fiscal 2016 was most significantly impacted by $13.3 million of tax benefit associated with adjustments to uncertain tax positions and associated interest and penalties.

Three Months Ended December 30, 2016, Compared with Three Months Ended December 25, 2015

Net Sales

        Net sales by geographic area are as follows (dollars in millions):

	Three Months Ended
	December 30, 2016	December 25, 2015	Percentage Change
U.S.	$188.9	$228.0	(17.1)%
Europe	36.6	32.3	13.3
Other	4.3	6.1	(29.5)

Net sales	$229.8	$266.4	(13.7)

        Net sales by key products are as follows (dollars in millions):

	Three Months Ended
	December 30, 2016	December 25, 2015	Percentage Change
Acetaminophen (API)	$40.8	$37.8	7.9%
Hydrocodone (API) and hydrocodone-containing tablets	23.2	36.7	(36.8)
Oxycodone (API) and oxycodone-containing tablets	27.2	32.5	(16.3)
Other controlled substances	117.4	140.6	(16.5)
Other	21.2	18.8	12.8

Net sales	$229.8	$266.4	(13.7)

        Net sales during the three months ended December 30, 2016 decreased $36.6 million, or 13.7%, to $229.8 million, compared with $266.4 million during the three months ended December 25, 2015. This decrease was driven by decreases of $23.2 million, $13.5 million and $5.3 million in net sales of Other controlled substances, hydrocodone-related products and oxycodone-related products, respectively, primarily due to increased competition and customer consolidation, which has resulted in downward pricing pressure. In addition, the net sales from Other controlled substances decreased in large part due to a $9.2 million decrease in net sales of Methylphenidate ER, which was primarily attributable to the FDA's 2014 reclassification of these products to therapeutically inequivalent status. These decreases were partially offset by a $3.0 million increase in net sales of Acetaminophen (API) primarily attributable to strong demand and stable pricing.

Operating Income

        Gross profit.    Gross profit for the three months ended December 30, 2016 decreased $43.7 million, or 28.0%, to $112.2 million, compared with $155.9 million during the three months ended December 25, 2015. Gross profit margin was 48.8% for the three months ended December 30, 2016, compared with 58.5% for the three months ended December 25, 2015. The decrease in gross profit and gross profit margin was attributable to the $36.6 million decrease in net sales due to increased pricing pressure.

        Selling, general and administrative expenses.    SG&A expenses for the three months ended December 30, 2016 were $40.4 million, compared with $48.0 million for the three months ended December 25, 2015, a decrease of $7.6 million, or 15.8%. This decrease consisted of various factors, including lower employee compensation costs and legal and professional fees. SG&A expenses were 17.6% of net sales for the three months ended December 30, 2016 and 18.0% of net sales for the three months ended December 25, 2015.

        Research and development expenses.    R&D expenses increased $2.5 million, or 11.7%, to $23.8 million during the three months ended December 30, 2016, compared with $21.3 million during the three months ended December 25, 2015. R&D activities include applying our capabilities to develop difficult formulations, utilizing our expertise in working with controlled substances to develop potent products, and expanding both our therapeutic and technology platforms into areas with less competitive pressure. As a percentage of our net sales, R&D expenses were 10.4% and 8.0% for the three months ended December 30, 2016 and December 25, 2015, respectively.

        Impairment charges.    During the three months ended December 30, 2016, we recorded a full impairment charge of $207.0 million associated with our goodwill and a $7.3 million impairment of a license associated with a product the Company elected to discontinue.

Non-Operating Items

        Other expense, net.    During the three months ended December 30, 2016 and December 25, 2015, we recorded other expense, net, of $46.1 million and $0.6 million, respectively. The three months ended December 30, 2016 included a charge of $45.0 million associated with the recognition of previously deferred pension related losses upon lump sum distribution to current and former employees under our pension plan termination. The remaining amounts in both periods were primarily attributable to pension expense.

        (Benefit from) provision for income taxes.    Income tax benefit was $3.1 million on a loss before income taxes of $212.4 million for the three months ended December 30, 2016. For the three months ended December 30, 2016, income tax benefit is comprised of $1.5 million of current tax benefit and $1.5 million of deferred tax benefit. Income tax expense was $30.0 million on income before income taxes of $85.9 million for the three months ended December 25, 2015. For the three months ended December 25, 2015, income tax expense is comprised of $27.2 million of current tax expense and $2.8 million of deferred tax expense. Our effective tax rates were 1.5% and 34.9% for the three months ended December 30, 2016 and December 25, 2015, respectively. The effective tax rate for the three months ended December 30, 2016 was significantly impacted by receiving only $0.6 million of tax benefit associated with the $207.0 million goodwill impairment. The effective tax rate for the three months ended December 25, 2015 was significantly impacted by $1.1 million of tax benefit associated with uncertain tax positions and associated interest and penalties.

Liquidity and Capital Resources

        Significant factors driving our liquidity position include cash flows generated from operating activities and capital expenditures. Historically, we have generated and expect to continue to generate positive cash flow from operations. As part of Parent, our cash is swept regularly by Parent. Parent also funds our operating and investing activities as needed. Cash flows related to financing activities reflect changes in Parent's investments in us. Transfers of cash to and from Parent are reflected as a component of parent company investment within parent company equity on our combined balance sheets. As discussed further under "Capitalization," cash and cash equivalents held by Parent at the corporate level or part of centralized cash management have not been allocated to us.

        Subsequent to the separation, we will no longer participate in cash management and funding arrangements with Parent. Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to capital markets. We believe that our future cash from operations, borrowing capacity under the senior secured revolving credit facility that we anticipate entering into in connection with the separation, and access to capital markets will provide adequate resources to fund our working capital needs, capital expenditures and strategic investments.

        In connection with the separation, we intend to enter into a [          ]-year senior secured term loan with an aggregate principal amount of $[          ] million, and a [          ]-year senior secured revolving credit facility with a borrowing capacity of up to $[          ] million.

        We expect our capital expenditures in fiscal 2019 to be approximately $30.0 million, which we intend to fund with cash generated from operations.

        A summary of our cash flows from operating, investing and financing activities is provided in the following table (dollars in millions):

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016	December 25, 2015
Net cash provided by (used in):
Operating activities	$115.2	$159.7	$316.7	$81.5	$136.0
Investing activities	(49.3)	(61.8)	(90.5)	(32.6)	(15.8)
Financing activities	(60.0)	(97.1)	(226.5)	(44.2)	(120.7)

Net increase (decrease) in cash and cash equivalents	$5.9	$0.8	$(0.3)	$4.7	$(0.5)

Operating Activities

        Net cash provided by operating activities of $115.2 million for fiscal 2018 was primarily attributable to net loss, as adjusted for non-cash items, in addition to a $17.2 million inflow from net investment in working capital. The working capital inflow primarily included a $99.0 million inflow related to inventory balances partially offset by a $68.1 million increase in accounts receivable, net and a net outflow of $13.7 million related to other assets and liabilities.

        Net cash provided by operating activities of $159.7 million for fiscal 2017 was primarily attributable to net income, as adjusted for non-cash items, partially offset by a $19.5 million outflow from net investment in working capital. The working capital outflow primarily included an outflow related to a cash payment of $35.0 million for settlement of the DEA investigation, partially offset by a $15.5 million net inflow related to other assets and liabilities.

        Net cash provided by operating activities of $316.7 million for fiscal 2016 was primarily attributable to net income, as adjusted for non-cash items, partially offset by a $15.6 million outflow from net investment in working capital. The working capital outflow was primarily driven by a $21.4 million outflow related to inventory balances, a $15.3 million outflow from net tax related balances and a net outflow of $3.6 million related to other assets and liabilities, partially offset by a $24.7 million decrease in accounts receivable.

        Net cash provided by operating activities of $81.5 million for the three months ended December 30, 2016 was primarily attributable to net loss, as adjusted for non-cash items, in addition to a $56.2 million inflow from net investment in working capital. The working capital inflow was primarily driven by a $36.4 million decrease in accounts receivable, net, and a net inflow of $28.8 million related to other assets and liabilities, partially offset by a $9.0 million outflow related to inventory balances. The increase in other assets and liabilities primarily resulted from the recognition of a $45.0 million charge associated with our pension settlement partially offset by payment of annual employee cash bonuses.

        Net cash provided by operating activities of $136.0 million for the three months ended December 25, 2015 was primarily attributable to net income, as adjusted for non-cash items, in addition to a $53.0 million inflow from net investment in working capital. The working capital inflow was primarily driven by a $46.7 million decrease in accounts receivable, an $11.1 million net inflow related to other assets and liabilities and an $8.2 million increase in accounts payable, partially offset by a $13.0 million outflow related to inventory balances. The decrease in accounts receivable, net, was primarily due to timing of annual customer incentive payments and sales within the quarter.

Investing Activities

        Net cash used in investing activities decreased to $49.3 million for fiscal 2018, compared with $61.8 million used in investing activities for fiscal 2017, primarily attributable to a decrease in capital expenditures.

        Net cash used in investing activities decreased to $61.8 million for fiscal 2017, compared with $90.5 million used in investing activities for fiscal 2016, primarily attributable to a decrease in capital expenditures.

        Net cash used in investing activities increased to $32.6 million for the three months ended December 30, 2016, compared with $15.8 million used in investing activities for the three months ended December 25, 2015, primarily attributable to an increase in capital expenditures.

Financing Activities

        Net cash used in financing activities was $60.0 million for fiscal 2018, compared with $97.1 million used in financing activities for fiscal 2017. This decrease was primarily due to net transfers from Parent of $306.3 million in fiscal 2018 related to Parent's acquisition date fair value of the assets and liabilities used in managing the Amitiza operations including sufficient cash to repay the debt of $366.3 million assumed. Excluding net transfer related to the Amitiza operations, net transfers to Parent were $60.0 million and $97.1 million in fiscal 2018 and 2017, respectively. This decrease was driven by a $44.5 million decrease in operating cash flow.

        Net cash used in financing activities was $97.1 million for fiscal 2017, compared with $226.5 million used in financing activities for fiscal 2016. This resulted from a decrease in net transfers to Parent. Net transfers to Parent were lower in fiscal 2017 due to a $157.0 million decrease in operating cash flow.

        Net cash used in financing activities was $44.2 million for the three months ended December 30, 2016, compared with $120.7 million net cash used in financing activities for the three months ended December 25, 2015. This resulted from a decrease in net transfers to Parent. Net transfers to Parent were lower in the three months ended December 30, 2016 due to a $54.5 million decrease in operating cash flow.

Inflation

        Inflationary pressures have had an adverse effect on us through higher raw material and fuel costs. We may enter into commodity swap contracts to mitigate the impact of rising prices in the future. If these contracts are not effective or we are not able to achieve price increases on our products sufficient to compensate for any adverse movements in currency exchange rates, we may be impacted by these increased costs.

Concentration of Credit and Other Risks

        Financial instruments that potentially subject us to concentrations of credit risk primarily consist of accounts receivable. We generally do not require collateral from customers. A portion of our accounts receivable outside of the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries' national economies.

Capitalization

        Cash and cash equivalents held by Parent at the corporate level or part of centralized cash management have not been allocated to us for any of the periods presented. In addition, Parent's external debt and related interest expense have not been allocated to us since, following consummation of the planned spin-off, neither we nor any of our post-spin-off subsidiaries will be an obligor of such debt and none of the assets of such entities will be pledged as collateral for such debt. However, certain of our post-spin-off subsidiaries are currently guarantors of certain debt facilities of Parent and certain of the assets of such entities have been pledged as collateral to certain of such debt.

Dividends

        We currently do not anticipate paying any cash dividends for the foreseeable future, as we intend to retain earnings to finance acquisitions, R&D and the operation and expansion of our business. The recommendation, declaration and payment of dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay dividends in the future, there can be no assurance that we will continue to pay such dividends.

Commitments and Contingencies

Contractual Obligations

        The following table summarizes our contractual obligations as of December 28, 2018 (dollars in millions):

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Total contractual obligations(1)	$21.9	$5.6	$7.3	$6.5	$2.5

(1)
Represents operating lease obligations as there were no material purchase obligations as of December 28, 2018.

        The preceding table does not include other liabilities of $245.9 million, primarily consisting of obligations under our pension and postretirement benefit plans, unrecognized tax benefits for uncertain tax positions and related accrued interest and penalties, environmental liabilities and asset retirement obligations, because the timing of their future cash outflow is uncertain. The most significant of these liabilities are discussed below.

        We are obligated to pay royalties under certain agreements with third parties. During fiscal 2018, 2017, fiscal 2016 and the three months ended December 30, 2016, we made payments under these arrangements of $2.6 million, $3.8 million, $6.6 million and $1.7 million, respectively. The timing and amounts to be paid in future periods are uncertain, as they are dependent upon generating net sales in future periods.

        As of December 28, 2018, we had net unfunded pension and postretirement benefit obligations of $23.5 million and $39.8 million, respectively. The timing and amounts of long-term funding requirements for pension and postretirement obligations are uncertain. We do not anticipate making material involuntary contributions in fiscal 2019, but may elect to make voluntary contributions to our defined pension plans or our postretirement benefit plans during fiscal 2019. We settled all outstanding obligations associated with our six U.S. qualified pension plans during the first half of fiscal 2017 and made contributions of $62.3 million associated with the unfunded portion of these obligations.

        We are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of cleanup and timing of future cash outlays is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of December 28,

2018, we believe that it is probable that we will incur investigation and remediation costs of approximately $61.8 million, of which $2.1 million is included in accrued and other current liabilities and $59.7 million is included in environmental liabilities on our combined balance sheet at December 28, 2018. Note 20 to our audited combined financial statements included elsewhere in this information statement provides additional information regarding environmental matters.

        In connection with Parent's sale of its Intrathecal Therapy business on March 17, 2017 to Piramal Enterprises Limited's subsidiary in the United Kingdom ("U.K."), Piramal Critical Care ("Piramal"), we have the right to receive contingent consideration of up to $32.0 million. Additionally, we have an obligation to reimburse up to $7.3 million of product development expenses incurred by Piramal, of which $3.1 million is included in accrued and other liabilities on our combined balance sheet at December 28, 2018.

        In connection with Parent's sale of its Nuclear Imaging business on January 27, 2017 to IBA Molecular ("IBAM"), we have the right to receive contingent consideration of up to $77.0 million in the form of cash and vendor preferred equity certificates. Additionally, we have an indemnification obligation related to tax matters, which had a balance of $3.7 million at December 28, 2018 and is included in other liabilities on our combined balance sheet.

        In connection with Parent's sale of its CMDS business on November 27, 2015 to Guerbet S.A., we have a post-divestiture supply agreement covering certain products and an indemnification obligation related to tax and other matters. The balance of the indemnification obligation as of December 28, 2018 was $7.6 million, which is included in other liabilities on our combined balance sheet.

Legal Proceedings

        We are subject to various legal proceedings and claims, including present and former operations, including those described in "Business—Legal Proceedings" and in Note 20 to our audited combined financial statements included elsewhere in this information statement. We believe that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, management is of the opinion that their ultimate resolution should not have a material adverse effect on our business, financial condition, results of operations and cash flows.

Guarantees

        We are subject to various risks and liabilities with respect to representations, warranties and indemnities, including unknown damage to assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its business, financial condition, results of operations and cash flows. These representations, warranties and indemnities are discussed in Note 20 to our audited combined financial statements included elsewhere in this information statement.

Off-Balance Sheet Arrangements

        In connection with the separation, we expect that Parent and the Company will provide cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Parent's remaining business with Parent, among other indemnities.

Critical Accounting Policies and Estimates

        The combined financial statements have been prepared in U.S. dollars and in accordance with GAAP. The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

Revenue Recognition

  Product Sales Revenue

        We principally sell products through independent distributors who resell our products to retail pharmacies, institutions and end user customers. We also enter into arrangements with indirect customers, such as health care providers and payers, wholesalers, government agencies, institutions, and managed care organizations to establish contract pricing for certain products that provide for government-mandated and/or privately-negotiated rebates, sales incentives, chargebacks, distribution service agreement fees, fees for services and administration fees, and discounts with respect to the purchase of our products.

  Reserve for Variable Considerations

        Product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established. These reserves result from estimated chargebacks, rebates, product returns and other sales deductions that are offered within contracts between us and our customers, health care providers and payers relating to the sales of our products. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than a customer). Where appropriate, these estimates take into consideration a range of possible outcomes which are probability-weighted for relevant factors such as our historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of our products and other competitive factors. Overall, these reserves reflect our best estimate of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration which is included in the transaction price may be constrained (reduced), and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. We adjust reserves for chargebacks, rebates, product returns and other sales deductions to reflect differences between estimated and actual experience. Such adjustments impact the amount of net sales recognized in the period of adjustment.

        The following table reflects activity in our sales reserve accounts (dollars in millions):

	Rebates and Chargebacks	Product Returns	Other Sales Deductions	Total
Balance at September 25, 2015	$233.0	$44.2	$16.6	$293.8
Provisions	1,682.7	8.3	66.2	1,757.2
Payments or credits	(1,647.6)	(17.6)	(71.2)	(1,736.4)

Balance at September 30, 2016	268.1	34.9	11.6	314.6
Provisions	419.0	3.9	15.6	438.5
Payments or credits	(406.6)	(11.1)	(17.9)	(435.5)

Balance at December 30, 2016	280.5	27.7	9.3	317.5
Provisions	1,630.6	29.6	62.0	1,722.2
Payments or credits	(1,643.7)	(27.1)	(57.7)	(1,728.5)

Balance at December 29, 2017	267.4	30.2	13.6	311.2
Provisions	1,981.0	30.6	56.9	2,068.5
Payments or credits	(1,979.5)	(31.4)	(55.0)	(2,065.9)

Balance at December 28, 2018	$268.9	$29.4	$15.5	$313.8

        Provisions presented in the table above are recorded as reductions to net sales.

        Total provisions for fiscal 2018 increased $346.3 million, compared with fiscal 2017, which is primarily attributable to the increase of $350.4 million in provisions for rebates and chargebacks due to the shift of customer base as a result of customer consolidation, resulting in more customers purchasing through distributors that qualify for rebates and chargebacks. Additionally, the gross accounts receivable balance has increased as compared to fiscal 2017.

        Total provisions for fiscal 2017 decreased $35.0 million, compared with fiscal 2016. The decreases of $52.1 million and $4.2 million in rebates and chargebacks provisions and other sales deductions provisions, respectively, is primarily attributable to increased competition resulting in lower customer volume. Provisions for returns increased $21.3 million, compared to fiscal 2016, due to increased competition and fiscal 2016 reflected an $8.7 million favorable change in estimate associated with the Exalgo returns reserve.

  Product Royalty Revenues

        In connection with the Amitiza operations, as discussed further in Note 6 to the combined financial statements, we license certain rights to Amitiza to a third party in exchange for royalties on net sales of the product. We recognize such royalty revenue as the related sales occur.

  Cost to Obtain a Contract

        As the majority of our contracts are short-term in nature, sales commissions are generally expensed when incurred as the amortization period would have been less than one year. These costs are recorded within SG&A in the combined statements of comprehensive income.

  Contract Balances

        Accounts receivable are recorded when the right to consideration becomes unconditional. Payments received from customers are typically based upon payment terms of 30 days. The Company does not maintain contract asset balances aside from the accounts receivable balance as presented on the combined balance sheets as costs to obtain a contract are expensed when incurred as the amortization period would have been less than one year. These costs are recorded within SG&A on the combined statements of comprehensive income. Contract liabilities are recorded when cash payments are received in advance of the Company's performance, including amounts which are refundable.

        Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

        For additional information, refer to Note 5 to the combined financial statements included elsewhere in this information statement.

Goodwill and Other Intangible Assets

        In performing goodwill assessments, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated. We test goodwill on the first day of the fourth quarter of each year for impairment or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The impairment test is comprised of comparing the carrying value of a reporting unit to its estimated fair value. We estimate the fair value of a reporting unit through internal analyses and valuation, utilizing an income approach (a level three measurement technique) based on the present value of future cash flows. This approach incorporates many assumptions, including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. If the carrying value of a reporting unit exceeds its fair value, we will recognize the excess of the carrying value over the fair value as a goodwill impairment loss.

        During the three months ended December 30, 2016, we recognized a full impairment of $207.0 million associated with our goodwill. For further information on our goodwill impairment analysis, refer to Note 11 to our audited combined financial statements included elsewhere in this information statement.

        Intangible assets include completed technology, licenses and trademarks. We record intangible assets at cost and amortize finite-lived intangible assets, generally using the straight-line method over five to 30 years. When a triggering event occurs, we evaluate potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset to its carrying value. We utilize similar assumptions in our goodwill valuation. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets with their carrying value. The fair value of the intangible asset is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. Changes in economic and operating conditions impacting these assumptions could result in intangible asset impairments in future periods. We assess the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. For more information on our intangible impairment analysis, refer to Note 11 to our audited combined financial statements included elsewhere in this information statement.

Contingencies

        We are involved, either as a plaintiff or a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, patent infringement, product liability, government investigations, environmental matters and other legal proceedings as further discussed in

Note 20 to our audited combined financial statements included elsewhere in this information statement. Accruals recorded for various contingencies, including legal proceedings, self-insurance and other claims, are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel, internal and/or external technical consultants and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are reevaluated each accounting period as additional information becomes available. When we are initially unable to develop a best estimate of loss, we record the minimum amount of loss, which could be zero. As information becomes known, additional loss provisions are recorded when either a best estimate can be made or the minimum loss amount is increased. When events result in an expectation of a more favorable outcome than previously expected, our best estimate is changed to a lower amount. We record receivables from third-party insurers up to the amount of the related liability when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers. Receivables are not netted against the related liabilities for financial statement presentation.

Income Taxes

        Income taxes as presented are calculated on a separate tax return basis, although the Company operations have generally historically been included in Parent's U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions. The income taxes presented may not be reflective of the results that would have occurred had the Company been operated on a standalone basis historically.

        With the exception of certain non-U.S. entities, the Company does not maintain taxes payable to or from Parent, and the Company is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company investment.

        In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance would be provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        Parent determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, including uncertain tax positions, are included in the provision for income taxes.

        The calculation of Parent's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across Parent's global operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. If Parent's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary.

Recently Issued Accounting Standards

        Refer to Note 4 to our audited combined financial statements included elsewhere in this information statement for a discussion regarding recently issued accounting standards and their estimated impact on our business, financial condition, results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        Our operations include activities in the U.S. and countries outside of the U.S. These operations expose us to a variety of market risks, including the effects of changes in interest rates and currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

        We are exposed to currency exchange rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and non-U.S. operations. We may from time to time use financial derivatives, which may include forward currency exchange contracts and currency options, to hedge this risk. However, gains and losses on these contracts would be offset by the gains or losses on the revaluation or settlement of the underlying transaction. We do not use derivative financial instruments to hedge investments in non-U.S. subsidiaries since such investments are long-term in nature.

 MANAGEMENT

Executive Officers Following the Separation

        Upon completion of the separation, none of our executive officers will be executive officers or employees of Parent. The following table sets forth information regarding individuals who are expected to serve as our executive officers, including their positions after the separation.

Name	Age	Position
Matthew Harbaugh	48	President, Chief Executive Officer and Director
[ ]	[ ]	[ ]

Board of Directors Following the Separation

        The following table sets forth information with respect to those persons who are expected to serve on our board of directors following the completion of the separation. We may name and present additional nominees for election prior to completion of the separation.

Name	Age	Title
Matthew Harbaugh	48	President, Chief Executive Officer and Director
[ ]	[ ]	[ ]

        At the time of completion of the separation, we expect that our board of directors will consist of the directors set forth above. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the other members of our board (which our board may accept or reject, in its discretion), except that in the case of a contested election, the election will be determined by a plurality of the votes cast by our shareholders entitled to vote in the election.

Independence of Directors

        A majority of our board of directors will be comprised of directors who are "independent" as defined by the rules of the NYSE and the corporate governance guidelines to be adopted by the board. The criteria to be adopted by our board to assist it in making determinations regarding the independence of its members, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the board will have to determine that a director does not have a material relationship, directly or indirectly, with Mallinckrodt Inc. In assessing independence, the board will consider all relevant facts and circumstances. In particular, when assessing the materiality of a director's relationship with the company, the board will consider the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she, at the time of determination:

  •
  is, or has been within the prior three years, an employee of Mallinckrodt Inc. or any of its subsidiaries;

  •
  has an immediate family member who is, or has been within the prior three years, an executive officer of Mallinckrodt Inc.;

  •
  is a current partner or employee of our external auditor;

  •
  has an immediate family member who is a current partner of our external auditor or who is an employee of our external auditor and personally works on our audit;

  •
  has been, or has an immediate family member who has been, within the prior three years, a partner or employee of our external auditor who personally worked on our audit during that time;

  •
  is, or has an immediate family member who is, or has been within the prior three years, employed as an executive officer of another company that has or had served on the compensation committee of its board as an executive officer of Mallinckrodt Inc. (during the same period of time);

  •
  has, or has an immediate family member who has, received more than $120,000 in direct compensation from Mallinckrodt Inc., other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period within the prior three years (compensation received by an immediate family member for service as an employee, other than as an executive officer, is not included for purposes of this determination);

  •
  is a current employee, or has an immediate family member who is a current executive officer, of a company that does business with Mallinckrodt Inc. and has made payments to, or received payments from, Mallinckrodt Inc. for property or services in an amount which, in any of the prior three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Mallinckrodt Inc.'s contributions, not including our matching of charitable contributions by employees, exceed, in any single fiscal year within the prior three years, the greater of $1 million or 2% of such organization's total charitable receipts during that year.

        The board will consider the independence of its members in light of these independence criteria. Based on these considerations, we expect that each of our directors, other than Mr. Harbaugh, will satisfy the criteria. Each independent director is expected to notify the Chair of the Nominating and Corporate Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the board's evaluation of his or her independence.

Director Nominations Process

        The Nominating and Corporate Governance Committee will be responsible for developing the general criteria, subject to approval by the board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the board. The Nominating and Corporate Governance Committee will periodically review with the board the appropriate skills and characteristics required of board members in the context of the then-current make-up of the board. Final approval of director candidates will be determined by the full board, and invitations to join the board will be extended by the Chairman of the board on behalf of the entire board.

        The Nominating and Corporate Governance Committee, in accordance with our corporate governance guidelines, will seek to create a board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee will look specifically at the candidate's qualifications in light of the needs of the board and Mallinckrodt Inc. at that time, given the then-current mix of director attributes.

        Our Corporate Governance Guidelines will provide that:

  •
  directors should be individuals of the highest ethical character and integrity;

  •
  directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

  •
  each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

  •
  directors should be free from any conflict of interest or business or personal relationships that would interfere with their fiduciary duties to the company; and

  •
  directors should be independent of any particular constituency and be able to represent all shareholders of the company.

        The Committee will assess independence and also monitor compliance by the members of the board with the requisite qualifications under NYSE listing standards for populating the Audit; Human Resources and Compensation; and Nominating and Corporate Governance Committees. Directors may not serve on more than four public company boards of directors (including Mallinckrodt Inc.) or, if the director is employed as chief executive officer of a publicly traded company, no more than three public company boards of directors (including Mallinckrodt Inc.).

        Our amended and restated bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors and establish certain qualifications for service as a director. The Corporate Governance Guidelines will include procedures by which the Committee will consider nominations submitted by shareholders.

        The Nominating and Corporate Governance Committee will consider suggestions for director candidates from board members and, in its discretion, may employ a third-party search firm to assist in identifying candidates for director. In evaluating candidates for director, the Committee will use the guidelines described above, and will evaluate shareholder candidates in the same manner as candidates proposed from all other sources.

Committees of the Board of Directors

        Effective upon the completion of the separation, our board of directors will have the following standing committees: an Audit Committee, a Human Resources and Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors will adopt a written charter for each of these committees, which will be posted on our website, [                        ].

  Audit Committee

        The Audit Committee will monitor, among other things, the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal audit function and independent auditors, our compliance with certain legal and regulatory requirements and the effectiveness of our systems of internal control, internal audit and risk management. The Audit Committee will be responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are expected to be [                        ], each of whom is expected to be determined by the board to be independent under SEC rules and NYSE listing standards applicable to audit committee members. Additionally, at least one member of the Audit Committee is expected to be an audit committee financial expert under SEC rules and the NYSE listing standards applicable to audit committees. M[r/s]. [                        ] is expected to serve as the Chair of the Audit Committee.

  Human Resources and Compensation Committee

        The Human Resources and Compensation Committee will review and approve compensation and benefits policies and objectives, determine whether our officers and employees are compensated according to those objectives, carry out the board's responsibilities relating to the compensation of our executives, and review succession planning process and development of Mallinckrodt Inc.'s executives. The members of the Human Resources and Compensation Committee are expected to be [                        ], each of whom is expected to be determined by the board to be independent under SEC rules and NYSE listing standards applicable to compensation committee members. M[r/s]. [                        ] is expected to serve as the Chair of the Human Resources and Compensation Committee.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee will be responsible for identifying individuals qualified to become board members, recommending to the board the director nominees for election at the Annual General Meeting, developing and recommending to the board a set of corporate governance guidelines, and taking a general leadership role in our corporate governance. The members of the Nominating and Corporate Governance Committee are expected to be [                        ], each of whom is expected to be determined by the board to be independent under NYSE listing standards. M[r/s]. [                        ] is expected to serve as the Chair of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2018, Mallinckrodt Inc. was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by Parent, as described in "Executive Compensation."

Board Leadership Structure

        Upon the completion of the separation, the positions of Chairman of the Board and Chief Executive Officer will be held by separate people. The Chairman of the Board will provide leadership to the board and work with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board will set the board agendas with board and management input, facilitate communication among directors, provide an appropriate information flow to the board and preside at meetings of the board of directors and shareholders. The Chairman of the Board will work with other board members to provide strong, independent oversight of the company's management and affairs. Future modification of the board leadership structure will be made at the sole discretion of our board of directors. A more detailed description of the role and responsibilities of the Chairman of the Board will be set forth in our Corporate Governance Guidelines.

Corporate Governance Guidelines

        Our board will adopt Corporate Governance Guidelines designed to assist the company and our board in implementing effective corporate governance practices. The Corporate Governance Guidelines will be reviewed regularly by the Nominating and Corporate Governance Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders.

Code of Ethics

        We will adopt a Guide to Business Conduct, which will apply to all of our employees, officers and directors and will meet the requirements of a "code of ethics" as defined by SEC regulations. The Guide to Business Conduct also will meet the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct will be posted on our website, [                        ]. We will disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

Board Risk Oversight

        Our board of directors will oversee an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full board of directors in setting our business strategy is a key part of its assessment of management's appetite for risk and the determination of what constitutes an appropriate level of risk for the company. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the board of directors will have the ultimate oversight responsibility for the risk management process, various committees of the board also will have responsibility for risk management. In particular, the Audit Committee will focus on financial risk, including internal controls, and will receive an annual risk assessment report. In addition, in setting compensation, the Human Resources and Compensation Committee will strive to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Communications with the Board of Directors

        The board will establish a process for interested parties to communicate with members of the board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the board, you will be able to reach the board via email. A direct link to this email address will be found on our website. You also will be able to submit communications in writing to a special address or by phone to a toll-free number that will be published on our website. You will be able to submit inquiries anonymously and confidentially. All concerns and inquiries will be received and reviewed promptly by the Office of the General Counsel. Any significant concerns relating to accounting, internal controls or audit matters will be reviewed with the Audit Committee.

        All concerns will be addressed by the Office of the General Counsel, unless otherwise instructed by the Audit Committee or the Chairman of the Board. The status of all outstanding concerns will be reported to the Chairman of the Board and the Audit Committee on a quarterly basis, and any concern that is determined to pose an immediate threat to us or concern one of our senior officials (any executive officer or any direct report to the President and Chief Executive Officer) will be immediately communicated to the Chair of the Audit Committee. The Chairman of the Board or the Audit Committee may determine that certain matters should be presented to our full board of directors and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. Our Guide to Business Conduct will prohibit any employee from retaliating against anyone for raising or helping to resolve an integrity question.

 EXECUTIVE COMPENSATION

        Prior to the effectiveness of the registration statement of which this information statement is a part, we will disclose, in accordance with the rules and regulations of the SEC, information regarding the compensation of our named executive officers.

 DIRECTOR COMPENSATION

        Prior to the effectiveness of the registration statement of which this information statement is a part, we will disclose, in accordance with the rules and regulations of the SEC, information regarding the compensation of our directors.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Our board's Nominating and Corporate Governance Committee will be responsible for the review and, if appropriate, approval or ratification of "related-person transactions" involving us or our subsidiaries and related persons in accordance with the related-person transactions policy to be adopted by the board. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of the outstanding shares of our common stock, and their immediate family members.

        Our personnel in the legal and finance departments will review transactions involving related persons. If they determine that a related person could have a material interest in such a transaction, the transaction will be reviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will determine whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Nominating and Corporate Governance Committee will review all material facts related to the transaction and take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person's interest in the transaction and, if applicable, the availability of other sources of comparable products or services.

        We engage in transactions with other Parent businesses. Those transactions are described in more detail in Note 14 to our combined financial statements included elsewhere in this information statement.

        For a discussion of certain agreements we will enter into with Parent in connection with the separation, see "Our Relationship with Parent Following the Distribution."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the separation, all of the outstanding shares of Mallinckrodt Inc. will be owned legally and beneficially by Parent. The following table sets forth information, assuming completion of the distribution on [                        ], 2019 and calculated as of immediately following the completion of the distribution on such assumed date, based upon the distribution of one share of Mallinckrodt Inc. common stock for every [            ] ordinary shares of Parent, regarding: (1) each person who we know or have reason to believe would be the beneficial owner of more than 5% of the outstanding shares of our common stock as of immediately following the distribution on such assumed date, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, and notices delivered to Parent pursuant to the Irish Companies Act, (2) each of our expected directors and named executive officers and (3) all of our expected directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Mallinckrodt Inc., 385 Marshall Avenue, Webster Groves, Missouri 63119.

        A person is deemed to be a beneficial owner of ordinary shares of Parent (and, in turn, of shares of our common stock upon completion of the distribution as described above) if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of [                        ], 2019. Ordinary shares of Parent subject to stock options presently exercisable or exercisable within 60 days of [                        ], 2019 and restricted units that vest within 60 days of [                        ], 2019 are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were [            ] ordinary shares of Parent outstanding as of [                        ], 2019 and the calculations of percentage ownership below are based on such number of outstanding ordinary shares (after applying the distribution ratio described above) regardless of the date of the information regarding beneficial ownership reported below.

Name of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned	Percentage Ownership
Expected Directors and Named Executive Officers
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
Other Beneficial Owners (including Addresses)
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

 THE SEPARATION

Background

        On December 6, 2018, Parent announced that it intended to separate the Mallinckrodt Inc. Business from the remainder of its businesses. Parent also announced that it anticipated that the transaction will be in the form of a distribution of new publicly traded stock in the new company that is intended to be generally tax-free for U.S. federal income tax purposes to Parent shareholders.

        Mallinckrodt Inc. was incorporated as a Delaware corporation on January 18, 2019 for the purpose of holding the Mallinckrodt Inc. Business following the separation.

        On [                        ], the Parent's board of directors approved the transfer of the Mallinckrodt Inc. Business to Mallinckrodt Inc. and the distribution of Mallinckrodt Inc. common stock to Parent's shareholders on the basis of one share of our common stock for every [            ] Parent ordinary shares held on the record date, subject to the satisfaction of the conditions to the distribution.

        Currently, all of Mallinckrodt Inc.'s issued shares of common stock are held legally and beneficially by Parent. On or prior to the distribution date, Parent will transfer the Mallinckrodt Inc. Business to us, in return for which, among other things, we will issue shares of our common stock to Parent ordinary shareholders, pro rata to their respective holdings. For the purposes of Irish law, this will be treated as Parent having made a dividend in specie, or a non-cash dividend, to its ordinary shareholders. Prior to the transfer by Parent to us of the Mallinckrodt Inc. Business, we will have no operations other than those incidental to our formation and in preparation for the separation.

        On [                        ], 2019, the distribution date, each person who held Parent ordinary shares at the close of business on the record date will receive one share of common stock of Mallinckrodt Inc. for every [            ] Parent ordinary shares held at the close of business on the record date, as described below. You will receive cash in lieu of any fractional shares of common stock of Mallinckrodt Inc. which you otherwise would have received after the application of the above ratio. Immediately following the distribution, the persons entitled to receive shares of our common stock in the distribution will own all of the outstanding shares of our common stock. You will not be required to make any payment, surrender or exchange your Parent ordinary shares or take any other action to receive your shares of common stock of Mallinckrodt Inc. in the distribution. In connection with these transactions, we will acquire the shares of our common stock held legally and beneficially by Parent for no consideration and cancel those shares.

        The distribution of shares of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see "—Conditions to the Distribution."

Reasons for the Separation

        The Parent's board of directors determined that the separation of the Mallinckrodt Inc. Business would be in the best interests of Parent and its shareholders and approved the plan of separation. A wide variety of factors were considered by the Parent's board of directors in evaluating the separation. Among other things, the Parent's board of directors considered the following potential benefits of the separation:

  •
  Enhanced business focus.  The separation will allow each of the Mallinckrodt Inc. Business and Parent's other businesses to focus on its own strategic and operational plans and capital structure without diverting human and financial resources to the other business or being constrained by a board and management that are also responsible for overseeing and furthering the objectives of the other business. The separation will also enhance the success of each business by reducing internal complexity and enabling each company to avoid management, systemic and other problems that arise operating different businesses within the same corporate structure.

  •
  Focused R&D and operations.  The separation will allow each company to pursue its distinct business strategy, including setting an optimal level of investment in research and development projects and in the operation and expansion of its business.

  •
  Business-appropriate capital structure.  The separation will enable each company to pursue the capital structure that is most appropriate for its business and business strategy. Each business has different capital requirements that cannot be optimally addressed with a single capital structure. The separation will permit each company to pursue a different capital structure that is tailored to the needs of its business, and that results in a more efficient pricing of its equity in the financial markets.

  •
  Independent equity.  The separation will create an independent equity structure that will provide Mallinckrodt Inc. with direct access to the capital markets, and facilitate each company's ability to capitalize on its unique growth opportunities and effect future acquisitions using equity as currency.

  •
  Effectiveness of equity-based compensation.  The separation will increase the effectiveness of the equity-based compensation programs of each company by tying the value of the equity compensation awarded to employees, officers or directors more directly to the performance of the business for which these individuals provide services.

  •
  Distinct investment identity.  The separation will allow each company to set new investor expectations for their respective businesses and separate financial prospects based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities, facilitating each company's access to the capital markets.

        Although we believe the above anticipated benefits will be realized, neither Mallinckrodt Inc. nor Parent can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

        The Parent's board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

  •
  Loss of synergies and increased costs.  As a current part of Parent, we take advantage of certain functions performed by Parent, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, Parent (which it is currently intended will be renamed [            ]) will not perform certain of these functions for us, and, because of our smaller scale as a standalone company, our cost of performing such functions may be higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

  •
  Disruptions to the business as a result of the separation.  The actions required to separate Parent's and Mallinckrodt Inc.'s respective businesses could disrupt our operations.

  •
  Increased significance of certain costs and liabilities.  Certain costs and liabilities that were otherwise less significant to Parent as a whole will be more significant for us because of our smaller scale as a standalone company.

  •
  One-time costs of the separation.  We will incur costs in connection with the transition to being a standalone public company that may include accounting, tax, legal, and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel new to Mallinckrodt Inc., costs related to establishing a new brand identity in the marketplace, tax costs and costs to separate information systems.

  •
  Inability to realize anticipated benefits of the separation.  We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business, and (b) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Parent, because our business will be less diversified than Parent's business prior to completion of the separation.

  •
  Limitations placed upon us as a result of the tax matters agreement.  In addition, under the terms of the tax matters agreement that we will enter into with Parent, we will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify for the intended tax treatment under applicable law for a period of time. During this period, these restrictions may limit our ability to pursue certain strategic or other transactions that might increase the value of our business, over some period of time.

  •
  Loss of joint purchasing power.  As a current part of Parent, we take advantage of Parent's size and purchasing power in procuring certain goods and services. After the separation, as a standalone company, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Parent obtained prior to completion of the separation.

        In determining to pursue the separation, the Parent's board of directors concluded that the potential benefits of the separation outweighed these factors.

When and How You Will Receive Shares of Common Stock of Mallinckrodt Inc. in the Distribution

        With the assistance of Computershare, we expect to issue shares of our common stock on [                    ], 2019, the distribution date, to all holders of outstanding ordinary shares of Parent as of the close of business on [                    ], 2019, the record date. Computershare, which currently serves as the transfer agent and registrar for Parent's ordinary shares, will serve as the distribution agent in connection with the distribution and the transfer agent and registrar for shares of our common stock.

        If you own ordinary shares of Parent as of the close of business on the record date, Parent, with the assistance of Computershare, will electronically distribute shares of our common stock to you in book-entry form by way of registration in the "direct registration system" (if you hold the shares in your own name as a registered shareholder) or to your bank or brokerage firm on your behalf or through the systems of DTC (if you hold the shares through a bank or brokerage firm that uses DTC).

        Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you are a registered shareholder, Computershare will then mail you a direct registration account statement that reflects your shares of common stock of Mallinckrodt Inc.

        Most Parent shareholders hold their ordinary shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your Parent ordinary shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of common stock of Mallinckrodt Inc. that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," we encourage you to contact your bank or brokerage firm.

        If you sell ordinary shares of Parent in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of common stock of Mallinckrodt Inc. in the distribution.

Transferability of Shares You Receive

        Shares of our common stock distributed in the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Mallinckrodt Inc., which may include certain of our executive officers, directors or principal shareholders. Shares held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

The Number of Shares of Mallinckrodt Inc. Common Stock You Will Receive

        For every [            ] Parent ordinary shares that you own as of the close of business on [                    ], 2019, the record date, you will receive one share of common stock of Mallinckrodt Inc. on the distribution date. Parent will not distribute any fractional shares to its shareholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Parent or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Parent or us. Neither we nor Parent will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For an explanation of the material U.S. federal income tax consequences of the distribution, see "Material U.S. Federal Income Tax Consequences." We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you are the registered holder of ordinary shares of Parent, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. If you hold your Parent ordinary shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

        After our separation from Parent, Mallinckrodt Inc. will be a separate, publicly traded company. The actual number of shares to be distributed will be determined after [                    ], 2019, the record date for the distribution. The distribution will not affect the number of outstanding ordinary shares of Parent (which it is currently intended will be renamed [            ]). No fractional shares of common stock of Mallinckrodt Inc. will be distributed.

        In connection with the separation, we and Parent will enter into a separation and distribution agreement and various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will effect the separation, provide a framework for our relationship with Parent after the separation and provide for the allocation between us and Parent of Parent's assets, employees, liabilities and obligations (including its property, employee benefits, environmental liabilities and tax liabilities) attributable to periods prior to, at and after our separation from Parent. For a more detailed description of these agreements, see "Our Relationship with Parent Following the Distribution."

Market for Shares of Mallinckrodt Inc. Common Stock

        There is currently no public trading market for shares of our common stock. We intend to apply for authorization to list shares of our common stock on the New York Stock Exchange under the symbol "MNK." Parent is expected to change its ticker symbol from "MNK" to "[            ]" in connection with the separation. We have not and will not set the initial price of shares of our common stock. The initial price will be established by the public markets.

        We cannot predict the price at which shares of our common stock will trade after the distribution. In fact, the combined trading prices, after the separation, of shares of our common stock that each Parent shareholder will receive in the distribution and the ordinary shares of Parent held at the record date may not equal the "regular-way" trading price of an ordinary share of Parent immediately prior to completion of the separation. The price at which shares of our common stock trade may fluctuate significantly, particularly during the period immediately following the distribution and unless and until an orderly public market develops. Trading prices for shares of our common stock will be determined in the public markets and may be influenced by many factors. For more information, see "Risk Factors," including "Risk Factors—Risks Related to Our Common Stock—A number of Mallinckrodt Inc.'s shares of common stock are or will be eligible for future sale, which may cause Mallinckrodt Inc.'s stock price to decline."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and continuing up to and including the distribution date, Parent expects that there will be two markets in Parent ordinary shares: a "regular-way" market and an "ex-distribution" market. Parent ordinary shares that trade on the "regular-way" market will trade with an entitlement to receive shares of our common stock to be distributed pursuant to the distribution. Parent ordinary shares that trade on the "ex-distribution" market will trade without an entitlement to receive shares of our common stock to be distributed pursuant to the distribution. Therefore, if you sell ordinary shares of Parent in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution. If you own Parent ordinary shares at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including the distribution date, you will receive shares of common stock of Mallinckrodt Inc. that you are entitled to receive pursuant to your ownership as of the record date of Parent ordinary shares.

        Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be a "when-issued" market in shares of our common stock. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of our common stock that will be distributed to holders of Parent ordinary shares on the distribution date. If you owned Parent ordinary shares at the close of business on the record date, you would be entitled to receive shares of our common stock to be distributed pursuant to the distribution. You may trade this entitlement to receive shares of our common stock, without trading the Parent ordinary shares you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to shares of our common stock will end, and "regular-way" trading will begin.

Conditions to the Distribution

        Parent has announced that the distribution will be effective on [                    ], 2019, which is the distribution date; provided that the following conditions have been satisfied (or waived by Parent in its sole and absolute discretion):

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  the receipt of the tax opinion dated as of the distribution date from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to Parent in its sole and absolute discretion, regarding the qualification of the distribution, together with certain related transactions, as a "reorganization" within the meaning of Sections 355 and 368(a)(1)(D) of the Code;

  •
  the receipt of one or more opinions from an independent firm acceptable to Parent in its sole and absolute discretion at the time or times requested by the board of directors of Parent with respect to the solvency of Parent before the distribution and each of Parent and Mallinckrodt Inc. after the distribution, which opinions shall be in form and substance acceptable to Parent in its sole and absolute discretion and which opinions shall not have been withdrawn or rescinded;

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  the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

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  the internal restructuring transactions and the transfer of assets and liabilities to Mallinckrodt Inc. contemplated by the separation and distribution agreement to be completed prior to the distribution shall have been completed;

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  the debt financing contemplated to be obtained in connection with the separation, as described in section entitled "Description of Material Indebtedness", shall have been obtained;

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  Parent and/or its subsidiaries shall have received the cash proceeds from Mallinckrodt Inc. and/or its subsidiaries described in the section entitled "Our Relationship with Parent Following the Distribution—Separation and Distribution Agreement" and Parent shall be satisfied in its sole and absolute discretion that as of the effective time of the distribution, it shall have no further liability under any of the Mallinckrodt Inc. financing arrangements described in the section entitled "Description of Material Indebtedness";

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  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions shall be pending, threatened, issued or in effect;

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  any actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

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  any governmental approvals necessary to consummate the separation, the distribution and related transactions and to permit the operation of the Mallinckrodt Inc. Business after the distribution date shall have been obtained and be in full force and effect;

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  the separation and the distribution shall not violate or result in a breach of applicable law or any material contract of Parent or Mallinckrodt Inc. or any of their respective subsidiaries;

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  the approval for listing on the NYSE of shares of our common stock to be delivered in the distribution shall have been obtained;

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  the SEC shall have declared effective the registration statement of which this information statement forms a part, with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threatened by the SEC;

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  this information statement shall have been made available to the holders of Parent ordinary shares as of the close of business on the record date for the distribution; and

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  no other event or development shall exist or have occurred that, in the judgment of Parent's board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

        Parent will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date, the distribution date and the distribution ratio. Parent does not intend to notify its shareholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Parent's board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Parent's board of directors determines that any modifications by Parent materially change the material terms of the distribution, Parent will notify Parent shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

 OUR RELATIONSHIP WITH PARENT FOLLOWING THE DISTRIBUTION

        Following the separation, we and Parent will operate as separate, independent public companies. In connection with the separation, we and Parent will enter into certain agreements to provide a framework for our relationship with Parent after the separation and provide for the allocation between us and Parent of Parent's assets, employees, liabilities and obligations (including its property, employee benefits, environmental liabilities and tax liabilities) attributable to periods prior to, at and after our separation from Parent. The following is a summary of the terms of the material agreements that we intend to enter into with Parent in connection with the separation.

        Forms of the material agreements described below will be filed as exhibits to the registration statement on Form 10 (File No. [            ]) of which this information statement forms a part. The summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Separation and Distribution Agreement

        The separation and distribution agreement will set forth the agreements between us and Parent regarding the principal corporate transactions required to effect our separation from Parent and other agreements governing our relationship with Parent.

        The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and Parent as part of the separation, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement will provide, among other things that, subject to the terms and conditions contained therein:

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  certain assets related to the businesses and operations of the Mallinckrodt Inc. Business (and certain legacy businesses and operations of entities that were historically operated by the Mallinckrodt Inc. Business), which we refer to as the Mallinckrodt Inc. Assets, will be transferred to us or one of our subsidiaries;

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  certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the Mallinckrodt Inc. Assets, and other liabilities related to the businesses and operations of the Mallinckrodt Inc. Business (and certain legacy businesses and operations of entities that were historically operated by the Mallinckrodt Inc. Business), which we refer to as the Mallinckrodt Inc. Liabilities, will be retained by or transferred to us or one of our subsidiaries;

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  all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Mallinckrodt Inc. Assets and Mallinckrodt Inc. Liabilities (such assets and liabilities, other than the Mallinckrodt Inc. Assets and the Mallinckrodt Inc. Liabilities, are referred to as the Excluded Assets and Excluded Liabilities, respectively) will be retained by or transferred to Parent (which it is currently intended will be renamed [            ]) or one of its subsidiaries; and

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  certain shared contracts will be assigned, in part to us or our applicable subsidiaries or be appropriately amended.

        Except as may expressly be set forth in the separation and distribution agreement or any other transaction agreements, all assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or any requirements of laws or judgments are not complied with. In general, each party to the separation and distribution agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters. In addition, the separation and distribution agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Parent's remaining businesses with Parent, among other indemnities. Specifically, each of Parent and Mallinckrodt Inc. will indemnify, defend and hold harmless the other party, its subsidiaries and their respective directors, officers, employees and agents against any losses arising out of or resulting from:

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  the liabilities that each such party assumed or retained pursuant to the separation and distribution agreement (which, in the case of Mallinckrodt Inc., will include the Mallinckrodt Liabilities and, in the case of Parent, would include the Excluded Liabilities); and

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  any breach by such party of the separation and distribution agreement or the other transaction agreements.

        Also, we will indemnify, defend and hold harmless Parent, its subsidiaries and their respective directors, officers, employees and agents from and against any losses arising out of or resulting from:

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  the operation of our business;

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  except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, letter of credit reimbursement obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Mallinckrodt Inc. or its subsidiaries by Parent or any of its subsidiaries that survives following the distribution; and

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  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement on Form 10 of Mallinckrodt Inc. of which this information statement forms a part, or any other disclosure document that describes the separation or the distribution or Mallinckrodt Inc. and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement.

        In addition, Parent will indemnify, defend and hold harmless Mallinckrodt Inc., its subsidiaries and their respective directors, officers, employees and agents from and against any losses arising out of or resulting from, among other things, Parent's business other than the Mallinckrodt Inc. Business (except to the extent it relates to a Mallinckrodt Inc. Liability and other than the conduct of business, operations or activities for the benefit of Mallinckrodt Inc. or its subsidiaries pursuant to the separation and distribution agreement, the transition services agreement, the tax matters agreement or the employee matters agreement).

        As part of the indemnity being provided by Mallinckrodt Inc. to Parent for losses arising out of or resulting from the operation of our business, Mallinckrodt Inc. will indemnify Parent for losses, if any, arising out of or resulting from opioid-related litigation. The manufacturing, sale and distribution of opioid medications has historically been, and continues to be, conducted by Mallinckrodt LLC and certain of its subsidiaries, including SpecGx LLC. Those entities are the owners of plants that have manufactured opioid products as well as any patents for branded opioid products. Following the separation, Mallinckrodt LLC will be a direct or indirect subsidiary of Mallinckrodt Inc. Mallinckrodt LLC and SpecGx LLC are defendants in substantially all of the lawsuits described herein by cities, counties, state attorneys general and private persons relating to opioid misuse and abuse. Certain lawsuits assert claims against Parent in addition to Mallinckrodt LLC and SpecGx LLC. Those suits against Parent remain pending, subject to all defenses available to Parent, including jurisdictional and other defenses.

        The separation and distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters.

        To the extent that any transfers contemplated by the separation and distribution agreement have not been consummated on or prior to the distribution date, the parties will agree to cooperate to effect such transfers as promptly as practicable following the distribution date. In addition, each of the parties will agree to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the other transaction agreements.

        The separation and distribution agreement also will govern the rights and obligations of Parent and us regarding the distribution. The separation and distribution agreement will provide that Parent's obligation to complete the distribution is subject to several conditions that must be satisfied (or waived by Parent in its sole and absolute discretion), which are described in "The Separation—Conditions to the Distribution." Among other things, the separation and distribution agreement will provide that, in connection with the transfer of assets and assumption of liabilities described above, and prior to the distribution, Mallinckrodt Inc. and/or one or more of its subsidiaries will transfer cash in the amount of $[            ] to Parent and/or one or more of its wholly owned subsidiaries. We will cooperate with Parent to accomplish the distribution and will, at Parent's direction, promptly take any and all actions necessary or desirable to effect the distribution.

        Under the separation and distribution agreement, following the separation, we and Parent will be obligated to provide each other access to information in certain circumstances. The separation and distribution agreement also will impose obligations with respect to retention of information and confidentiality.

        The separation and distribution agreement will provide for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to completion of the separation and will set forth procedures for the administration of insured claims. In addition, the separation and distribution agreement will allocate between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

        The separation and distribution agreement may be terminated and the distribution may be amended, modified or abandoned at any time prior to the distribution by Parent.

Transition Services Agreement

        We and Parent will enter into a transition services agreement in connection with the separation pursuant to which we and Parent and our respective affiliates will provide each other, on an interim, transitional basis, various services, including, but not limited to, employee benefits administration, information technology services, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses and a reasonable predetermined profit equal to a mark-up of such out-of-pocket expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.

        The services generally will commence on the distribution date and terminate up to 24 months following the distribution date. The receiving party may terminate certain specified services by giving prior written notice to the provider of such services and paying any applicable termination charge.

        Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges (excluding any third-party costs and expenses included in such charges) actually paid to such party by the other party pursuant to the transition services agreement. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental or consequential damages.

Tax Matters Agreement

        In connection with the separation, we will enter into a tax matters agreement with Parent that generally will govern Parent's and our respective rights, responsibilities and obligations after the distribution with respect to taxes, including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify for the intended tax treatment under the applicable tax law. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings.

        In addition, the tax matters agreement will impose certain restrictions on us for the 25-month period following the distribution (including restrictions on repurchasing shares of our stock other than in certain open-market transactions and on ceasing to actively conduct certain of our businesses) that will be designed to protect the intended tax treatment of the distribution and certain related transactions. However, the tax matters agreement will not prevent us from taking all actions that could cause the distribution to be taxable to Parent or Parent shareholders. The tax matters agreement will provide special rules that allocate tax liabilities and related costs, damages or other amounts in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any losses, whether borne by Mallinckrodt Inc. or Parent, that arise from the failure of the distribution and/or certain related transactions, to qualify for their intended tax treatment, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations, covenants or undertakings made by that party in any of the separation-related agreements and documents (including the tax matters agreement) or in any documents relating to the opinion of counsel.

Employee Matters Agreement

        In connection with the separation, we will enter into an employee matters agreement with Parent to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement will allocate certain employee benefit obligations relating to current and former employees of the Mallinckrodt Inc. Business to Mallinckrodt Inc. and will generally provide that we will be responsible for all obligations and liabilities that are associated with employees who continue in employment with us immediately after the distribution and former employees whose prior employment was associated with the Mallinckrodt Inc. Business.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences of the distribution to U.S. Holders (as defined below) of Parent ordinary shares. This summary is based on the Code, Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available as of the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change or interpretation could affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This discussion is limited to U.S. Holders of Parent ordinary shares who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion proceeds on the basis that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements and as described in this information statement. This discussion is for general information only and is not tax advice. It does not discuss all U.S. federal income tax considerations that may be relevant to particular Parent shareholders in light of their particular circumstances, nor does it address the consequences to Parent shareholders subject to special rules under the U.S. federal income tax laws, such as, for example:

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  dealers or traders in securities or currencies;

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  tax-exempt entities or organizations;

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  cooperatives;

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  banks, trusts, financial institutions or insurance companies;

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  holders who acquired Parent ordinary shares pursuant to the exercise of employee share options or otherwise as compensation;

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  holders who own, or are deemed to own, at least five percent or more, by voting power or value, of the Parent ordinary shares;

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  persons owning Parent ordinary shares as part of a position in a straddle or as part of a hedging, conversion, synthetic security, integrated investment, constructive sale transaction or other risk reduction or integrated transaction for U.S. federal income tax purposes;

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  certain former citizens or long-term residents of the U.S.;

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  holders that are not U.S. Holders;

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  S corporations, personal holding companies, mutual funds, regulated investment companies or real estate investment trusts;

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  holders who elect to apply a mark-to-market method of accounting;

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  holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

  •
  holders who are subject to alternative minimum tax; or

  •
  partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors therein.

        This discussion does not address the U.S. federal income tax consequences to Parent shareholders who do not hold Parent ordinary shares as capital assets. Moreover, this discussion does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences, or any considerations under U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

        For purposes of this summary, a U.S. Holder is a beneficial owner of Parent ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Parent ordinary shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

        THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. HOLDERS OF PARENT ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.

        Parent expects to receive an opinion from Wachtell, Lipton, Rosen & Katz to the effect that the distribution, together with certain related transactions, should qualify as a "reorganization" within the meaning of Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Mallinckrodt Inc. and Parent, including those relating to the past and future conduct of Mallinckrodt Inc. and Parent. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the opinion of counsel are breached, such opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt by Parent of the opinion of counsel, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the facts, representations, assumptions, statements or undertakings upon which the opinion of counsel was based is false or has been violated, or that the distribution and/or certain related transactions should be taxable for other reasons, including as a result of certain transactions occurring after the distribution. In addition, the opinion of counsel will represent the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinion of counsel. Parent has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. Accordingly, notwithstanding receipt by Parent of the opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, Parent, Mallinckrodt Inc. and holders of Parent ordinary shares could be subject to significant U.S. federal income tax liability or tax indemnification obligations. Please refer to "—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable" below.

  Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code.

        If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, Parent on the distribution (other than gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution);

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. Holder of Parent ordinary shares upon receipt of shares of Mallinckrodt Inc. common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Mallinckrodt Inc. common stock (as described below);

  •
  the aggregate tax basis in the Parent ordinary shares and shares of Mallinckrodt Inc. common stock received in the distribution (including any fractional share interest in Mallinckrodt Inc. common stock for which cash is received) in the hands of each U.S. Holder of Parent ordinary shares held by the U.S. Holder immediately after the distribution will equal the aggregate basis of the Parent ordinary shares that such U.S. Holder held immediately before the distribution, allocated between the Parent ordinary shares and shares of Mallinckrodt Inc. common stock (including any fractional share interest in Mallinckrodt Inc. common stock for which cash is received) in proportion to their relative fair market values at the time of the distribution;

  •
  a U.S. Holder's holding period in shares of Mallinckrodt Inc. common stock received in the distribution will generally include the holding period of the Parent ordinary shares with respect to which the distribution is made; and

  •
  a U.S. Holder who receives cash in lieu of a fractional share of Mallinckrodt Inc. common stock in the distribution will be treated as having received such fractional share in the distribution and then sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for its Parent ordinary shares exceeds one year at the time of distribution.

        If a U.S. Holder holds different blocks of Parent ordinary shares (generally Parent ordinary shares purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Mallinckrodt Inc. common stock received in the distribution in respect of particular blocks of Parent ordinary shares.

        Treasury Regulations require certain U.S. Holders who receive shares of Mallinckrodt Inc. common stock in the distribution to attach to such U.S. Holder's federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax free nature of the distribution.

  Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

        As discussed above, Parent has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. Notwithstanding receipt by Parent of the opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply, and Parent, Mallinckrodt Inc. and holders of Parent ordinary shares could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Parent or Mallinckrodt Inc. could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes.

        If the distribution fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Parent shareholders who receive Mallinckrodt Inc. common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Specifically, the value of the Mallinckrodt Inc. common stock distributed to a U.S. Holder in the distribution generally would be treated first as a taxable dividend to the extent of the holder's pro rata share of Parent's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the holder's basis in the Parent stock, and finally as capital gain from the sale or exchange of Parent stock.

        In addition, if the distribution and/or certain related transactions fail to qualify as transactions that are generally tax-free for U.S. federal income tax purposes, Parent or Mallinckrodt Inc. could incur additional U.S. federal income tax liabilities or other related costs. Under the tax matters agreement that Parent and Mallinckrodt Inc. will execute in connection with the distribution, Mallinckrodt Inc. may be required to indemnify Parent against any such additional taxes or related costs, damages or other amounts resulting from (i) repurchases of Mallinckrodt Inc. stock other than in certain open-market transactions, (ii) Mallinckrodt Inc.'s cessation of the active conduct of certain of its businesses, (iii) other actions or failures to act by Mallinckrodt Inc. or (iv) any of the representations, covenants or undertakings of Mallinckrodt Inc. contained in any of the separation-related agreements and documents or in any documents relating to the opinion of counsel being incorrect or violated. For further discussion, see "Our Relationship with Parent Following the Distribution—Tax Matters Agreement."

  Backup Withholding and Information Reporting

        Payments of cash to U.S. Holders of Parent ordinary shares in lieu of fractional shares of Mallinckrodt Inc. common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. Holder delivers a properly completed IRS Form W-9 certifying such U.S. Holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR SHAREHOLDERS OR CATEGORIES OF SHAREHOLDERS. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the separation, we expect to enter into a [            ]-year senior secured term loan with an aggregate principal amount of $[            ] million, which we expect will bear interest at [            ] percent per annum. It is anticipated that any cash in excess of amounts that Parent determines are required to run our business will be distributed to Parent. Parent anticipates using these funds for general corporate purposes.

        In addition, we expect to enter into a [            ]-year senior secured revolving credit facility with a borrowing capacity of up to $[            ] million. Borrowings under this facility are expected to bear interest at LIBOR plus [            ]  percent. We also expect the revolving credit facility to provide for customary fees, including commitment fees and other fees.

 DESCRIPTION OF OUR CAPITAL STOCK

        Mallinckrodt Inc.'s certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of Mallinckrodt Inc.'s capital stock that are expected to be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the amended and restated certificate of incorporation or of the bylaws that are expected to be in effect at the time of the distribution, which you must read for complete information on our capital stock as of the time of the distribution. We have not yet finalized the terms of our amended and restated certificate of incorporation and bylaws and such terms remain subject to change. Forms of our amended and restated certificate of incorporation and bylaws as they are expected to be in effect at the time of the distribution will be included as exhibits to a subsequent amendment to the registration statement on Form 10 of which this information statement forms a part. The summaries and descriptions below do not purport to be complete and are qualified in their entirety by the full text of our amended and restated certificate of incorporation and bylaws and the relevant provisions of the Delaware General Corporation Law (the "DGCL").

General

        Mallinckrodt Inc.'s authorized capital stock will consist of [            ] million shares of common stock, par value $0.01 per share, and [            ] million shares of preferred stock, par value $[            ] per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of shares of our preferred stock from time to time. Immediately following the distribution, we expect that approximately [            ] million shares of our common stock will be issued and outstanding, based on approximately [            ] million Parent ordinary shares issued and outstanding on [            ], and that no shares of our preferred stock will be issued and outstanding.

Common Stock

        Each holder of Mallinckrodt Inc. common stock will be entitled to one vote for each share on all matters to be voted upon by the holders of our common stock, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding shares of our preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Mallinckrodt Inc., holders of our common stock would be entitled to a ratable distribution of our assets remaining after the payment in full of our liabilities and any preferential rights of any then-outstanding shares of our preferred stock.

        Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation that will be in effect upon the completion of the distribution, our board of directors will be authorized, subject to limitations prescribed by the DGCL, and by our amended and restated certificate of incorporation, to issue up to [            ] million shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Corporate Governance

        Single Class of Common Stock.    Mallinckrodt Inc. will have a single class of common stock with all holders of our common stock entitled to vote for director nominees. Each holder of common stock will have one vote per share on all matters to be voted on by holders of our common stock.

        Annual Director Elections by Majority Vote.    Commencing with the first annual meeting of shareholders following the separation, directors will be elected at the annual meeting of shareholders and thereafter each director will serve until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

        At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the other members of our board of directors (which our board may accept or reject in its discretion), except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election.

        No Additional Vote Requirements for Mergers or Other Business Combinations.    Our amended and restated certificate of incorporation and bylaws will not specify any voting requirements in connection with any merger or other business combination beyond those provided for by the DGCL.

        Other Expected Corporate Governance Features.    Certain additional governance features related to our board of directors are set forth in the section of this information statement entitled "Directors." In addition to the foregoing, it is expected that we will implement stock ownership guidelines for directors and senior executive officers, annual board of directors performance evaluations, clawback and anti-hedging policies, prohibitions on option repricing in equity plans without shareholder approval, risk oversight procedures and other practices and protocols.

Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

        Certain provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire Mallinckrodt Inc. by means of a tender offer, a proxy contest or otherwise, or to remove our incumbent directors and officers. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate, and are intended to encourage persons seeking to acquire control of Mallinckrodt Inc. to first negotiate with our board of directors. We believe that the benefits of increased protection of our board of directors' ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Mallinckrodt Inc. outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware Anti-Takeover Statute.    Mallinckrodt Inc. will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Generally, an "interested shareholder" is a person who, together with affiliates and associates, owns (or, within three years prior to the determination of interested shareholder status, did own) 15% or more of a corporation's voting stock.

        Size of Our Board of Directors and Vacancies.    Our amended and restated certificate of incorporation and bylaws will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Any vacancies arising in our board of directors, whether resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification or removal of one or more of our sitting directors then in office, or arising for any other reason, will in each case be filled by a resolution passed by a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at our next annual meeting of shareholders, and until his or her successor has been elected and qualified.

        Shareholder Action by Written Consent.    Our amended and restated certificate of incorporation will allow our shareholders to act by written consent only with the unanimous approval of the holders of all of the then-outstanding shares of our common stock.

        Special Shareholder Meetings.    Our amended and restated certificate of incorporation will provide that only the chairman of our board of directors, or our board of directors pursuant to resolutions adopted by a majority of the entire board of directors, may call special meetings of our shareholders. Shareholders may not call special shareholder meetings.

        Requirements for Advance Notification of Shareholder Nominations and Proposals.    Our amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

        No Cumulative Voting.    The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

        Undesignated Preferred Stock.    The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Mallinckrodt Inc. through a merger, tender offer, proxy contest or otherwise, by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Mallinckrodt Inc., or for serving at Mallinckrodt Inc.'s request as a director or officer or another position at another corporation or enterprise, as the case may be. Mallinckrodt Inc.'s amended and restated certificate of incorporation and bylaws will also provide that Mallinckrodt Inc. must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize Mallinckrodt Inc. to carry directors' and officers' insurance to protect Mallinckrodt Inc., its directors, officers and certain employees against some liabilities.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation being brought against Mallinckrodt Inc.'s directors and officers, even though such an action, if successful, might otherwise benefit Mallinckrodt Inc. and its shareholders. However, these provisions will not limit or eliminate Mallinckrodt Inc.'s rights, or those of any shareholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Mallinckrodt Inc. pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Mallinckrodt Inc. directors, officers or employees for which indemnification is sought.

Exclusive Forum

        Our amended and restated certificate of incorporation will provide that, unless our board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Mallinckrodt Inc., any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Mallinckrodt Inc. to Mallinckrodt Inc. or our shareholders, creditors or other constituents, any action asserting a claim against Mallinckrodt Inc. or any director or officer of Mallinckrodt Inc. arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Mallinckrodt Inc. or any of our directors or officers governed by the internal affairs doctrine.

Authorized but Unissued Shares

        Mallinckrodt Inc.'s authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation.

Listing

        We intend to apply to list shares of our common stock on the New York Stock Exchange under the symbol "MNK." It is currently intended that Parent will be renamed "[            ]" and will change its ticker symbol from "MNK" to "[            ]".

Sale of Unregistered Securities

        On January 18, 2019, Mallinckrodt Inc. issued 200 shares of our common stock to Parent pursuant to Section 4(2) of the Securities Act. Mallinckrodt Inc. did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for Mallinckrodt Inc. common stock will be Computershare Trust Company, N.A. You can contact Computershare at the following address and telephone number.

  Computershare
  250 Royall Street
  Canton, MA 02021
  (877) 487-1633

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 (File No. [            ]) with the SEC with respect to the shares of common stock of Mallinckrodt Inc. to be distributed as described in this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and shares of our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, via the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

        As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

        We intend to furnish holders of shares of our common stock with annual reports containing consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

 INDEX TO COMBINED FINANCIAL STATEMENTS

THE MALLINCKRODT INC. BUSINESS OF PARENT

Page
Audited Combined Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Comprehensive Income for the fiscal years ended December 28, 2018, December 29, 2017 and September 30, 2016 and the three months ended December 30, 2016	F-3
Combined Balance Sheets as of December 28, 2018 and December 29, 2017	F-4
Combined Statements of Parent Company Equity for the period from September 25, 2015 to December 28, 2018	F-5
Combined Statements of Cash Flows for the fiscal years ended December 28, 2018, December 29, 2017 and September 30, 2016 and the three months ended December 30, 2016	F-6
Notes to Combined Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Mallinckrodt plc:

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheets of the Mallinckrodt Inc. Business (the "Company") of Mallinckrodt plc as of December 28, 2018 and December 29, 2017, the related combined statements of comprehensive income, parent company equity, and cash flows, for the fiscal years ended December 28, 2018, December 29, 2017, and September 30, 2016 and the three-month period ended December 30, 2016, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and December 29, 2017 and the results of its operations and its cash flows for the fiscal years ended December 28, 2018, December 29, 2017, and September 30, 2016 and the three-month period ended December 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America ("generally accepted auditing standards"). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

        As described in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the separate records maintained by Mallinckrodt plc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Mallinckrodt plc. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from Mallinckrodt plc. A summary of transactions with related parties is included in Note 1 to the combined financial statements.

/s/ DELOITTE & TOUCHE LLP
Saint Louis, Missouri
March 25, 2019

We have served as the Company's auditor since 2018.

THE MALLINCKRODT INC. BUSINESS OF PARENT

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Net sales	$909.4	$869.6	$1,092.0	$229.8
Cost of sales	700.2	503.4	480.7	117.6

Gross profit	209.2	366.2	611.3	112.2
Selling, general and administrative expenses	185.2	128.1	184.4	40.4
Research and development expenses	55.4	64.0	92.1	23.8
Separation costs	4.8	—	—	—
Impairment charges	2.0	—	—	214.3

Operating (loss) income	(38.2)	174.1	334.8	(166.3)
Other income (expense), net	35.1	(75.0)	(11.1)	(46.1)

(Loss) income before income taxes	(3.1)	99.1	323.7	(212.4)
Provision for (benefit from) income taxes	17.2	16.6	105.5	(3.1)

Net (loss) income	(20.3)	82.5	218.2	(209.3)
Currency translation adjustments	(1.3)	2.5	0.1	(1.2)
Unrecognized gain (loss) on benefit plans, net of tax expense (benefit) of $0.5, $32.2, $(13.8) and $18.6	1.5	47.6	(21.5)	33.6

Comprehensive (loss) income	$(20.1)	$132.6	$196.8	$(176.9)

See Notes to Combined Financial Statements.

THE MALLINCKRODT INC. BUSINESS OF PARENT

COMBINED BALANCE SHEETS

(in millions)

	December 28, 2018	December 29, 2017
Assets (Pledged for Mallinckrodt's debt—See Note 1)
Current assets:
Cash and cash equivalents	$12.2	$6.6
Accounts receivable, less allowance for doubtful accounts of $1.3 and $1.1	273.7	170.9
Inventories	259.5	211.7
Prepaid expenses and other current assets	61.7	17.4

Total current assets	607.1	406.6
Property, plant and equipment, net	611.6	630.8
Intangible assets, net	717.8	149.0
Other assets	156.5	147.5

Total assets	$2,093.0	$1,333.9

Liabilities and Parent company equity
Current liabilities:
Accounts payable	$57.8	$36.0
Accrued payroll and payroll-related costs	23.1	24.8
Product related accruals	39.0	48.3
Other current liabilities	115.4	54.5

Total current liabilities	235.3	163.6
Pension and postretirement benefits	59.2	64.6
Environmental liabilities	59.7	73.2
Deferred income taxes	112.4	13.0
Other liabilities	127.0	103.6

Total liabilities	593.6	418.0
Parent company equity:
Parent company investment	1,491.4	908.1
Accumulated other comprehensive income	8.0	7.8

Total Parent company equity	1,499.4	915.9

Total liabilities and Parent company equity	$2,093.0	$1,333.9

See Notes to Combined Financial Statements.

THE MALLINCKRODT INC. BUSINESS OF PARENT

COMBINED STATEMENT OF PARENT COMPANY EQUITY

(in millions)

	Parent Company Investment	Accumulated Other Comprehensive (Loss) Income	Total Parent Company Equity
Balance at September 25, 2015	$1,189.7	$(53.3)	$1,136.4
Net income	218.2	—	218.2
Currency translation	—	0.1	0.1
Share-based compensation	10.2	—	10.2
Minimum pension liability, net of taxes	—	(21.5)	(21.5)
Assets and liabilities transferred from parent, net	(14.2)	—	(14.2)
Net transfers to parent	(226.5)	—	(226.5)

Balance at September 30, 2016	1,177.4	(74.7)	1,102.7

Net loss	(209.3)	—	(209.3)
Currency translation	—	(1.2)	(1.2)
Share-based compensation	2.5	—	2.5
Minimum pension liability, net of taxes	—	33.6	33.6
Assets and liabilities transferred from parent, net	(2.3)	—	(2.3)
Net transfers to parent	(44.2)	—	(44.2)

Balance at December 30, 2016	924.1	(42.3)	881.8

Net income	82.5	—	82.5
Currency translation	—	2.5	2.5
Share-based compensation	14.1	—	14.1
Minimum pension liability, net of taxes	—	47.6	47.6
Assets and liabilities transferred from parent, net	(15.5)	—	(15.5)
Net transfers to parent	(97.1)	—	(97.1)

Balance at December 29, 2017	908.1	7.8	915.9

Net loss	(20.3)	—	(20.3)
Currency translation	—	(1.3)	(1.3)
Share-based compensation	7.8	—	7.8
Minimum pension liability, net of taxes	—	1.5	1.5
Assets and liabilities transferred from parent, net	438.9	—	438.9
Net transfers from parent	156.9	—	156.9

Balance at December 28, 2018	$1,491.4	$8.0	$1,499.4

See Notes to Combined Financial Statements.

THE MALLINCKRODT INC. BUSINESS OF PARENT

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Cash Flows From Operating Activities
Net (loss) income	$(20.3)	$82.5	$218.2	$(209.3)
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	137.6	78.4	90.8	21.8
Share-based compensation	7.8	14.1	10.2	2.5
Deferred income taxes	(26.2)	6.4	9.7	(2.2)
Non-cash impairment charges	2.0	—	—	214.3
Inventory provisions	6.4	4.8	6.7	0.5
Other non-cash items	(9.3)	(7.0)	(3.3)	(2.4)
Changes in assets and liabilities:
Accounts receivable, net	(68.1)	(5.1)	24.7	36.4
Inventories(1)	99.0	(5.7)	(21.4)	(9.0)
Accounts payable	15.9	(1.9)	0.4	(2.0)
Accrued and other current liabilities	21.4	(18.2)	—	(6.0)
Other	(51.0)	11.4	(19.3)	36.9

Net cash from operating activities	115.2	159.7	316.7	81.5
Cash Flows From Investing Activities
Capital expenditures	(52.3)	(70.3)	(91.4)	(31.2)
Proceeds from sale of property, plant and equipment	3.0	8.5	0.9	0.6
Acquisition of intangibles	—	—	—	(2.0)

Net cash from investing activities	(49.3)	(61.8)	(90.5)	(32.6)
Cash Flows From Financing Activities
Repayment of external debt	(366.3)	—	—	—
Net transfers from (to) parent(2)	306.3	(97.1)	(226.5)	(44.2)

Net cash from financing activities	(60.0)	(97.1)	(226.5)	(44.2)
Net change in cash, cash equivalents and restricted cash	5.9	0.8	(0.3)	4.7
Cash, cash equivalents and restricted cash at beginning of period	24.9	24.1	19.7	19.4

Cash, cash equivalents and restricted cash at end of period	$30.8	$24.9	$19.4	$24.1

Cash and cash equivalents at end of period	$12.2	$6.6	$0.3	$5.0

Restricted cash included in other current assets at end of period	—	—	0.1	0.1
Restricted cash included in other long-term assets at end of period	18.6	18.3	19.0	19.0

Cash, cash equivalents and restricted cash at end of period	$30.8	$24.9	$19.4	$24.1

(1)
Fiscal 2018 includes $118.8 million reduction to the fair value adjustment to Amitiza-related inventory (Refer to Note 6).

(2)
Fiscal 2018 includes $149.4 million of cash transferred from parent in connection with the Amitiza operations (Refer to Note 6).

See Notes to Combined Financial Statements.

THE MALLINCKRODT INC. BUSINESS OF PARENT
NOTES TO COMBINED FINANCIAL STATEMENTS
(in millions)

1. Background and Basis of Presentation

Separation

        On December 6, 2018, Mallinckrodt plc (the "Parent") announced a plan to spin off its Specialty Generics / Active Pharmaceutical Ingredients ("API(s)") business, the Amitiza® (lubiprostone) ("Amitiza") product and certain other assets and liabilities, including the Mallinckrodt tradename, into a separate, publicly traded company, which has been named Mallinckrodt Inc. (collectively the "Company").

        The Company is focused on providing its customers high-quality complex generic pharmaceuticals, APIs and Amitiza. In connection with the Amitiza operations as described in Note 6, the Company also produces lubiprostrone for use in Amitiza capsules, a branded gastrointestinal product approved in the U.S. and other geographies for the treatment of irritable bowel syndrome and several forms of constipation.

        Other assets and liabilities of the Company include, but are not limited to, the Mallinckrodt tradename, certain property, plant and equipment historically shared with other Parent operations, assets and liabilities associated with certain retirement and deferred compensation plans as described in Notes 15 and 19, certain assets and liabilities associated with the sale of certain legacy businesses by Parent as described in Note 20, and certain assets and liabilities associated with environmental obligations as described in Note 20.

Fiscal Year

        The Parent historically reported its results based on a "52-53 week" year ending on the last Friday of September. During fiscal 2016, Parent changed its fiscal year end to the last Friday in December from the last Friday in September. The change in fiscal year became effective for the 2017 fiscal year, which began on December 31, 2016 and ended on December 29, 2017. As a result of this change in fiscal year end, these combined financial statements include fiscal year 2018, fiscal year 2017, the period from October 1, 2016 through December 30, 2016 ("the three months ended December 30, 2016") and fiscal year 2016 (covering the period from September 26, 2015 through September 30, 2016).

Basis of presentation

        The Company presented herein represents a combined reporting entity comprising the assets and liabilities used in managing and operating the Company, including certain subsidiaries, branches and operations that have been, or prior to the distribution of shares of Mallinckrodt Inc. common stock to Parent shareholders will be, carved out of Parent.

        The combined financial statements have been presented on a standalone basis and are derived from the consolidated financial statements of Parent. The combined financial statements have been prepared in United States ("U.S.") dollars and in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The Company's combined financial statements may not be indicative of the Company's future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent company during the period presented.

        Intercompany transactions between the Company and the Parent have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as Parent company investment.

        The combined financial statements include expense allocations for certain functions provided by the Parent including, but not limited to, general corporate and other shared expenses related to manufacturing, research and development, selling and marketing, regulatory, finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated principally on the basis of net sales, operating expenses or other measures. During fiscal years 2018, 2017 and 2016 and the three months ended December 30, 2016, the Company was allocated $44.5 million, $38.4 million, $157.0 million and $31.5 million, respectively, of general corporate and other shared expenses incurred by the Parent which are included within cost of sales, selling, general and administrative ("SG&A"), and research and development ("R&D") in the combined statements of comprehensive income. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations decreased starting in fiscal 2017 primarily due to the formation of a dedicated legal entity for the principal operations of the Company. The allocations may not, however, reflect the expense the Company would have incurred as an independent business for the periods presented.

        Actual costs that may have been incurred if the Company had been a standalone business would depend on a number of factors, including the organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent. Following the separation, the Company will perform these functions using its own resources or purchased services. For an interim period, however, certain of these functions will continue to be provided by the Parent under a transition services agreement.

        The combined financial statements include certain assets and liabilities that have historically been recorded at the Parent level but are specifically identifiable or otherwise allocable to the Company. However, the Parent did not allocate certain balance sheet accounts that contain corporate amounts that were not directly identifiable and attributable to the Company. Such corporate accounts are retained by the Parent. Cash and cash equivalents held by the Parent at the corporate level or part of centralized cash management have not been allocated to the Company.

        Certain balance sheet items (including certain accruals for audit fees, other consulting, and legal expenses) recorded in shared legal entities are excluded from the Company's balance sheet. However, as the Company realized the benefits from using these shared services during the periods presented, associated charges are recorded to the combined statements of comprehensive income.

        Parent's external debt and related interest expense have not been allocated to the Company since, following consummation of the planned spin-off, none of the Company or any of its post-spin-off subsidiaries will be an obligor of such debt and none of the assets of such entities will be pledged as collateral for such debt. However, certain of the Company's post-spin-off subsidiaries are currently guarantors of certain debt facilities of Parent and certain of the assets of such entities have been pledged as collateral to certain of such debt.

        The Parent maintains self-insurance programs at the corporate level. The Company was allocated a portion of the expenses associated with these programs as part of the general corporate overhead expense allocation. No self-insurance reserves have been allocated to the Company as such reserves represent obligations of the Parent which are not transferrable.

Principles of Combination

        These combined financial statements include certain legal entities dedicated to the Company, as well as sales, costs, assets and liabilities carved-out of certain shared legal entities of the Parent. All intercompany transactions and accounts within the Company's operations have been eliminated.

Use of Estimates

        The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

2. Transition Period

        The Company is presenting audited financial statements for the three month period ended December 30, 2016. The following tables provide certain unaudited comparative financial information for the same period of the prior year.

Combined Statements of Comprehensive Income

	Three Months Ended
	December 30, 2016	December 25, 2015(1)
		(unaudited)
Net sales	$229.8	$266.4
Cost of sales	117.6	110.5

Gross profit	112.2	155.9
Selling, general and administrative expenses	40.4	48.0
Research and development expenses	23.8	21.3
Impairment charges	214.3	—

Operating (loss) income	(166.2)	86.6
Other expense, net	(46.1)	(0.6)

(Loss) income before income taxes	(212.4)	86.0
(Benefit from) provision for income taxes	(3.1)	30.0

Net (loss) income	(209.3)	56.0
Currency translation adjustments	(1.2)	0.3
Unrecognized gain on benefit plans. net of tax expense of $18.6 and $1.1	33.6	1.6

Comprehensive (loss) income	$(176.9)	$57.9

(1)
Financial data for this period has been adjusted to reflect the change in accounting for pension and postretirement costs with the adoption of Accounting Standards Update ("ASU") 2017-07. See Note 4 for further information on this ASU.

	Three Months Ended
	December 30, 2016	December 25, 2015
		(unaudited)
Cash Flows From Operating Activities
Net (loss) income	$(209.3)	$56.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	21.8	22.2
Share-based compensation	2.5	2.0
Deferred income taxes	(2.2)	2.4
Non-cash impairment charges	214.3	—
Inventory provisions	0.5	2.0
Other non-cash items	(2.4)	(1.6)
Changes in assets and liabilities:
Accounts receivable, net	36.4	46.7
Inventories	(9.0)	(13.0)
Accounts payable	(2.0)	8.2
Accrued and other current liabilities	(6.0)	(12.1)
Other	36.9	23.2

Net cash from operating activities	81.5	136.0
Cash Flows From Investing Activities
Capital expenditures	(31.2)	(15.8)
Proceeds from sale of property, plant and equipment	0.6	—
Acquisition of intangibles	(2.0)	—

Net cash from investing activities	(32.6)	(15.8)
Cash Flows From Financing Activities
Net transfers to parent	(44.2)	(120.7)

Net cash from financing activities	(44.2)	(120.7)
Net change in cash, cash equivalents and restricted cash	4.7	(0.5)
Cash, cash equivalents and restricted cash at beginning of period	19.4	19.6

Cash, cash equivalents and restricted cash at end of period	$24.1	$19.1

Cash and cash equivalents at end of period	$5.0	$0.1

Restricted cash included in prepaid expenses and other assets at end of period	0.1	—
Restricted cash included in other long-term assets at end of period	19.0	19.0

Cash, cash equivalents and restricted cash at end of period	$24.1	$19.1

3. Summary of Significant Accounting Policies

Revenue Recognition

Product Sales Revenue

        The Company principally sells its products through independent distributors who resell the products to retail pharmacies, institutions and end user customers. The Company also enters into arrangements with indirect customers, such as health care providers and payers, wholesalers, government agencies, institutions, and managed care organizations to establish contract pricing for certain products that provide for government-mandated and/or privately-negotiated rebates, sales incentives, chargebacks, distribution service agreements fees, fees for services and administration fees, and discounts with respect to the purchase of the Company's products.

Reserve for Variable Considerations

        Product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established. These reserves result from estimated chargebacks, rebates, product returns and other sales deductions that are offered within contracts between the Company and its customers, health care providers and payers relating to the Company's sales of its products. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than a customer). Where appropriate, these estimates take into consideration a range of possible outcomes which are probability-weighted for relevant factors such as the Company's historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of the Company's products and other competitive factors. Overall, these reserves reflect the Company's best estimates of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration which is included in the transaction price may be constrained (reduced), and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The Company adjusts reserves for chargebacks, rebates, product returns and other sales deductions to reflect differences between estimated and actual experience. Such adjustments impact the amount of net sales recognized in the period of adjustment.

        Product sales are recognized when the customer obtains control of the Company's product. Control is transferred at a point in time for all product sales, generally upon delivery to the customer site.

Transaction price allocated to the remaining performance obligations

        The Company's contracts are generally less than one year; therefore, the related disclosure of the amount of transaction price allocated to the performance obligations that are unsatisfied at period end has been omitted.

Product Royalty Revenues

        In connection with the Amitiza operations, as discussed further in Note 6, the Company licenses certain rights to Amitiza to a third party in exchange for royalties on net sales of the product. The Company recognizes such royalty revenue as the related sales occur.

Cost to obtain a contract

        As the majority of the Company's contracts are short term in nature, sales commissions are generally expensed when incurred as the amortization period would have been less than one year. These costs are recorded within SG&A in the combined statements of comprehensive income.

Contract Balances

        Accounts receivable are recorded when the right to consideration becomes unconditional. Payments received from customers are typically based upon payment terms of 30 days. The Company does not maintain contract asset balances aside from the accounts receivable balance as presented on the combined balance sheets as costs to obtain a contract are expensed when incurred as the amortization period would have been less than one year. These costs are recorded within SG&A on the combined statements of comprehensive income. Contract liabilities are recorded when cash payments are received in advance of the Company's performance, including amounts which are refundable.

        Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

        For additional information, refer to Note 5.

Shipping and Handling Costs

        Shipping costs, which are costs incurred to physically move product from the Company's premises to the customer's premises, are classified as SG&A expenses. Handling costs, which are costs incurred to store, move and prepare product for shipment, are classified as cost of sales. Shipping costs included in SG&A expenses were as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Shipping costs	$9.6	$10.6	$9.4	$2.5

Research and Development

        R&D costs are expensed as incurred. R&D expenses include salary and benefits, overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services, medical affairs and other costs.

Currency Translation

        For the Company's non-U.S. operations that transact in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using fiscal year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the combined financial statements as a component of accumulated other comprehensive income within parent company equity. Gains and losses resulting from foreign currency transactions are included in net (loss) income. During fiscal 2018, fiscal 2016 and the three months ended December 30, 2016, the Company had $3.6 million, $0.3 million and $0.1 million, respectively, of foreign currency losses and during fiscal 2017, the Company had $3.3 million of foreign currency gains included within net (loss) income.

Cash and Cash equivalents

        The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents. As described in Note 1, the Parent uses a centralized approach to cash management and financing of its operations and, as such, only cash held by dedicated legal entities is included in the combined balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks and rebates payable to customers for whom the Company has trade accounts receivable and the right of offset exists.

Inventories

        Inventories are recorded at the lower of cost or net realizable value, primarily using the first-in, first-out convention. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant and equipment assets, other than land and construction in process, is generally based upon the following estimated useful lives, using the straight-line method:

Buildings	10 to 45 years
Leasehold improvements	1 to 20 years
Capitalized software	1 to 10 years
Machinery and equipment	1 to 20 years

        The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining software for internal use.

        Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net (loss) income. The Company assesses the recoverability of assets using undiscounted cash flows whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows or another reasonable estimate of fair value.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in a business combination. The Company tests goodwill for impairment on the first day of the fourth quarter of each fiscal year, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The impairment test is comprised of comparing the carrying value of a reporting unit to its estimated fair value. The Company estimates the fair value of a reporting unit through internal analyses and valuation, utilizing an income approach (a level three measurement technique) based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will recognize the excess of the carrying value over the fair value as a goodwill impairment loss.

        Intangible assets acquired in connection with a business combination are recorded at fair value, while intangible assets acquired in other transactions are recorded at cost. Intangible assets with finite useful lives are subsequently amortized, generally using the straight-line method, over the following estimated useful lives:

Completed technology	5 to 25 years
License agreements	7 to 30 years
Trademarks	30 years

        Amortization expense related to completed technology and license agreements is included in cost of sales, while amortization expense related to trademarks that contribute to the Company's ability to sell, market and distribute products is included in SG&A expenses.

        When a triggering event occurs, the Company evaluates potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset, or the asset group they are part of, to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets, or the asset group they are part of, with their carrying value. The fair value of the intangible asset, or the asset group they are part of, is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, or the asset group they are part of, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the fair value of the asset. The Company assesses the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company annually tests its indefinite-lived intangible assets for impairment, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable by either a qualitative or income approach. The Company will compare the fair value of the asset with its carrying value and record an impairment when the carrying value exceeds the fair value.

Contingencies

        The Company is subject to various legal proceedings and claims, including patent infringement claims, product liability matters, government investigations, environmental matters and other legal proceedings in the ordinary course of business as further discussed in Note 20. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reasonably determinable. The impact of the discount in the combined balance sheets was not material in any period presented. Legal fees, other than those pertaining to environmental and asbestos matters, are expensed as incurred. Insurance recoveries related to potential claims are recognized up to the amount of the recorded liability when coverage is confirmed and the estimated recoveries are probable of payment. Assets and liabilities are not netted for financial statement presentation.

Share-Based Compensation

        The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, the requisite service period (generally the vesting period).

Restructuring

        The Company recognizes charges associated with the Parent's restructuring programs designed to transform its business and improve its cost structure. Restructuring charges can include severance costs, infrastructure charges, distributor contract cancellations and other items. The Company records restructuring charges based on estimated consolidation plans and accrues for costs when they are probable and reasonably estimable.

Income Taxes

        Income taxes as presented are calculated on a separate tax return basis, although the Company's operations have generally historically been included in the Parent's U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions.

        With the exception of certain non-U.S. entities, the Company does not maintain taxes payable to or from the Parent, and the Company is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company investment.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance would be provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, including uncertain tax positions, are included in the provision for income taxes.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company's operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. Refer to Note 6 for details on the Company's tax liabilities.

Parent Company Investment

        Parent company investment in the combined balance sheets represents the Parent's historical investment in the Company, the Company's accumulated net earnings after income taxes and the net effect of transactions with and allocations from the Parent.

4. Recently Issued Accounting Standards

Adopted

        The Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers, in May 2014. The issuance of ASU 2014-09 and International Financial Reporting Standards ("IFRS") 15, Revenue from Contracts with Customers, completes the joint effort by the FASB and the International Accounting Standards Board to clarify the principles for recognizing revenue and develop a common revenue standard for GAAP and IFRS. Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, applying the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract(s); (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract(s); and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The FASB subsequently issued additional ASUs to clarify the guidance of ASU 2014-09. The ASUs issued include ASU 2016-08, Revenue from Contracts with Customers; ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing; and ASU 2016-12 Narrow-Scope Improvements and Practical Expedients.

        The Company adopted ASU 2014-09 and its related amendments (collectively known as "ASC 606") effective on December 30, 2017 using the modified retrospective transition approach. The adoption of ASC 606 represents a change in accounting principle that more closely aligns revenue recognition with the delivery of the Company's products and will provide financial statement readers with enhanced disclosures, which have been included in Note 5. The adoption of this standard did not result in any material changes to the combined financial statements.

        The FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, in July 2015. The issuance of ASU 2015-11 is part of the FASB's initiative to more closely align the measurement of inventory between GAAP and IFRS. Under the new guidance, inventory must be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The Company adopted this standard in fiscal 2017, which did not have a material impact to the combined financial statements.

        The FASB issued ASU 2016-09, Stock Compensation, in March 2016. This update simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification of certain tax effects within the statement of cash flows. The Company adopted this standard in fiscal 2017, which did not have a material impact to the combined financial statements.

        The FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, in August 2016 and ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, in November 2016. These updates provide guidance for nine targeted clarifications with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The Company early adopted these standards in fiscal 2017 with such standards reflected in the combined statements of cash flows.

        The FASB issued ASU 2017-07, Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost, in March 2017. This update requires that the service cost component be disaggregated from the other components of net benefit cost. Service cost should be reported in the same line item or items as other compensation costs arising from services rendered by pertinent employees during the period. The other components of net benefit cost should be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The Company early adopted this standard in fiscal 2017 on a retrospective basis, and accordingly, the other components of net benefit cost detailed in Note 15 are reported within other income (expense), net in the combined statements of comprehensive income.

        The FASB issued ASU 2017-09, Compensation—Stock Compensation: Scope of Modification Accounting, in May 2017. Under the new guidance, the effects of a modification should be accounted for unless all of the following are met: (1) the fair value or calculated intrinsic value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The Company adopted this standard in fiscal 2018 and will apply this standard to prospective modifications. The adoption of this standard did not result in any material changes to the combined financial statements.

        The FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), in March 2018. This update adds SEC paragraphs pursuant to the SEC's Staff Accounting Bulletin ("SAB") 118, which provides guidance on accounting for the tax effects of the Tax Cuts and Jobs Act ("TCJA") that was enacted in December 2017. SAB 118 provides a measurement period that should not extend beyond one year from the TCJA enactment date for companies to complete the accounting for the tax effects of the TCJA. The Company adopted this standard in fiscal 2018. See Note 8 for additional details of the Company's assessment of impact of this adoption.

        In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. The Company has complied with all relevant disclosure requirements.

Not yet adopted

        The FASB issued ASU 2016-02, Leases, in February 2016. This update was issued to increase transparency and comparability among organizations by recognizing all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). This standard is effective for the Company in the first quarter of fiscal 2019. The FASB subsequently issued additional ASUs to clarify the guidance of ASU 2016-02. The ASUs issued include ASU 2018-01, Leases: Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; ASU 2018-11, Leases (Topic 842): Targeted Improvements; and ASU 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. The Company has identified its population of lease agreements and embedded leases. The Company expects to elect the package of practical expedients, the lessor expedient, and the modified transition approach expedient. Although the Company is in process of finalizing the impact on its combined financial statements, it anticipates that the most significant change will be related to the Company recording additional assets and corresponding liabilities on the combined balance sheet for operating leases of approximately $20.0 million. This estimate may change depending on the Company's lease activity.

        The FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, in August 2018. This update aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement. Upon adoption, the update will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. This standard is effective for the Company in the first quarter of fiscal 2020; however, early adoption is permitted. The Company intends to adopt this standard in the first quarter of 2019 and does not believe the standard will have a material impact on the combined financial statements.

5. Revenue from Contracts with Customers

Product Sales Revenue

        See Note 21 for presentation of the Company's net sales by product family.

Reserves for Variable Consideration

        The following table reflects activity in the Company's sales reserve accounts:

	Rebates and Chargebacks	Product Returns	Other Sales Deductions	Total
Balance as of December 29, 2017	$267.4	$30.2	$13.6	$311.2
Provisions	1,981.0	30.6	56.9	2,068.5
Payments or credits	(1,979.5)	(31.4)	(55.0)	(2,065.9)

Balance as of December 28, 2018	$268.9	$29.4	$15.5	$313.8

Product Royalty Revenues

        In connection with the Parent's contribution of the Amitiza operations to the Company as discussed in further detail in Note 6, the Company licenses certain rights to Amitiza to a third party in exchange for royalties on net sales of the product. The Company recognizes such royalty revenue as the related sales occur. The royalty rates consist of several tiers ranging from 18% to 26% with the royalty rate resetting every year. The associated royalty revenue recognized during fiscal 2018 was $81.3 million.

6. Assets and Liabilities Transferred from Parent, net

        On February 13, 2018, the Parent acquired Amitiza through its acquisition of Sucampo Pharmaceuticals Inc. ("Sucampo"). Sucampo's primary commercialized product was Amitiza. The assets and liabilities of the Company presented herein include the assets and liabilities used in managing and operating the Amitiza operations, including the registrations and manufacturing rights for Amitiza, and contracts with third parties for commercialization of the product in Japan and the U.S.

        The net assets and corresponding fair value amounts, as of the date of Parent's acquisition, relating to the Amitiza operations are included within assets and liabilities transferred from Parent, net in the combined statements of parent company equity and are detailed in the table below. These amounts are final and thus not subject to measurement period adjustments. The debt of $366.3 million assumed from Sucampo in connection with the transaction was repaid during fiscal 2018 with the cash transferred from Parent of $149.4 million as shown in the table below and additional cash transferred from Parent of $216.9 million.

Cash	$149.4
Accounts receivable	35.7
Inventory	153.2
Intangible assets	645.0
Other assets, current and non-current	25.2
Current liabilities	(27.3)
Deferred tax liabilities, net	(125.3)
Debt	(366.3)
Other liabilities (non-current)	(33.2)

Total net assets	$456.4

        Intangible assets relate to completed technologies with amortization periods ranging from 8 to 9 years. The fair value of the intangible assets was determined using the income approach, which is a valuation technique that provides an estimate of fair value of the assets based on the market participant expectations of cash flows the assets would generate. A discount rate of 14% was utilized to value the intangible assets.

        The amount of net sales and operating loss included in the Company's fiscal 2018 combined statement of comprehensive income related to the Amitiza operations were $190.5 million and $43.6 million, respectively. Included within this operating loss was $62.9 million of intangible amortization expense and $118.8 million of expense associated with fair value adjustments to inventory. These amounts are included within cost of sales.

        The Parent transferred additional assets and liabilities to the Company during the periods presented as described in Note 20.

7. Restructuring and Related Charges, net

        During fiscal 2016 and fiscal 2013, the Parent launched restructuring programs designed to improve its cost structure. As of December 28, 2018, both of these programs were substantially complete. Certain of the charges associated with these programs are specifically identifiable or allocable to the Company, as summarized below.

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
2016 and 2013 Mallinckrodt Programs	$7.2	$7.7	$4.6	$1.1
Less: accelerated depreciation	—	(2.0)	(1.8)	(0.5)

Total charges expected to be settled in cash	$7.2	$5.7	$2.8	$0.6

        The following table summarizes cash activity for restructuring reserves that are specifically identifiable or allocable to the Company, substantially all of which relates to employee severance and benefits with the exception of certain facility related and contract cancellation accruals totaling $7.1 million which were transferred from the Parent during fiscal 2018:

Balance at September 25, 2015	$1.6
Charges, net of reversals	2.8
Cash payments	(2.8)
Net transfers to parent	(1.2)

Balance at September 30, 2016	0.4
Charges, net of reversals	0.6
Cash payments	(0.3)
Net transfers to parent	(0.3)

Balance at December 30, 2016	0.4
Charges, net of reversals	5.7
Cash payments	(5.5)
Net transfers from parent	—

Balance at December 29, 2017	0.6
Charges, net of reversals	7.2
Cash payments	(5.4)
Net transfers from parent	5.4

Balance at December 28, 2018	$7.8

        Restructuring and related charges, net are included within SG&A in the combined statements of comprehensive income. Restructuring reserves are reported on the Company's combined balance sheets in other current liabilities.

8. Income Taxes

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "TCJA" or "U.S. Tax Reform"). The TCJA makes broad and complex changes to the U.S. tax code, the effects of which have been incorporated into the Company's fiscal 2017 and 2018 provision for income taxes, as applicable. The TCJA provisions effective within 2017, include, but are not limited to (i) requiring a one-time transition tax on certain undistributed earnings of the Company's foreign subsidiaries of U.S. entities, (ii) bonus depreciation that will allow for full expensing of qualified property, and (iii) reducing the U.S. federal corporate statutory tax rate from 35% to 21%. The TCJA also established new tax laws that affect fiscal 2018, including, but not limited to (i) elimination of the corporate alternative minimum tax, (ii) creation of the base erosion anti-abuse tax, a new minimum tax, (iii) a general elimination of U.S. federal income taxes on dividends from non-U.S. subsidiaries, (iv) a new provision designed to tax global intangible low-taxed income, which allows for the possibility of using foreign tax credits and a deduction of up to 50% to offset the income tax liability, (v) limitations on net operating losses generated in tax years beginning after December 31, 2017 to 80% of taxable income, (vi) reductions to the amount of the orphan drug research credit for tax years beginning after December 31, 2017, and (vii) repeal of the Section 199 deduction for tax years beginning after December 31, 2017.

        The impact of TCJA resulted in a discrete net tax benefit of $13.5 million that was recognized in fiscal 2017, a benefit of $16.6 million for the adjustment of the Company's U.S. net deferred income tax liabilities for the reduction of the U.S. federal corporate statutory tax rate to 21%, and an expense of $3.1 million for the one-time transition tax under the TCJA on certain of the Company's subsidiaries previously untaxed cumulative undistributed earnings. To determine the amount of such tax, the

Company determined, in addition to other factors, the amount of post-1986 cumulative undistributed earnings of the relevant subsidiaries, the amount of non-U.S. income taxes paid on such earnings, and the application of the law and interpretative guidance to the Company's global legal entity structure.

        TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Question & Answer Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred.

        Finally, the Section 199 deduction (Domestic Production Activities Deduction) was repealed effective for tax years beginning after December 31, 2017. The Company has included a tax benefit in its current year provision for a portion of fiscal 2018 for the Section 199 deduction of $0.7 million, as its U.S. tax year ends on September 28, and is eligible to benefit from a Section 199 deduction for the qualifying activity through September 28, 2018. Following September 28, 2018, the Company will no longer receive any tax benefit from the Section 199 deduction.

        The Company's Parent is a tax resident in the United Kingdom ("U.K."). The U.K. and non-U.K. components of income (loss) before income taxes were as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
U.K.	$3.4	$3.4	$2.6	$0.7
Non-U.K.	(6.5)	95.7	321.1	(213.1)

Total	$(3.1)	$99.1	$323.7	$(212.4)

        Significant components of income taxes are as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Current:
U.K.	$0.5	$0.7	$0.3	$—
Non-U.K.	43.2	11.3	94.1	(1.6)

Current income tax provision (benefit)	43.7	12.0	94.4	(1.6)

Deferred:
U.K.	0.1	—	0.3	0.1
Non-U.K.	(26.6)	4.6	10.8	(1.6)

Deferred income tax (benefit) provision	(26.5)	4.6	11.1	(1.5)

	$17.2	$16.6	$105.5	$(3.1)

        The reconciliation between U.K. income taxes at the statutory rate and the Company's provision (benefit) for income taxes is as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
(Benefit) provision for income taxes at U.K. statutory income tax rate(1)	$(0.6)	$18.8	$64.7	$(42.5)
Adjustments to reconcile to income tax provision:
Rate difference between U.K. and non-U.K. jurisdictions(2)	18.7	14.5	56.1	(32.5)
U.S. manufacturing deduction	(0.7)	(1.1)	(8.4)
Permanently nondeductible and nontaxable items	(0.9)	0.2	7.5	0.6
Pension plan settlement, release of tax effects lodged in other comprehensive income	—	(2.4)	—	—
Unrecognized tax benefits, interest, and penalties	(0.6)	0.6	(13.3)	(0.9)
Credits, principally research	(0.4)	(0.5)	(1.0)	(0.1)
Impairments non deductible	—	—	—	72.4
U.S. Tax Reform(3)	3.1	(13.5)	—	—
Valuation allowances, nonrecurring	(3.4)	—	—	—
Stock Compensation	1.1	0.7	—	—
Other	0.9	(0.7)	(0.1)	(0.1)

Provision (benefit) for income taxes	$17.2	$16.6	$105.5	$(3.1)

(1)
The statutory tax rate reflects the U.K. statutory tax rate of 19% for fiscal 2018 and 2017 and 20% for fiscal 2016 and the three months ended December 30, 2016.

(2)
U.S. state income tax expense (benefit) of $6.2 million, $3.7 million, $7.8 million, and $(0.3) million was combined with the rate differences between domestic and international jurisdictions for fiscal 2018, fiscal 2017, fiscal 2016, and the three months ended December 30, 2016, respectively.

(3)
The expense (benefit) reflects redetermination of the Company's deferred tax liabilities as a result of the new U.S. statutory income tax rate of 21% at the date of enactment. Other 2017 line items, to the extent U.S. related, are reflected at the former U.S. statutory income tax rate of 35%.

        The Company will indemnify the Parent for unrecognized tax benefits included in tax returns filed by the Parent or certain of its subsidiaries which are not included in the combined financial statements. These amounts, including interest and penalties, are included in other liabilities on the combined balance sheets. Changes in the unrecognized tax benefit liability are recorded through the current income tax provision.

        The following table summarizes the activity related to the Company's unrecognized tax benefit liability, excluding interest:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Balance at beginning of period	$36.2	$37.8	$37.2	$35.2
Additions related to current year tax positions	—	—	0.4	—
Additions related to prior period tax positions	32.5	0.3	—	—
Reductions related to prior period tax positions	(16.0)	(0.2)	(8.5)	(0.9)
(Reductions)/additions related to dispositions	—	(0.1)	8.7	3.5
Settlements	(2.0)	—	(2.6)	—
Lapse of statute of limitations	(0.8)	(1.6)	—	—

Balance at end of period	$49.9	$36.2	$35.2	$37.8

        Included within total unrecognized tax benefits at December 28, 2018, December 29, 2017, September 30, 2016 and December 30, 2016, were $40.7 million, $34.5 million, $33.4 million and $36.0 million, respectively, of unrecognized tax benefits, which if favorably settled would benefit the effective tax rate. The remaining unrecognized tax benefits for each period of $9.2 million, $1.7 million, $1.8 million and $1.8 million, respectively, would be offset by the write-off of related deferred and other tax assets, if recognized. During fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, the Company accrued interest of $5.8 million, $1.3 million, $1.1 million and $0.3 million, respectively, and released interest and penalties of $1.7 million, $0.2 million, $20.1 million and $0.7 million, respectively. The total amount of accrued interest related to unrecognized tax benefits was $14.4 million, $3.5 million, $3.3 million and $2.9 million as of December 28, 2018, December 29, 2017, September 30, 2016 and December 30, 2016, respectively.

        The Parent continues to be examined by various tax authorities. The resolution of these tax matters could result in a significant change in the Company's indemnification liability to the Parent for unrecognized tax benefits. Additionally, Covidien Plc ("Covidien") continues to be examined by various taxing authorities for periods in which the Company and the Parent were included within the consolidated results of Covidien. The Parent was legally separated from Covidien on June 19, 2013.

        With a few exceptions, as of December 28, 2018, the earliest open years for U.S. federal and state tax jurisdictions are 2014 and 2009, respectively. Additionally, a number of tax periods from 2014 to present are subject to examination by tax authorities in various jurisdictions, including the U.K.

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax liability are as follows:

	December 28, 2018	December 29, 2017
Deferred tax assets:
Accrued liabilities and reserves	$23.9	$19.2
Environmental liabilities	13.7	17.6
Contingent consideration	12.3	15.1
Postretirement benefits	13.2	14.8
Inventories	12.6	12.8
Federal and state benefits of uncertain tax positions	12.8	1.8
Share-based compensation	5.5	5.8
Tax loss and credit carryforwards	3.5	0.3

	97.5	87.4

Deferred tax liabilities:
Property, plant and equipment	(57.5)	(61.2)
Intangible assets	(136.4)	(29.0)
Investment in subsidiaries	(8.6)	—
Other	(2.6)	(2.8)

	(205.1)	(93.1)

Net deferred tax liability before valuation allowances	(107.6)	(5.6)
Valuation allowances	(4.8)	(7.4)

Net deferred tax liability	$(112.4)	$(13.0)

        The deferred tax asset valuation allowances of $4.8 million and $7.4 million at December 28, 2018 and December 29, 2017, respectively, relate primarily to the uncertainty of the utilization of certain deferred tax assets. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets.

        As indicated in Note 6, the net assets and corresponding fair value amounts relating to the Amitiza operations at its date of acquisition include $125.3 million of net deferred tax liabilities. Significant components included $121.3 million of deferred tax liabilities associated with intangible assets and a $25.6 million deferred tax liability associated with inventories. The deferred tax liability related to inventory was substantially reduced during fiscal 2018 due to the expense related to the fair value adjustments to inventory. The increase in deferred tax liabilities is partially offset by $19.6 million of deferred tax assets associated with tax loss and credit carryforward and various other net deferred tax assets of $2.0 million. The Parent also transferred $31.8 million of gross unrecognized tax benefits, including interest and penalties, for which the Company is directly liable. Consistent with the rest of the unrecognized tax benefits, these amounts are included in other liabilities on the combined balance sheets and changes in the unrecognized tax benefit liability are recorded through the current income tax provision.

        As of December 28, 2018, the Company's financial reporting basis in certain international subsidiaries that may be subject to tax exceeded its corresponding tax basis. Generally, such excess amount is considered to be indefinitely reinvested and it is not practicable to determine the cumulative amount of tax liability that would arise if this indefinitely reinvested amount were realized due to a variety of factors including the complexity of the Company's legal entity structure as well as the timing, extent, and nature of any hypothetical realization. Such amount would not be expected to have a material impact to the combined financial statements. Finally, under the TCJA, certain of the Company's non-U.S. income and losses will be subject to U.S. taxation even if indefinitely reinvested, and, therefore, the Company has recorded a deferred tax liability of $8.6 million associated with the above basis differential.

9. Inventories

        Inventories are comprised of the following at the end of each period:

	December 28, 2018	December 29, 2017
Raw materials and supplies	$55.3	$46.4
Work in process	149.9	106.0
Finished goods	54.3	59.3

Inventories	$259.5	$211.7

10. Property, Plant and Equipment

        The gross carrying amount and accumulated depreciation of property, plant and equipment at the end of each period were as follows:

	December 28, 2018	December 29, 2017
Land	$40.7	$40.7
Buildings	285.6	276.4
Capitalized software	40.2	38.9
Machinery and equipment	991.0	994.4
Construction in process	79.3	55.3

	1,436.8	1,405.7
Less: accumulated depreciation	(825.2)	(774.9)

Property, plant, and equipment, net	$611.6	$630.8

        Depreciation expense was as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Depreciation expense	$63.4	$61.0	$68.3	$16.2

11. Goodwill and Intangible Assets

Goodwill Impairment Analysis For The Three Months Ended December 30, 2016

        During the three months ended December 30, 2016, the FDA approved new products that were expected to compete with the Company's methylphenidate HCI extended-release tablets USP (CII) ("Methylphenidate ER") products and one competitor launched their Methylphenidate ER products. Additional products expected to compete with the Company's Methylphenidate ER products were launched during fiscal 2017. All of these products have a class AB rating compared with the class BX rating on the Company's Methylphenidate ER products. The Company determined these events represented a triggering event and the Company performed an assessment of goodwill as of December 30, 2016.

        The Company's projections included long-term net sales and operating income at lower than historical levels primarily attributable to customer consolidation and increased competition, including the competition effects on Methylphenidate ER. The Company utilized a weighted average cost of capital of 9.5% which reflects the Company's risk premium associated with the projected cash flows. These assumptions resulted in an impairment of the Company's goodwill. The Company performed step two of the goodwill impairment test and, as a result, recognized a full impairment of $207.0 million during the three months ended December 30, 2016.

Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets at the end of each period were as follows:

	December 28, 2018		December 29, 2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Completed technology	$834.7	$(204.7)	$189.7	$(134.7)
License agreements	120.1	(70.1)	177.1	(121.1)
Trademarks	6.7	(3.9)	6.7	(3.7)

Total	$961.5	$(278.7)	$373.5	$(259.5)

Non-Amortizable:
Trademarks	$35.0		$35.0

        Finite-lived intangible asset amortization expense is as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Amortization expense	$74.2	$17.4	$22.5	$5.6

        The estimated aggregate amortization expense on intangible assets owned by the Company is expected to be as follows:

Fiscal 2019	$83.1
Fiscal 2020	83.1
Fiscal 2021	83.1
Fiscal 2022	83.1
Fiscal 2023	83.1

License Agreements

Assertio Therapeutics, Inc. (formerly known as Depomed, Inc.)

        In 2009, the Company licensed worldwide rights to utilize Depomed, Inc.'s Acuform gastric retentive drug delivery technology for the exclusive development of four products. Under this license agreement, the Company may be obligated to pay up to $64.0 million in development milestone payments. Through fiscal 2018, approximately $22.0 million of these payments have been made by the Company, and as of December 28, 2018, the Company had no remaining obligations under this arrangement. During fiscal 2014, upon approval by the FDA for XARTEMIS™ XR (oxycodone HCl and acetaminophen) extended release tablets CII ("Xartemis XR"), the Company made a milestone payment of $10.0 million, which was capitalized as an intangible asset. During the three months ended December 30, 2016, the Company elected to discontinue this product and, as a result, recorded a full impairment charge of $7.3 million associated with the Xartemis XR intangible asset.

Advanced Accelerator Applications

        In connection with the Parent's sale of its Nuclear Imaging business on January 27, 2017, as further discussed in Note 20,the Company has a license agreement with Advanced Accelerator Applications ("AAA"). Pursuant to the agreement, upon the first commercial sale of Lutathera ® ("Lutathera"), AAA is to provide the Company with a royalty based on net sales of the product through January 1, 2020. In early 2018, the FDA approved Lutathera for treatment of gastroenteropancreatic neuroendocrine tumors and commercial sales commenced. During fiscal 2018, in relation to this agreement, the Company recognized royalty income of $15.5 million, which was recognized within other income (expense), net in the combined statement of comprehensive income.

12. Other assets

        As of December 28, 2018 and December 29, 2017 other assets were comprised of:

	December 28, 2018	December 29, 2017
Cash surrender value of life insurance contracts	$58.4	$58.1
Rabbi trust assets	33.1	35.4
Restricted cash	18.6	18.3
Other	46.5	35.7

Total	$156.6	$147.5

13. Product related accruals

        As of December 28, 2018 and December 29, 2017 product related accruals were comprised of:

	December 28, 2018	December 29, 2017
Rebate and chargeback accrual	$20.7	$26.6
Product return accrual	18.0	20.9
Accrued royalties	0.3	0.8

	$39.0	$48.3

        In addition to the above current accrual, a product return accrual of $10.8 million and $9.0 million was included in other long-term liabilities on the combined balance sheets as of December 28, 2018 and December 29, 2017, respectively.

14. Related Party Transactions

        The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of the Parent. Sales to and purchases from other businesses of the Parent were insignificant for the period presented.

Allocation of General Corporate and Other Expenses

        As described in Note 1, the combined financial statements include expense allocations for certain functions provided by the Parent including, but not limited to, general corporate and other shared expenses related to manufacturing, R&D, selling and marketing, regulatory, finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of net sales, operating expenses or other measures.

        The Company was allocated the following amounts by the Parent during the periods presented:

	Fiscal Year Ended			Three Months Ended
	December 29, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Cost of sales	$0.1	$0.2	$29.6	$5.1
Research and development	—	—	10.1	3.4
Selling, general and administrative expenses	44.4	38.2	117.3	23.0

Total	$44.5	$38.4	$157.0	$31.5

        Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations decreased starting in fiscal 2017 primarily due to the formation of a dedicated legal entity for the principal operations of the Company. The allocations may not, however, reflect the expense the Company would have incurred as an independent business for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organization structure and certain strategic decisions.

15. Retirement Plans

Pension Plan Termination

        On March 31, 2016, the Company terminated six of its previously frozen U.S. pension plans. During the three months ended December 30, 2016, the Company made lump sum distributions of $125.5 million from the terminated pension plans, based upon employee elections. These disbursements resulted in a $45.0 million charge during the three months ended December 30, 2016, included within other income (expense), net associated with the recognition of previously deferred pension related losses upon lump sum distribution to employees.

        During fiscal 2017, approximately $212.9 million of obligations and corresponding pension assets were transferred to a third party for settlement of the terminated pension plans through the purchase of annuity contracts. As a result of the settlement, the Company made a $62.3 million cash contribution to the terminated plans and recognized a $70.5 million charge included within other income (expense), net during fiscal 2017. During fiscal 2018, the Company received a refund of $3.4 million of the initial cash contribution, recorded as other income (expense), net within the combined statement of comprehensive income.

Defined Benefit Plans

        The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. employees and non-U.S. employees. As of December 28, 2018, U.S. plans represented 40% of the Company's remaining projected benefit obligation. The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees; however, certain of the Company's U.S. employees participate in postretirement benefit plans that provide medical benefits. These plans are unfunded.

        The net periodic benefit cost (credit) for the Company's pension and postretirement benefit plans was as follows:

	Pension Benefits
	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Service cost	$—	$1.3	$1.7	$0.8
Interest cost	0.6	2.3	13.1	2.0
Expected return on plan assets	—	(1.3)	(16.7)	(2.3)
Amortization of net actuarial loss	0.5	2.7	11.3	3.5
Amortization of prior service cost	0.2	0.2	—	0.1
Loss on plan settlements	0.1	71.1	8.1	45.0
Curtailment gain	—	(1.0)	(0.2)	—

Net periodic benefit cost	$1.4	$75.3	$17.3	$49.1

	Postretirement Benefits
	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Service cost	$—	$—	$0.1	$0.1
Interest cost	1.5	1.7	2.0	0.4
Amortization of net actuarial loss	0.1	—	—	—
Amortization of prior service credit	(2.1)	(2.0)	(2.1)	(0.5)
Gain on plan settlements	(0.7)	(0.9)	—	—

Net periodic benefit credit	$(1.2)	$(1.2)	$—	$—

        The following table represents the changes in benefit obligations, plan assets and the net amounts recognized on the combined balance sheets for pension and postretirement benefit plans at the end of each period:

	Pension Benefits		Postretirement Benefits
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Change in benefit obligations:
Projected benefit obligations at beginning of period	$25.3	$255.4	$45.6	$47.5
Service cost	—	1.3	—	—
Interest cost	0.6	2.3	1.5	1.7
Actuarial loss (gain)	0.7	(9.1)	(3.9)	0.2
Benefits and administrative expenses paid	(1.6)	(9.4)	(2.7)	(2.9)
Plan settlements	(0.8)	(217.0)	(0.7)	(0.9)
Currency translation	(0.7)	1.8	—	—

Projected benefit obligations at end of period	23.5	25.3	39.8	45.6

Change in plan assets:
Fair value of plan assets at beginning of period	—	160.9	—	—
Actual return on plan assets	—	0.3	—	—
Employer contributions	2.4	68.1	2.7	2.9
Benefits and administrative expenses paid	(1.6)	(9.4)	(2.7)	(2.9)
Plan settlements	(0.8)	(217.0)	—	—
Net transfer out	—	(2.9)	—	—

Fair value of plan assets at end of period	—	—	—	—

Funded status at end of period	$(23.5)	$(25.3)	$(39.8)	$(45.6)

	Pension Benefits		Postretirement Benefits
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Amounts recognized on the combined balance sheet:
Current liabilities	$(1.9)	$(2.4)	$(3.5)	$(3.9)
Non-current liabilities	(21.6)	(22.9)	(36.3)	(41.7)

Net amount recognized on the combined balance sheet	$(23.5)	$(25.3)	$(39.8)	$(45.6)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(8.0)	$(8.0)	$0.9	$(3.0)
Prior service (cost) credit	(0.4)	(0.5)	8.1	10.2

Net amount recognized in accumulated other comprehensive income	$(8.3)	$(8.5)	$9.0	$7.2

        The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost (credit) in fiscal 2019 are as follows:

	Pension Benefits	Postretirement Benefits
Amortization of net actuarial loss	$0.5	$—
Amortization of prior service cost (credit)	0.1	(2.1)

        Additional information related to pension plans is as follows:

	December 28, 2018	December 29, 2017
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$23.5	$25.3

        The accumulated benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets do not significantly differ from the amounts in the table above since all of the Company's pension plans are frozen.

Actuarial Assumptions

        Weighted-average assumptions used each period to determine net periodic benefit cost for the Company's pension plans are as follows:

	U.S. Plans				Non-U.S. Plans
	Fiscal Year			Three Months Ended	Fiscal Year			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Discount rate	3.3%	3.0%	3.9%	2.2%	1.9%	1.8%	2.0%	1.3%
Expected return on plan assets	—%	3.5%	5.8%	3.5%	—%	—%	2.0%	—%
Rate of compensation increase	—%	—%	—%	—%	2.5%	2.5%	—%	—%

        Weighted-average assumptions used each period to determine benefit obligations for the Company's pension plans are as follows:

	U.S. Plans				Non-U.S. Plans
	Fiscal Year			Three Months Ended	Fiscal Year			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Discount rate	4.0%	3.3%	2.3%	3.0%	2.0%	1.9%	1.3%	1.8%
Rate of compensation increase	—%	—%	—%	—%	2.5%	2.5%	—%	0.3%

        For the Company's unfunded U.S. plans, the discount rate is based on the market rate for a broad population of AA-rated (Moody's or S&P) corporate bonds over $250.0 million. For the Company's U.S. plans that were funded in prior periods, the discount rate was based on the estimated final settlement discount rates based on quotes received from a group of well-rated insurance carriers who are active in the single premium group annuity marketplace. The group of insurance carriers are rated A or better by AM best.

        Prior to the settlement of the funded U.S. plans in fiscal 2017, the Company determined the expected return on pension plan assets, through its considerations of the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching conclusions on appropriate assumptions. The investment strategy for the pension plans was to obtain a long-term return on plan assets that was consistent with the level of investment risk that was considered appropriate. Investment risks and returns were reviewed regularly against benchmarks to ensure objectives were being met.

        The weighted-average discount rate used to determine net periodic benefit cost and obligations for the Company's postretirement benefit plans are as follows:

	Fiscal Year			Three Months
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Net periodic benefit cost	3.4%	3.7%	4.0%	3.2%
Benefit obligations	4.1%	3.4%	3.2%	3.8%

        Healthcare cost trend assumptions for postretirement benefit plans are as follows:

	December 28, 2018	December 29, 2017
Healthcare cost trend rate assumed for next fiscal year	6.3%	6.9%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Fiscal year the ultimate trend rate is achieved	2038	2038

        A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	0.2	(0.2)

Contributions

        The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which the Company operates, as well as to make discretionary voluntary contributions from time to time. In fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, the Company made $2.4 million, $68.1 million, $16.7 million and $0.8 million in contributions, respectively, to the Company's pension plans. The fiscal 2017 contribution included additional payments to settle the terminated plans.

Expected Future Benefit Payments

        Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows:

	Pension Benefits	Postretirement Benefits
Fiscal 2019	$1.9	$3.4
Fiscal 2020	1.6	3.4
Fiscal 2021	1.6	3.2
Fiscal 2022	1.6	3.1
Fiscal 2023	1.6	3.0
Fiscal 2024 - 2028	7.1	13.4

Defined Contribution Retirement Plans

        The Company maintains one active tax-qualified 401(k) retirement plan and one active non-qualified deferred compensation plan in the U.S. The 401(k) retirement plan provides for an automatic Company contribution of three percent of an eligible employee's pay, with an additional Company matching contribution generally equal to 50% of each employee's elective contribution to the plan up to six percent of the employee's eligible pay. The deferred compensation plan permits eligible employees to defer a portion of their compensation. Total defined contribution expense incurred by the Company was $9.0 million, $9.1 million, $9.7 million and $1.7 million for fiscal 2018, 2017 and 2016 and the three months ended December 30, 2016, respectively.

Rabbi Trusts and Other Investments

        The Company maintains several rabbi trusts, the assets of which are used to pay retirement benefits. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. Plan participants are general creditors of the Company with respect to these benefits. The trusts primarily hold life insurance policies and debt and equity securities, the value of which is included in other assets on the combined balance sheets. Note 19 provides additional information regarding the debt and equity securities. The carrying value of the 118 life insurance contracts held by these trusts was $58.4 million and $58.1 million at December 28, 2018 and December 29, 2017, respectively. These contracts had a total death benefit of $142.9 million and $145.8 million at December 28, 2018 and December 29, 2017, respectively. However, there are outstanding loans against the policies amounting to $43.8 million and $44.5 million at December 28, 2018 and December 29, 2017, respectively.

        The Company has insurance contracts which serve as collateral for certain of the Company's non-U.S. pension plan benefits, which totaled $7.5 million and $8.3 million at December 28, 2018 and December 29, 2017, respectively. These amounts were also included in other assets on the combined balance sheets.

16. Share Plans

        The Parent maintains share based compensation plans for the benefit of certain officers, directors and employees. Certain dedicated employees of the Company participated in the following plans during the periods presented: (i) Covidien's amended and restated 2007 Stock and Incentive Plan or predecessor plans ("Covidien Share Plans") prior to Parent's separation from Covidien in June 2013; and (ii) the 2013, 2015 and 2018 Mallinckrodt Pharmaceuticals Stock and Incentive Plans ("Parent Share Plans"). These plans provide for the award of share options, share appreciation rights, annual performance bonuses, long-term performance awards, restricted share units (RSUs), performance share units (PSUs), deferred share units, promissory shares and other share-based awards.

        Expense under these plans was $7.8 million, $14.1 million, $10.2 million and $2.5 million for fiscal 2018, 2017 and 2016 and the three months ended December 30, 2016, respectively, which included expense associated with dedicated employees of the Company of $2.0 million, $6.4 million, $1.5 million and $1.2 million for fiscal 2018, 2017 and 2016 and the three months ended December 30, 2016, respectively. These amounts are generally included within SG&A expenses in the combined statements of comprehensive income. The Company recognized a related tax benefit associated with this expense of $2.0 million, $4.8 million, $3.5 million and $0.9 million for fiscal 2018, 2017 and 2016 and the three months ended December 30, 2016, respectively.

Share Options

        Share options are granted to purchase the Parent's ordinary shares at prices that are equal to the fair market value of the shares on the date the share option is granted. Share options generally vest in equal annual installments over a period of four years and expire ten years after the date of grant. The grant-date fair value of share options, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are estimated based on historical experience.

        The grant date fair value of share options has been estimated using the Black-Scholes pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The expected volatility assumption is based on the historical and implied volatility of Parent's peer group with similar business models. The expected life assumption is based on the contractual and vesting term of the share option, employee exercise patterns and employee post-vesting termination behavior. The expected annual dividend per share is based on Parent's current intentions regarding payment of cash dividends. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

        The weighted-average assumptions used in the Black-Scholes pricing model for shares granted in fiscal 2018, 2017, 2016 and the three months ended December 30, 2016, along with the weighted-average grant-date fair value, were as follows:

	Fiscal Year			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Expected share price volatility	38%	36%	31%	35%
Risk-free interest rate	2.64%	2.00%	1.74%	1.23%
Expected annual dividend per share	—%	—%	—%	—%
Expected life of options (in years)	5.3	5.3	5.3	5.3
Fair value per option	$5.32	$18.36	$22.82	$20.04

Restricted share units

        The fair market value of RSUs is determined based on the market value of the Parent's shares on the date of grant. Recipients of RSUs have no voting rights and receive dividend equivalent units which vest upon the vesting of the related shares. RSUs generally vest in equal annual installments over a period of four years. Restrictions on RSUs lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSUs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period.

Performance share units

        Similar to recipients of RSUs, recipients of PSUs have no voting rights and receive dividend equivalent units. The grant date fair value of PSUs, adjusted for estimated forfeitures, is generally recognized as expense on a straight-line basis from the grant date through the end of the performance period. The vesting of PSUs and related dividend equivalent units is generally based on various performance metrics and relative total shareholder return (total shareholder return for the Parent as compared to total shareholder return of the PSU peer group), measured over a three-year performance period. The PSU peer group is comprised of various healthcare companies which attempts to replicate the Parent's mix of businesses. Depending on the Parent's relative performance during the performance period, a recipient of the award is entitled to receive a number of ordinary shares equal to a percentage, ranging from 0% to 200%, of the award granted.

Employee Stock Purchase Plan

        Effective March 16, 2016, the Parent adopted the qualified Parent Employee Stock Purchase Plan ("ESPP"). Substantially all full-time employees of the Parent's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries, including certain dedicated employees of the Company, are eligible to participate in the ESPP. Eligible employees authorize payroll deductions to be made to purchase shares at 15% below the market price at the beginning or end of an offering period. Employees are eligible to authorize withholdings such that purchases of shares may amount to $25,000 of fair market value for each calendar year as prescribed by Internal Revenue Code Section 423.

17. Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive income (loss) are as follows:

	Currency Translation	Unrecognized Gain (Loss) on Benefit Plans	Accumulated Other Comprehensive Income (Loss)
Balance at September 25, 2015	$7.4	$(60.7)	$(53.3)

Other comprehensive income (loss), net	0.1	(31.8)	(31.7)
Reclassification from other comprehensive income (loss)	—	10.3	10.3

Balance at September 30, 2016	7.5	(82.2)	(74.7)
Other comprehensive (loss) income, net	(1.2)	2.7	1.5
Reclassification from other comprehensive income (loss)	—	30.9	30.9

Balance at December 30, 2016	6.3	(48.6)	(42.3)
Other comprehensive income, net	2.5	5.3	7.8
Reclassification from other comprehensive income	—	42.3	42.3

Balance at December 29, 2017	8.8	(1.0)	7.8
Other comprehensive (loss) income, net	(1.3)	3.1	1.8
Reclassification from other comprehensive (loss) income	—	(1.6)	(1.6)

Balance at December 28, 2018	$7.5	$0.5	$8.0

        The following summarizes reclassifications from accumulated other comprehensive income (loss), which are included in the computation of net periodic pension cost.

	Amounts Reclassified from Accumulated Other Comprehensive
	December 28, 2018	December 29, 2017
Amortization of pension and post-retirement benefit plans:
Net actuarial loss	$0.5	$2.7
Prior service credit	(2.0)	(1.8)
Plan settlements	(0.6)	70.1

Total before tax	(2.1)	71.0
Income tax effect	0.5	(28.7)

Net of income taxes	$(1.6)	$42.3

18. Leases

        The Company has facility, vehicle and equipment operating leases that expire at various dates. Rental expense of the Company under facility, vehicle and equipment operating leases, a portion of which has been allocated from the Parent, was $6.5 million, $5.3 million, $6.1 million and $1.7 million for fiscal 2018, 2017 and 2016 and the three months ended December 30, 2016, respectively. The following is a schedule of minimum lease payments for non-cancelable operating leases which were dedicated to the Company as of December 28, 2018:

Fiscal 2018	$5.6
Fiscal 2019	3.8
Fiscal 2020	3.5
Fiscal 2021	3.3
Fiscal 2022	3.2
Thereafter	2.5

Total minimum lease payments	$21.9

19. Financial Instruments and Fair Value Measurements

        Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

  •
  Level 1—observable inputs such as quoted prices in active markets for identical assets or liabilities;

  •
  Level 2—significant other observable inputs that are observable either directly or indirectly; and

  •
  Level 3—significant unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	December 28, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$33.1	$22.4	$10.7	$—
Liabilities:
Deferred compensation liabilities	8.8	—	8.8	—

	December 29, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.4	$24.0	$11.4	$—
Liabilities:
Deferred compensation liabilities	10.4	—	10.4	—

        Debt and equity securities held in rabbi trust.    Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges.

        Deferred compensation liabilities.    The Company maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The recordkeeping accounts generally correspond to the funds offered in the Company's U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.

Financial Instruments Not Measured at Fair Value

        The following methods and assumptions were used by the Company in estimating fair values for financial instruments not measured at fair value as of December 28, 2018 and December 29, 2017:

  •
  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $18.6 million and $18.3 million as of December 28, 2018 and December 29, 2017, respectively (level 1).

  •
  The Company's life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $65.9 million and $66.4 million at December 28, 2018 and December 29, 2017, respectively. These contracts are included in other assets on the combined balance sheets.

  •
  As discussed in Note 20, in connection with the Parent's sale of its Nuclear Imaging business, the Company has the right to receive contingent consideration in the form of preferred equity certificates. These securities are classified as held-to-maturity and are carried at amortized cost, which approximates fair value, of $9.0 million at December 28, 2018 (level 3). These securities are included in other assets on the combined balance sheet.

Concentration of Credit and Other Risks

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company does not require collateral from customers. A portion of the Company's accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries' national economies.

        The following table shows net sales attributable to customers that accounted for 10% or more of the Company's total net sales:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
AmerisourceBergen Corporation	20%	10%	12%	14%
Takeda Pharmaceutical Company Limited	14%	—	—	—
McKesson Corporation	11%	20%	23%	22%

        The following table shows accounts receivable attributable to customers that accounted for 10% or more of the Company's gross accounts receivable at end of the each period:

	December 28, 2018	December 29, 2017
AmerisourceBergen Corporation	39%	20%
McKesson Corporation	31%	39%
Cardinal Health, Inc.	*	14%
*
Gross accounts receivable from these customers were less than 10% of total gross accounts receivable during the respective periods presented above.

        The following table shows net sales attributable to products that accounted for 10% or more of the Company's total net sales:

	Fiscal Year Ended		Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Acetaminophen (API)	21%	21%	15%	18%
Amitiza	20%	—	—	—
Hydrocodone (API) and hydrocodone-containing tablets	*	10%	13%	10%
Oxycodone (API) and oxycodone-containing tablets	*	10%	13%	12%
Methylphenidate ER	*	*	*	10%
*
Net sales for these products were less than 10% of total net sales during the respective periods presented above.

20. Commitments and Contingencies

        The Company is subject to various legal proceedings and claims, including government investigations, environmental matters, product liability matters, patent infringement claims, employment disputes, contractual disputes and other commercial disputes, including those described below. The

Company believes these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, the Company believes, unless indicated below, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings

Opioid Related Matters

        Since 2017, multiple U.S. states, counties, other governmental persons or entities and private plaintiffs have filed lawsuits against certain entities of the Company, as well as various other manufacturers, distributors, pharmacies, pharmacy benefit managers, individual doctors and/or others, asserting claims relating to defendants' alleged sales, marketing, distribution, reimbursement, prescribing, dispensing and/or other practices with respect to prescription opioid medications, including certain of the Company's products. As of March 25, 2019, the cases the Company is aware of include, but are not limited to, approximately 1,615 cases filed by counties, cities, Native American tribes and/or other government-related persons or entities; approximately 114 cases filed by hospitals, health systems, unions, health and welfare funds or other third-party payers; approximately 25 cases filed by individuals and 6 cases filed by the Attorneys General for New Mexico, Kentucky, Rhode Island, Georgia, Florida and Alaska. Certain of the lawsuits have been filed as putative class actions.

        Many of the lawsuits have been coordinated in a federal multi-district litigation ("MDL") pending in the U.S. District Court for the Northern District of Ohio. The MDL court has issued a series of case management orders permitting motion practice addressing threshold legal issues in certain cases, allowing discovery and setting a trial date in October 2019 for two cases originally filed in the Northern District of Ohio.

        Other lawsuits remain pending in various state courts. In some jurisdictions, such as Connecticut, Illinois, New York, Pennsylvania and Texas, certain state court cases have been coordinated for pretrial proceedings before a single court within their respective state court systems. State cases are generally at the pleading and/or discovery stage.

        The lawsuits assert a variety of claims, including, but not limited to, public nuisance, negligence, civil conspiracy, fraud, violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") or similar state laws, violations of state Controlled Substances Acts or state False Claims Acts, product liability, consumer fraud, unfair or deceptive trade practices, false advertising, insurance fraud, unjust enrichment and other common law and statutory claims arising from defendants' manufacturing, distribution, marketing and promotion of opioids and seek restitution, damages, injunctive and other relief and attorneys' fees and costs. The claims generally are based on alleged misrepresentations and/or omissions in connection with the sale and marketing of prescription opioid medications and/or an alleged failure to take adequate steps to prevent abuse and diversion.

        The Company intends to vigorously defend itself against these lawsuits and similar lawsuits that may be brought by others. Since these lawsuits are in early stages, the Company is unable to predict outcomes or estimate a range of reasonably possible losses.

        In addition to the lawsuits described above, certain entities that are or prior to the distribution will become subsidiaries of the Company have received subpoenas and civil investigative demands ("CIDs") for information concerning the sale, marketing and/or distribution of prescription opioid medications, including from the U.S. Department of Justice ("DOJ") and the Attorneys General for Missouri, New Hampshire, Kentucky, Washington, Alaska, South Carolina, Puerto Rico, New York and the Divisions of Consumer Protection and Occupational and Professional Licensing of the Utah Department of Commerce. The Company has been contacted by the coalition of State Attorneys General investigating the role manufacturers and distributors may have had in contributing to the increased use of opioids in the U.S. On January 27, 2018, the Company received a grand jury subpoena from the U.S. Attorneys' Office ("USAO") for the Southern District of Florida for documents related to the distribution, marketing and sale of generic oxymorphone products. The Company is in the process of responding to these subpoenas, CIDs and any informal requests for documents.

        On August 2, 2018, Energy and Commerce Committee leaders in the U.S. House of Representatives sent a letter to one of the Company's subsidiaries requesting information about that subsidiary's efforts to monitor opioid sales for suspicious orders. The Company's subsidiary has responded to this letter.

        Similar subpoenas and investigations may be brought by others or the foregoing matters may be expanded or result in litigation. Since these investigations are in early stages, the Company are unable to predict outcomes or estimate a range of reasonably possible losses.

        New York State Opioid Stewardship Act.    On October 24, 2018, the Company filed suit in the United States District Court for the Southern District of New York against the State of New York, asking the court to declare New York State's Opioid Stewardship Act ("OSA") unconstitutional and to enjoin its enforcement. On December 19, 2018, the court declared the OSA unconstitutional and granted the Company's motion for preliminary injunctive relief. On January 17, 2019, the State of New York appealed the Court's decision. The Company intends to vigorously assert its position in this matter.

        DEA Investigation.    In November 2011 and October 2012, the Company received subpoenas from the U.S. Drug Enforcement Administration ("DEA") requesting production of documents relating to its suspicious order monitoring program for controlled substances. The USAO for the Eastern District of Michigan investigated the possibility that the Company failed to report suspicious orders of controlled substances during the period 2006-2011 in violation of the Controlled Substances Act and its related regulations. The USAO for the Northern District of New York and Office of Chief Counsel for the U.S. DEA investigated the possibility that the Company failed to maintain appropriate records and security measures with respect to manufacturing of certain controlled substances at its Hobart facility during the period 2012-2013. In July 2017, the Company entered into a final settlement with the DEA and the USAOs for Eastern District of Michigan and the Northern District of New York to settle these investigations. As part of the agreement, the Company paid $35.0 million in fiscal 2017 to resolve all potential claims and agreed, as part of a Memorandum of Agreement ("MOA"), to utilize all available transaction information to identify suspicious orders of any of the Company's controlled substance product and to report to the DEA when it concludes that chargeback data or other information indicates that a downstream registrant poses a risk of diversion, among other things. The MOA remains in effect until July 10, 2020.

Other Matters

        Generic Pricing Subpoena.    In March 2018, the Company received a grand jury subpoena issued by the U.S. District Court for the Eastern District of Pennsylvania pursuant to which the Antitrust Division of the DOJ is seeking documents regarding generic products and pricing, communications with generic competitors and other related matters. The Company is in the process of responding to this subpoena, and the Company intends to cooperate fully in the investigation.

        Texas Pricing Investigation.    In November 2014, the Company received a CID from the Civil Medicaid Fraud Division of the Texas Attorney General's Office. According to the CID, the Attorney General's office is investigating the possibility of false reporting of information by the Company regarding the prices of certain of its drugs used by Texas Medicaid to establish reimbursement rates for pharmacies that dispensed the Company's drugs to Texas Medicaid recipients. The Company responded to these requests. In December 2018, the Company entered into a final settlement with the Texas Attorney General's Office to resolve all potential claims in the investigation and recorded a corresponding expense, which is included in SG&A in the combined statement of comprehensive income.

        MNK 2011 Inc. (formerly known as Mallinckrodt Inc.) v. U.S. Food and Drug Administration and United States of America.    In November 2014, the FDA reclassified the Company's Methylphenidate ER in the Orange Book: Approved Drug Products with Therapeutic Equivalence ("the Orange Book"). In November 2014, the Company filed a Complaint in the U.S. District Court for the District of Maryland Greenbelt Division against the FDA and the United States (the "MD Complaint") for judicial review of the FDA's reclassification. In July 2015, the court granted the FDA's motion to dismiss with respect to three of the five counts in the MD Complaint and granted summary judgment in favor of the FDA with respect to the two remaining counts (the "MD Order"). On October 18, 2016, the FDA initiated proceedings, proposing to withdraw approval of the Company's Abbreviated New Drug Applications ("ANDA") for Methylphenidate ER. On October 21, 2016, the United States Court of Appeals for the Fourth Circuit issued an order placing the Company's appeal of the MD Order in abeyance pending the outcome of the withdrawal proceedings. The parties exchanged documents and in April 2018, the Company filed its submission in support of its position in the withdrawal proceedings. A potential outcome of the withdrawal proceedings is that the Company's Methylphenidate ER products may lose their FDA approval and have to be withdrawn from the market.

Patent Litigation

        Amitiza Patent Litigation: Sun Pharmaceutical Industries, Ltd. and Sun Pharmaceutical Industries, Inc.    In October 2018, Sucampo AG, Sucampo Pharmaceuticals, Inc. and Sucampo Pharma LLC, and Takeda Pharmaceutical Company Limited, Takeda Pharmaceuticals USA, Inc., and Takeda Pharmaceuticals America, Inc. (collectively "Takeda," the exclusive licensee under the patents in litigation) filed suit in the U.S. District Court for the District of New Jersey against Sun Pharmaceutical Industries, Ltd. and Sun Pharmaceutical Industries, Inc. (collectively "Sun") alleging that Sun infringed U.S. Patent Nos. 7,795,312, 8,026,393, 8,097,653, 8,338,639, 8,389,542, 8,748,481 and 8,779,187 following receipt of a September 2018 notice from Sun concerning its submission of an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of Amitiza. The Company intends to vigorously enforce its intellectual property rights relating to Amitiza.

        Amitiza Patent Litigation: Teva Pharmaceuticals USA, Inc.    In September 2017, Sucampo AG and Sucampo Pharmaceuticals, Inc., both subsidiaries of the Company, and Takeda filed suit in the U.S. District Court for the District of New Jersey against Teva Pharmaceuticals USA, Inc. ("Teva") alleging that Teva infringed U.S. Patent Nos. 6,414,016, 6,982,283, 7,795,312, 8,026,393, 8,071,613, 8,097,653, 8,338,639, 8,389,542 and 8,748,481 following receipt of an August 2017 notice from Teva concerning its submission of an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of Amitiza. On June 28, 2018, the parties entered into a settlement agreement under which Teva was granted the non-exclusive right to market a competing lubiprostone product in the U.S. under its ANDA on or after January 1, 2023, or earlier under certain circumstances.

        Amitiza Patent Litigation: Amneal Pharmaceuticals, LLC.    In April 2017, Sucampo AG and Sucampo Pharmaceuticals, Inc., both subsidiaries of the Company, and Takeda filed suit in the U.S. District Court for the District of New Jersey against Amneal Pharmaceuticals, LLC ("Amneal") alleging that Amneal infringed U.S. Patent Nos. 6,982,283, 8,026,393, 8,097,653, 8,338,639 and 8,389,542 following receipt of a March 2017 notice from Amneal concerning its submission of an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of Amitiza. On June 28, 2018, the parties entered into a settlement agreement under which Amneal was granted the non-exclusive right to market a competing lubiprostone product in the U.S. under its ANDA on or after January 1, 2023, or earlier under certain circumstances.

        Amitiza Patent Litigation: Par and DRL.    Settlement and License Agreements were entered into with Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc.

(collectively "Par") and Dr. Reddy's Laboratories, Inc. and Dr. Reddy's Laboratories, Ltd. (collectively "DRL") to settle Paragraph IV patent litigation with each of Par and DRL. Under the terms of the Par settlement dated September 30, 2014, Par was granted a non-exclusive license and right to market a competing generic of Amitiza on or after January 1, 2021, or earlier under certain circumstances, and Par will pay a royalty to the Company based on a percentage of the gross profits of the licensed products sold during the term of the agreement, which continues until each of the Company's related patents has expired; provided that the percentage of gross profits shall be reduced to zero if two or more generics or authorized generics are commercially marketing a generic product in addition to Par. Under the terms of the DRL settlement dated September 14, 2016, DRL was granted a non-exclusive license and right to market a competing generic of Amitiza on or after January 1, 2023, or earlier under certain circumstances, and DRL will pay to the Company a share of net profits of generic lubiprostone products sold during the term of the agreement, which decreases over time and ends when all of the Company's related patents have expired or at the termination of the agreement in the case of an authorized generic; provided that the percentage of net profits shall be reduced to zero if DRL is marketing its own generic product and one third party in addition to Par is commercially marketing a generic equivalent product. In the event that either Par or DRL elects to launch an authorized generic form of lubiprostone, the Company has agreed to supply such product under the terms of a manufacturing and supply agreement at a negotiated price.

        Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland v. Mallinckrodt PLC, Mallinckrodt 2011 Inc. and Mallinckrodt LLC.    In January 2018, Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland (collectively, "Jazz") filed suit in the U.S. District Court for the District of New Jersey against the Company alleging that the Company infringed U.S. Patent Nos. 7,668,730, 7,765,106, 7,765,107, 7,895,059, 8,457,988, 8,589,182, 8,731,963, 8,772,306, 9,050,302, and 9,486,426 following receipt of a November 2017 notice from the Company concerning its submission of an ANDA, containing a Paragraph IV patent certification with the FDA for a competing version of Xyrem. On June 4, 2018, the parties entered into a settlement agreement under which the Company was granted the non-exclusive right to market a competing sodium oxybate product in the U.S. under its ANDA on or after December 31, 2025, or earlier under certain circumstances.

        Shire Development LLC, Shire LLC and Shire US, Inc. v. SpecGx LLC.    In May 2018, Shire Development LLC, Shire LLC and Shire US, Inc. (collectively "Shire") filed suit in the U.S. District Court for the District of Delaware against the Company alleging that the Company infringed U.S. Patent Nos. 6,913,768, 8,846,100, and 9,173,857 following receipt of an April 2018 notice from the Company concerning its submission of an ANDA, containing a Paragraph IV patent certification with the FDA for a competing version of Mydayis. On January 28, 2019, the parties entered into a settlement agreement under which the Company was granted the non-exclusive right to market a competing generic version of Mydayis in the U.S. under its ANDA on or after May 10, 2023 (or November 10, 2023 if any pediatric exclusivity is granted by the FDA with respect to the Mydayis product), or earlier under certain circumstances.

Environmental Remediation and Litigation Proceedings

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including those described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of December 28, 2018, it was probable that it would incur remediation costs in the range of $36.4 million to $86.5 million. The Company also concluded that, as of December 28, 2018, the best estimate within this range was $61.8 million, of which $2.1 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the combined balance sheet at December 28, 2018. While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

        Lower Passaic River, New Jersey.    The Company and approximately 70 other companies ("Cooperating Parties Group" or "CPG") are parties to a May 2007 Administrative Order on Consent ("AOC") with the Environmental Protection Agency ("EPA") to perform a remedial investigation and feasibility study ("RI/FS") of the 17-mile stretch known as the Lower Passaic River ("the River") Study Area. The Company's potential liability stems from former operations at Lodi and Belleville, New Jersey.

        In April 2014, the EPA issued a revised Focused Feasibility Study ("FFS"), with remedial alternatives to address cleanup of the lower 8-mile stretch of the River. The EPA estimated the cost for the remediation alternatives ranged from $365.0 million to $3.2 billion and the EPA's preferred approach had an estimated cost of $1.7 billion.

        In April 2015, the CPG presented a draft of the RI/FS of the River to the EPA that included alternative remedial actions for the entire 17-mile stretch of the River.

        On March 4, 2016, the EPA issued the Record of Decision ("ROD") for the lower 8 miles of the River with a slight modification on its preferred approach and a revised estimated cost of $1.38 billion. On October 5, 2016, the EPA announced that Occidental Chemicals Corporation ("OCC") had entered into an agreement to develop the remedial design.

        On August 7, 2018, the EPA finalized a buyout offer of $280,600 with the Company, limited to its former Lodi facility, for the lower 8 miles of the River. During fiscal 2018, the Company reduced the accrual associated with this matter by $11.8 million to $26.2 million, which represents the Company's estimate of its remaining liability related to the River.

        Despite the issuance of the revised FFS and ROD by the EPA, the RI/FS by the CPG, and the cash out settlement by the EPA there are many uncertainties associated with the final agreed-upon remediation, potential future liabilities and the Company's allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company may be ultimately responsible and will be refined as the remediation progresses.

        Occidental Chemical Corp. v. 21st Century Fox America, Inc.    The Company and approximately 120 other companies were named as defendants in a lawsuit filed on June 30, 2018, by OCC, in which OCC seeks cost recovery and contribution for past and future costs in response to releases and threatened releases of hazardous substances into the lower 8 miles of the River. A former Company facility located in Jersey City, NJ (located in Newark Bay) and the former Belleville facility were named in the suit. Due to an indemnification agreement with AVON Inc., the Company has tendered the liability for the Jersey City site to AVON Inc. and they have accepted. The Company retains a share of the liability for this suit related to the Belleville facility. A motion to dismiss several of the claims has been submitted to the court. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that the ultimate resolution of all known claims, after taking into account amounts already accrued will not have a material adverse effect on its financial condition, results of operations and cash flows.

        Mallinckrodt Veterinary, Inc., Millsboro, Delaware.    The Company previously operated a facility in Millsboro, Delaware ("the Millsboro Site") where various animal healthcare products were manufactured. In 2005, the Delaware Department of Natural Resources and Environmental Control found trichloroethylene ("TCE") in the Millsboro public water supply at levels that exceeded the federal drinking water standards. Further investigation to identify the TCE plume in the ground water indicated that the plume has extended to property owned by a third party near the Millsboro Site. The Company, and another former owner, have assumed responsibility for the Millsboro Site cleanup under the Alternative Superfund Program administered by the EPA. The companies have entered into three AOCs with the EPA to perform investigations to abate, mitigate or eliminate the release or threat of release of hazardous substances at the Millsboro Site and to conduct an Engineering Evaluation/Cost Analysis ("EE/CA") to characterize the nature and extent of the contamination. In January 2017, the EPA issued its Action Memorandum regarding the EE/CA. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that the ultimate resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

        Crab Orchard National Wildlife Refuge Superfund Site, near Marion, Illinois.    Between 1967 and 1982, International Minerals and Chemicals Corporation ("IMC"), a predecessor in interest to the Company, leased portions of the Additional and Uncharacterized Sites ("AUS") Operable Unit at the Crab Orchard Superfund Site ("the CO Site") from the government and manufactured various explosives for use in mining and other operations. In March 2002, the Department of Justice, the U.S. Department of the Interior and the EPA (together, "the Government Agencies") issued a special notice letter to General Dynamics Ordnance and Tactical Systems, Inc. ("General Dynamics"), one of the other potentially responsible parties ("PRPs") at the CO Site, to compel General Dynamics to perform the RI/FS for the AUS Operable Unit. General Dynamics negotiated an AOC with the Government Agencies to conduct an extensive RI/FS at the CO Site under the direction of the U.S. Fish and Wildlife Service. General Dynamics asserted in August 2004 that the Company is jointly and severally liable, along with approximately eight other lessees and operators at the AUS Operable Unit, for costs associated with alleged contamination of soils and groundwater resulting from historic operations, and the parties have entered into a non-binding mediation process. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Products Liability Litigation

        Beginning with lawsuits brought in July 1976, the Company is also named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims based principally on allegations of past distribution of products containing asbestos. A limited number of the cases allege premises liability based on claims that individuals were exposed to asbestos while on the Company's property. Each case typically names dozens of corporate defendants in addition to the Company. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos. The Company's involvement in asbestos cases has been limited because it did not mine or produce asbestos. Furthermore, in the Company's experience, a large percentage of these claims have never been substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of December 28, 2018, there were approximately 11,700 asbestos-related cases pending against the Company.

        The Company estimates pending asbestos claims, claims that were incurred but not reported and related insurance recoveries, which are recorded on a gross basis on the combined balance sheets. The Company's estimate of its liability for pending and future claims is based on claims experience over the past five years and covers claims either currently filed or expected to be filed over the next seven years.

The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes, given the information currently available, that the ultimate resolution of all known and anticipated future claims, after taking into account amounts already accrued, along with recoveries from insurance, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Guarantees

        In disposing of assets or businesses, the Company has historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

        In connection with the Parent's sale of its Specialty Chemical business (formerly known as Mallinckrodt Baker) in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on the Company's combined balance sheets at December 28, 2018 and December 29, 2017 was $14.6 million and $14.9 million, of which $11.8 million and $12.1 million, respectively, related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at December 28, 2018 and December 29, 2017. As of December 28, 2018, the maximum future payments the Company could be required to make under these indemnification obligations was $70.2 million. The Company was required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $18.6 million and $18.3 million remained in other assets on the combined balance sheets at December 28, 2018 and December 29, 2017, respectively.

        In connection with the Parent's sale of its contrast media and delivery systems (CMDS) business on November 27, 2015 to Guerbet S.A. ("Guerbet"), the Company has a post-divestiture supply agreement covering certain products and an indemnification obligation related to tax and other matters. The Company recorded net sales to Guerbet of $23.0 million, $56.8 million, $55.0 million, and $13.9 million in fiscal 2018, fiscal 2017, fiscal 2016 and the three months ended December 30, 2016, respectively, in connection with this supply agreement. The indemnification obligation was $7.6 million and $7.8 million at December 28, 2018 and December 29, 2017, respectively, and included on the combined balance sheets within other liabilities.

        In connection with the Parent's sale of its Nuclear Imaging business on January 27, 2017 to IBA Molecular ("IBAM"), the Company has the right to receive contingent consideration of up to $77.0 million in the form of cash and preferred equity certificates. During fiscal 2018 the Company received a total of $15.0 million in contingent consideration from IBAM, consisting of a $6.0 million cash payment and the issuance of $9.0 million par value non-voting preferred equity certificates. The preferred equity certificates accrue interest at a rate of 10.0% per annum and are redeemable on the retirement date of July 27, 2025, or earlier if elected by the issuer, for cash at a price equal to the par value and any accrued but unpaid interest. Additionally, the Company has an indemnification obligation relating to tax matters which was $3.7 million and $6.4 million at December 28, 2018 and December 29, 2017, respectively, and included on the combined balance sheets within other liabilities.

        In connection with the Parent's sale of its Intrathecal Therapy business on March 17, 2017 to Piramal Enterprises Limited's subsidiary in the U.K., Piramal Critical Care ("Piramal"), the Company has the right to receive contingent consideration of up to $32.0 million. Additionally, the Company has (i) an obligation to reimburse up to $7.3 million of product development expenses incurred by Piramal, of which $3.1 million and $6.5 million remained on the combined balance sheet within other current liabilities as of December 28, 2018 and December 29, 2017, respectively, and (ii) a contingent tax liability of $0.5 million which is included within other liabilities on the combined balance sheet as of both December 28, 2018 and December 29, 2017.

        The Company has recorded liabilities for known indemnification obligations included as part of the environmental liabilities discussed earlier. The Company has also recorded liabilities associated with indemnifying the Parent for unrecognized tax benefits as discussed in Note 8. In addition, the Company is liable for product performance; however the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Other Matters

        The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows. Additionally, the Company did not have material purchase obligations as of December 28, 2018.

21. Sales by geographic area and product family

        The Company operates its business in one reportable segment. The single segment determination aligns with how the financial information is viewed by the Chief Executive Officer (the Company's chief operating decision maker) for the purposes of making resource allocation decisions and assessing the performance of the business.

        Substantially all of the Company's long-lived assets are based in the U.S. Net sales by geographic area are as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
U.S.	$669.1	$682.1	$931.8	$188.9
Europe	177.0	169.3	142.0	36.6
Other	63.3	18.2	18.2	4.3

Net sales	$909.4	$869.6	$1,092.0	$229.8

        Net sales by product family are as follows:

	Fiscal Year Ended			Three Months Ended
	December 28, 2018	December 29, 2017	September 30, 2016	December 30, 2016
Acetaminophen (API)	$192.7	$185.5	$169.1	$40.8
Amitiza(1)	183.8	—	—	—
Hydrocodone (API) and hydrocodone-containing tablets	65.9	85.3	146.5	23.2
Oxycodone (API) and oxycodone-containing tablets	66.1	88.0	139.9	27.2
Other controlled substances	343.8	412.0	543.9	117.4
Other	57.1	98.8	92.6	21.2

Net sales	$909.4	$869.6	$1,092.0	$229.8

(1)
Amitiza net sales consist of both product and royalty net sales. Refer to Note 5 for further details on Amitiza's revenue.

22. Subsequent Events

        Subsequent events have been evaluated for disclosure in these combined financials statements through the date of issuance.

Commitments and contingencies

        Certain matters that occurred in fiscal 2018 or prior, had subsequent updates through the issuance of this report. See further discussion in Note 20 to the combined financial statements.